UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the Fiscal Year Ended December 31, 2020

_________________

CONTACT GOLD CORP.
(Exact name of Registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	98-1369960 (I.R.S. Employee Identification No.)

400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6 (Address of principal executive offices)		(604) 449-3361 (Registrant's telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

Common Stock

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report, including any amendment to this Annual Report, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

Forward-looking statements may include, but are not limited to, statements with respect to the future financial or operating performance of Contact Gold and its subsidiaries and its mineral project, the future price of metals, test work and confirming results from work performed to date, the estimation of mineral resources and mineral reserves, the realization of mineral resource and mineral reserve estimates, the timing and amount of estimated future capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, and limitations of insurance coverage. Often, but not always, forward-looking statements can be identified by the use of words and phrases such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved.  In this Annual Report, forward-looking statements relate, among other things, to the anticipated exploration activities of the Company on the Contact Gold Properties, and the timing and settlement of the Company's current obligations.

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions such as future business and property integrations remaining successful; impacts arising from the global disruption caused by the Covid-19 coronavirus ("coronavirus") outbreak, favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities, currency markets (such as the $ to US$ exchange rate); no materially adverse changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; that various risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding) will not materialize; the ability to complete planned exploration programs; the ability to continue raising the necessary capital to finance operations; no disruptions or delays due to a U.S. Government shutdown; the ability to obtain adequate insurance to cover risks and hazards on favourable terms; that changes to laws and regulations will not impose greater or adverse restrictions on mineral exploration or mining activities; the continued stability of employee relations; relationships with local communities and indigenous populations; that costs associated with mining inputs and labour will not materially increase; that mineral exploration and development activities (including obtaining necessary licenses, permits and approvals from government authorities) will be successful; and the continued validity and ownership of title to properties.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Contact Gold to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current and future exploration activities differing from projected results; the inability to meet various expected cost estimates; changes or downgrades in project parameters and/or economic assessments as plans continue to be refined; fluctuations in the future prices of metals; possible variations of mineral grade or recovery rates below those that are expected; the risk that actual costs may exceed estimated costs; failure of equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; political instability; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled "Risk Factors" in this Annual Report. Although Contact Gold has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking statements contained herein are made as of the date of this Annual Report and Contact Gold disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results, except as may be required by applicable securities laws. There can be no assurance that forward-looking statements will prove to be accurate. Accordingly, readers should not place undue reliance on forward-looking statements.

ITEM 1. BUSINESS

General

Contact Gold Corp. (the "Company", or "Contact Gold") is a gold exploration company focused on making district-scale gold discoveries in Nevada. The Company was incorporated under the Business Corporations Act (Yukon) on May 26, 2000, and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.

On June 7, 2017, the Company closed a series of transactions (the "Transactions"), including i) a reverse acquisition (the "RTO") of Carlin Opportunities Inc. ("Carlin"), a private British Columbia company, ii) a share consolidation, and iii) the acquisition (the "Clover Acquisition") of a 100% interest in Clover Nevada II LLC ("Clover"), an entity holding mineral property interests in Nevada (the "Contact Properties").

Contact Gold was continued under the laws of the State of Nevada when the Transactions closed, and began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017 and were listed for trading on the OTCQB Venture Market ("OTCQB") under the ticker symbol "CGOL" on May 19, 2020.

All references in this Annual Report to the "Company" or "Contact Gold" or "we", "us", "our" or similar terms also include references to all subsidiaries of the Company as applicable, unless the context requires otherwise.

Unless otherwise noted herein, references to "$" are to Canadian dollars and references to "US$" are to United States dollars.

Recent Developments

Exploration

  On June 18, 2020, announced that it had received approval from the United States of America's Department of the Interior's Bureau of Land Management (the "BLM") for its Plan of Operations permit ("Plan of Operations") for Pony Creek which will allow the Company to ramp up drilling to test high-priority targets developed by the Company across a broad area of the property over the last 2.5 years. Pony Creek can now support exploration activities, including drill pad and road construction of up to 150 acres, an increase from the more limited area of permitted disturbance previously permitted under several "Notices of Intent" ("NOI") (including subsequent amendments) permits that facilitated drilling in 2017 to 2019.

  On June 24, 2020, announced the results from four cyanide bottle roll assays at the Stallion and Bowl Zones at its Pony Creek gold project ("Pony Creek") which continue to return gold recoveries and high-grade oxidized mineralization results.

  On August 6, 2020, the Company filed a technical report regarding Green Springs entitled Technical Report for the Green Spring Project, White Pine County Nevada, United States of America", dated August 5, 2020, and effective June 12, 2020 (the "Green Springs Technical Report"), prepared by John J. Read, CPG.

  Continued exploration activity at the approximately 16.4 km2 Green Springs gold property ("Green Springs") where, pursuant to a purchase option agreement (the "Green Springs Option Agreement") with DHI Minerals (US) Ltd. ("DHI") and Nevada Select Royalty, Inc. ("Nevada Select"), both wholly-owned subsidiaries of Ely Gold Royalties Inc. (together, "Ely Gold"), Clover Nevada holds an option to purchase a 100% interest in Green Springs (the "Green Springs Option").    Results of 24 reverse circulation ("RC") drill holes, and all 9 core holes from the 2020 drill program have been released as of the date of this Annual Report.

  On November 20, 2020, vended an option on four of the Wilson Peak property's exploration claims to an arms-length, private company.

  On January 11, 2021, vended an option in the Dixie Flats, North Star and Woodruff properties to an arms-length, private company.

Corporate and financing

  On May 22, 2020, closed the final tranche of a non-brokered private placement (the "2020 Private Placement") of units of the Company ("PP Units").  In aggregate with the closing of the first (April 24, 2020) and second (May 5, 2020) tranches of the 2020 Private Placement, the Company issued 12,500,000 PP Units, at $0.10 each, for gross proceeds of $1,250,000. Each PP Unit consists of one Contact Share and one Contact Share purchase warrant (a "PP Warrant"), with each PP Warrant entitling the holder to purchase an additional Contact Share at a price of $0.15 per share for a period of 24 months from the issuance date of each PP Warrant., subject to accelerated vesting and expiration conditions (the "Expiry Date").

In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the Expiry Date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided (the "accelerated expiry").

The securities issued pursuant to the 2020 Private Placement are subject to a four month and one day statutory hold period in Canada; and are also deemed to be "restricted securities" under Rule 144 of the United States' Securities Act of 1933, as amended (the "1933 Act"), which generally requires a one-year hold period.

  On July 23, 2020, the Company issued 362,941 Contact Shares in satisfaction of the first-anniversary payment obligation prescribed by the Green Springs Option Agreement.

  On August 17, 2020, the Company Issued 140,000 Contact Shares pursuant to an exercise of PP Warrants.

  On September 29, 2020, pursuant to a prospectus supplement (the "2020 Prospectus Supplement") to a short-form base prospectus (the "Shelf Prospectus") filed with the securities regulatory authorities in each of the provinces and territories of Canada, except Québec (the "Commissions") on October 24, 2018, and an offering statement filed on Form 1-A, which includes an offering circular, pursuant to Regulation A under the 1933 Act, filed with the United States Securities and Exchange Commission (the "SEC"), the Company closed a public offering raising aggregate gross proceeds of $14.77 million (the "2020 Offering"), issuing 73,870,000 "Prospectus Units" at a price of $0.20 per Prospectus Unit of gross proceeds of $14,774,000.

Each Prospectus Unit consists of one Contact Share and one-half of one Contact Share purchase warrant (each whole warrant, a "Prospectus Warrant"), with each Prospectus Warrant entitling the holder thereof to acquire one Contact Share at an exercise price of $0.27 until September 29, 2022.

  Issued 4,255,125 broker warrants ("Broker Warrants") as partial consideration for services associated to the 2020 Offering. Each Broker Warrant entitles the holder thereof to acquire one Contact Share at a price of $0.27 until September 29, 2022.

  Concurrent with closing the 2020 Offering, and pursuant to having satisfied the terms of a binding letter of intent (the "LOI"), Waterton Nevada Splitter, LLC ("Waterton Nevada"), a subsidiary of Waterton Precious Metals Fund II Cayman, LP ("Waterton"), and a related party to the Company, purchased a total of 69,412,978 Contact Shares in a private placement offering at a deemed price per Contact Share of $0.195, for aggregate gross proceeds of $13,535,531 (the "Redemption Placement").  On September 29, 2020 the proceeds of the Redemption Placement were used, along with $5,000,000 in cash from the proceeds of the 2020 Offering (the "Cash Payment"), to redeem all of the issued and outstanding preferred shares (the "Preferred Shares") of the Company (the "Redemption").

The Redemption was completed as follows:

  Contact Gold made a cash payment of $5,000,000 from the proceeds of the 2020 Offering to redeem US$ 3,737,479 of the Preferred Shares (the "Cash Payment"); and

  Contact Gold used the proceeds of the Redemption Placement to redeem all of the remaining outstanding Preferred Shares.

The securities issued pursuant to the Redemption Placement are subject to a four month and one day statutory hold period in Canada; and are also deemed to be "restricted securities" under Rule 144 of the 1933 Act, which generally requires a one-year hold period.  The securities issued pursuant to the Redemption Placement are also subject to certain affiliate resale restrictions under Rule 144 under the 1933 Act.

Mineral Properties

The Contact Properties are on Nevada's Carlin, Independence, Cortez, and Northern Nevada Rift gold trends which host numerous gold deposits and mines.  Contact Gold controls a significant land position comprising target-rich mineral tenure which hosts numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage.

Expenditures on the Contact Properties are summarized in this Annual Report.  The Company is focused on advancing Green Springs, and Pony Creek.  None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.

For a description of the Company's properties, see "Description of Mineral Property Interests" in Part II (at page 65 - 103) of the Company's Form 1-A/A, filed with the SEC on September 23, 2020 (the "Form 1-A/A"), which pages are incorporated herein by reference. No material changes relating to either Pony Creek or Green Springs have occurred since the date of the Form 1-A/A.  A summary of recent results from exploration activities at each of Pony Creek and Green Springs are summarized below as "Recent Developments - Exploration and Development ":

Recent Developments - Exploration and Development

Pony Creek

As of the date of this Annual Report, results from Pony Creek' 2018 Drill Program and the 2019 Drill Program have been released.  With the exception of the exploration results detailed in this section "Recent Developments - Exploration Developments", significant results from 2018, and 2019 are included in the Form 1-A/A.

2018 Exploration

A 10,860 metre, 51 hole drill program was completed at Pony Creek in 2018, comprised of 25 confirmation and exploration holes at the Bowl Zone, and 23 exploration and confirmation holes at the West Zone (renamed as the Stallion Zone) and three exploration holes at Pony Spur (the "2018 Drill Program").  48 of 51 drill holes intersected significant gold mineralization, with oxidized corridors defined at the 1 km x 300 m "North Zone" (renamed as the Appaloosa Zone) and west of the "Bowl (Stallion) Zone".  Both of these zones, and the Pony Spur target, are open for expansion in most directions.

On October 16, 2018, the Company announced the development of the Elliott Dome target, a new Carlin-type gold drill target on the northern part of the Pony Creek Project.  The Elliott Dome target is immediately adjacent to Gold Standard Ventures' ("GSV") "Jasperoid Wash" discovery.  Elliott Dome was identified through surface mapping, rock and soil sampling and geophysical anomalies apparent in seven lines of CSAMT data that the Company obtained from work undertaken by GSV on Contact Gold's property.

On November 28, 2018, the Company reported exploration drill results from 13 holes drilled along the margins of the West Zone discovery, extending the strike length of the West Zone to 2.3 km.  Reported drill highlights include:

  0.33 grams per tonne ("g/t") oxide gold ("Au") over 92.97 m from surface, including
    0.6 g/t oxide Au over 13.7 m in hole PC18-51
  0.26 g/t oxide Au over 50.29 m from surface in hole PC18-50
  0.31 g/t oxide Au over 39.62 m from surface in hole PC18-49
  0.38 g/t oxide Au over 15.24 m oxide from 71.63 m, and 0.28 g/t oxide Au over 9.14 m from 7.62 m, in hole PC18-41
  0.70 g/t oxide Au over 6.10 m from surface in drill hole PC18-40.

On February 28, 2019, the Company announced the results from the final three drill holes from the 2018 Drill Program.  Results from the southeast edge of the Bowl Zone continued to show that gold mineralization is present over significant widths and remain open for expansion.  Reported highlights include:

  0.56 g/t Au over 21.34 m from 51.67 m, including
    1.53 g/t Au over 4.57 m from 62.48 m in hole PC18-47
  0.44 g/t Au over 33.53 m from 67.06 m in drill hole PC18-46
  0.25 g/t Au over 27.40 m from 51.82 m in drill hole PC18-45

2019 Exploration

A 4,660 metre, 25 hole drill program was completed at Pony Creek in 2019, comprised of 14 confirmation and exploration holes at the Bowl Zone, and 5 exploration and confirmation holes at the North (Appaloosa) Zone and six exploration holes at the West (Stallion) (the " Pony Creek 2019 Drill Program").  RC drilling in 2019 continued to return long intervals of near-surface oxide gold, and in a number of instances extended the depth of gold mineralization from shallower gold discoveries.  Exploration to date is believed to have added and enhanced several high-quality drill targets at Pony Creek through a systematic approach, including: "West (Mustang)", "Elliott Dome", "North (Palomino)", "DNZ", and "Pony Spur".

On November 13, 2019, the Company summarized exploration drill results from the Pony Creek 2019 Drill Program at the Bowl Zone, highlights of which include:

  1.21 g/t Au over 12.19 m from 64.01 m in hole PC19-03
    including 3.47 g/t oxide Au over 3.05 m

  0.88 g/t Au over 16.76 m from 86.87 m in hole PC19-03

  0.8 g/t Au over 32.00 m from 65.53 m in hole PC19-02
    including 1.48 g/t Au over 13.72 m

  0.43 g/t Au over 35.05 m from 15.24 m in hole PC19-01

  0.58 g/t Au over 22.68 m from 50.29 m in hole PC19-04
    including 1.46 g/t Au over 4.57 m

  1.69 g/t Au over 7.62 m from 80.77 m in hole PC19-04

  0.71 g/t Au over 25.91 m from 112.78 m in hole PC19-04
    including 1.75 g/t Au over 6.10 m

  0.51 g/t Au over 32.00 m from 230.13 m in hole PC19-05

  0.7 g/t Au over 39.62 m from 108.21 m in hole PC19-08
    including 1.31 g/t Au over 13.72

  0.94 g/t Au over 12.19 m from 50.29 m in hole PC19-12
    including 1.27 g/t Au over 6.10 m from 53.34 m

A total of 108 holes have been drilled at the Bowl Zone to the date of this Annual Report

During 2019 the Company also reported very encouraging results from the Pony Creek 2019 Drill Program at the "Stallion Zone" (formerly known as the West Zone), and at the "Appaloosa Zone" (formerly known as the North Zone).

The Stallion Zone was discovered by Contact Gold in 2018.  It is an outcropping zone of oxide gold mineralization measuring in excess of 2 km located 1.6 km north of the Bowl Zone.  Through the date of this Annual Report, 28 of 29 Contact Gold drill holes have intersected long runs of near- and at-surface, oxidized gold mineralization, with numerous individual assays ranging from 0.6 g/t Au to 1.1 g/t Au.  The northern portion of the Stallion Zone has recently returned the widest intervals of oxide gold all starting from surface at Pony Creek.  Surface work completed in 2019 indicates that it may continue eastward beneath a low angle fault which covers the zone in unmineralized rock, to the highly-prospective Mustang target. If this indication holds, the mineralized trend would measure 3 kilometers by 300 m.  The Stallion Zone remains open in all directions.

The oxide gold corridor known as the Appaloosa Zone is located 1.2 km northeast of the Bowl Zone, and though sparsely drilled, it continues to return thick intervals of oxide gold in the near surface.  The gold mineralization footprint currently measures in excess of 1.6 km x 200 m and remains open for expansion, with numerous untested coincident gold-in-soil geochemical & geophysical targets yet to be drilled.

In conjunction with the Pony Creek 2019 Drill Program, the Company continued to collect additional soil samples for geochemical analysis to further develop and refine existing high priority drill targets.

During the year ended December 31, 2019, the Company also determined not to renew/maintain a number of peripheral/non-core claims in the eastern portion of the property following a geological assessment of these claims.  A total of 313 claims were not renewed with the BLM in September 2019. Accordingly, the claims boundary outlined at Figure 1 in this Annual Report has changed subsequent to the effective date of the Technical Report.  The total area of the Pony Creek Project is approximately 81 km2 as of the date of this Annual Report.

During 2019, only a portion of the recommended US3.5 million Phase 3 program was completed due to the availability of desirable permitting and access to capital. Through 2020, the majority of that remaining recommended program remained unspent.

The Company determined not to exercise the royalty reduction option on February 7, 2020.

On June 24, 2020, the Company announced the results from four cyanide bottle roll assays at the Stallion and Bowl Zones at its Pony Creek Project which continue to return gold recoveries and high-grade oxidized mineralization results.

On June 18, 2020, the Company announced that it had received approval for its Plan of Operations ("PoO") permit for the Pony Creek Project which will allow the Company to ramp up drilling to test high-priority targets developed by the Company across a broad area of the property over the last 2.5 years. The Pony Creek Project can now support exploration activities, including drill pad and road construction of up to 150 acres, an increase from the more limited area of permitted disturbance previously permitted under the NOIs that facilitated drilling in 2017 to 2019.

The scientific and technical data contained in the section entitled "Recent Developments" has been reviewed and approved by Vance Spalding, CPG, VP Exploration of the Company, who is a "qualified person" under Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101 ").

Green Springs

As of the date of this Annual Report, there are 7 RC drill holes remaining to be released from the Green Springs 2020 Drill Program, and all results from the Green Springs 2019 Drill Program have been released.  With the exception of the exploration results detailed in this section "Recent Developments - Exploration Developments", significant results from 2019, and early are included in the Form 1-A/A.

2020 Exploration

A 5.785 m, 41 hole drill program was completed at Green Springs in the fall of 2020, comprised of 9 core holes and 32 RC drill holes.  The program was partly confirmation and exploration offsets of mineralization hosted in the Chainman shale's lower limestone unit, which was the host rock at the Charlie and Delta pits, and 16 of the holes were drilled slightly deeper to test the regional host for gold mineralization in the underlying Pilot shale.

Contact Gold's 2019 drilling program comprising 10 RC drill holes (1,301.5 m) was largely confirmatory in nature, designed to put holes in areas of known mineralization in the Echo, Charlie, Bravo and Alpha zones (see Figure 3 above). Four of their holes targeted mineralization in the lower Chainman (Echo, Charlie, Bravo zones) and six holes in the Alpha target targeted the Pilot. All holes were successful in confirming oxide mineralization in all zones.

Expenditures for the 2020 Exploration program were lower than the recommended program as there was less drilling completed than anticipated while the Company worked to complete drill roads and drill pads necessary to drill  the more exploratory holes.

Tenure Agreements and Encumbrances

Contact Gold has staked 19 new claims (1.5 km2) immediately north of the Tango target along the Pilot Shale/Guilmette Limestone contact for a total of 239 unpatented mining claims.  As of the date of this Annual Report the claim package encompasses approximately 4,536 acres (1,836 ha).

Annual rental fees have been paid to the BLM and to the respective county such that the claims are in good standing through August 31, 2021.

The Company issued 362,941 Contact Shares to the Optionor on July 23, 2020 in satisfaction of the first annual payment required by the Green Springs Option.

Sales and Distribution

The Company is in the exploration stage and accordingly, has no reportable segment revenues.

International Operations

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments.

For additional business segment information and geographic area information, see Note 10 to the audited consolidated financial statements for the years ended December 31, 2020, 2019, and 2018 (the "Consolidated Financial Statements") and associated Management's Discussion and Analysis (the "MD&A").

Competition

The mining business is competitive in all phases of exploration, development and production. The Company competes with a number of other exploration and mining companies in the search for, and acquisition of, mineral properties. The Company also competes for financing with other resource companies, many of whom have greater financial resources and/or more advanced properties.

The ability of the Company to acquire properties largely depends on its success in exploring and developing its present properties and on its ability to select, acquire and bring to production suitable properties or prospects for mineral exploration and development. The Company may compete with other exploration and mining companies for the procurement of equipment and for the availability of skilled labour. Factors beyond the control of the Company may affect the marketability of minerals mined or discovered by the Company. See "Risk Factors" in this Annual Report.

Seasonality

There is typically some seasonality to when active exploration and drilling can occur at certain properties, with snowfall and early Spring conditions restricting some access to the mineral properties, however, analysis of results, and various field activities occur throughout the year.

Employees

As at the date of this Annual Report, the Company has 6 employees located in Canada and 2 employees located in Nevada.  The Company also operates through sub-contractors and consultants.

Environmental Regulations

The Company's exploration and development activities, as well as any current or future operations, are subject to environmental laws and regulations in the jurisdictions in which it operates. See "Risk Factors" in this Annual Report. The Company maintains, and anticipates continuing to maintain, a policy of operating its business in compliance with all environmental laws and regulations.

Bankruptcy, Receivership or Similar Proceedings

The Company has not been subject to any bankruptcy, receivership or similar proceedings.

Legal Proceedings

From time to time the Company may be involved in various legal proceedings; there are none as of the date of this Annual Report which are expected to have a material adverse effect on our results of operations, cash flows or financial condition.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Annual Report, before purchasing Contact Shares. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock, could decline and investors in our common stock could lose all or part of their investment.

Risks Related to our Company

Disruption Caused by the Covid-19 Virus

The Company's business, operations and financial condition could be materially and adversely affected by the outbreak of epidemics or pandemics or other health crises, including the current COVID-19 pandemic. To date, there have been a large number of restrictions, business closures, quarantines and a reduction in various activities in a number of countries including Canada, the United States, Europe and China. The pandemic has resulted in travel, gathering and other public health restrictions. While these effects are expected to be temporary, the duration of the various disruptions to businesses locally and internationally and the related financial and other impacts cannot be reasonably estimated at this time. Such public health crises can result in volatility and disruptions in the supply and demand for gold and other minerals, global supply chains and financial markets, as well as declining trade and market sentiment and reduced mobility of people, all of which could affect commodity prices, interest rates, credit ratings, credit risk, share prices and inflation. The risks to the Company of such public health crises also include risks to employee health and safety, additional slowdowns or temporary suspensions of operations in geographic locations impacted by an outbreak, increased labor, transportation and fuel costs, regulatory changes, political or economic instabilities or civil unrest. At this point, the extent to which Covid-19 or any of its burgeoning variants, will or may impact the Company is uncertain and these factors are beyond the Company's control. Any increase in the severity of the pandemic or future outbreaks of Covid-19, particularly if the number of Covid-19 cases in the State of Nevada or the Province of British Columbia continues to rise, could have a material adverse effect on the Company's business, results of operations and financial condition.

Contact Gold has not fully assessed the potential impacts, if any, that Covid-19 may have on its business and operations, which could include the Company's ability to purchase products and/or services at reasonable costs in the operation of its business and to stay on schedule due to the reliance on external parties in the permitting process. In order to minimize potential impacts on Contact Gold's personnel and operations, it introduced a 'work from home' policy at its offices in Canada, has reduced travel and transitioned to virtual meetings where feasible. The Company is also taking precautions at its operations in Nevada.  Contact Gold has and will continue to take other measures recommended by Health Canada and the World Health Organisation, as appropriate.

Going Concern, Additional Capital Requirements and Financing Risks

The Company has limited financial resources and no operating revenues. During each of the fiscal years ended December 31, 2020 and 2019, the Company had negative cash flow from operating activities. As at December 31, 2020, the Company had working capital of approximately $4.75 million (December 31, 2019 working capital of approximately $0.74 million). As such, there is no certainty that the Company will generate revenue from any source, operate profitably or provide a return on investment in the future.  The Company will continue to experience losses unless and until it can successfully develop and begin profitable commercial production at one of its mining properties. There can be no assurance that the Company will be able to do so.

To maintain its existing interest in the Contact Properties, the Company must make certain expenditures, most significantly, those paid to the BLM, as well as certain payments to lessors and underlying claims owners.

The Consolidated Financial Statements contain a note that indicates the existence of material uncertainties that raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon, among other things, its ability to successfully i) raise financing, and/or ii) dispose of its mineral property interests, and/or iii) produce commercial quantities of mineral reserves on a profitable basis. It is likely that the Company will seek to raise capital in the first half of 2021.

The development and exploration of the Company's properties will require substantial additional financing. Further exploration and development of the Contact Properties and/or the Company's other properties may be dependent upon its ability to obtain financing through equity or debt, and although the Company has recently completed the 2020 Private Placement and the 2020 Offering, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favourable or acceptable to the Company.  Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of the Company's projects and the Company may become unable to carry out its business objectives, and accordingly gives rise to a material uncertainty which may cast substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern.

Furthermore, any unexpected costs, problems or delays could severely impact the Company's ability to maintain its mineral property interests, continue exploration and, if applicable, development activities. Should the Company be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company's estimates. The amounts attributed to the Contact Properties in the Consolidated Financial Statements represent acquisition costs and should not be taken to represent realizable value.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company manages its capital to meet short term business requirements, after taking into account cash flows from expected expenditures and the Company's holdings of cash.  The Company's objective in managing liquidity risk is to maintain sufficient, readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. In general, the Company will have to issue additional Contact Shares to ensure there is sufficient capital to meet long term objectives. The total cost and planned timing of acquisitions and/or other development projects is not currently determinable, and it is not currently known precisely when the Company will require external financing in future periods. The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period and are to be funded from cash on hand.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Control of the Company

As at the date of this Annual Report, Waterton Nevada, a limited liability company of which Waterton is the sole member, holds, directly or indirectly, 41.85% of the issued and outstanding Contact Shares and is the Company's single largest shareholder and a control person for the purposes of Canadian Securities Laws.  Furthermore, pursuant to a governance and investor rights agreement dated June 7, 2017 among the Company, Waterton, Matthew Lennox-King, Andrew Farncomb, John Dorward, Mark Wellings and George Salamis (the "Governance and Investor Rights Agreement"), Waterton has, in all cases subject to certain ownership thresholds: (i) the right to maintain its percentage interest in Contact Gold upon certain equity issuances undertaken by Contact Gold; (ii) director nomination and observer rights; and (iii) certain piggy-back and registration rights.

As a result, Waterton Nevada has the ability to influence the outcome of matters submitted to the shareholders of the Company for approval, which could include the election and removal of directors, amendments to the Company's corporate governing documents and business combinations. In addition to its ability to influence matters submitted to the Company's shareholders, Waterton Nevada has the right to nominate two individuals to the Board, allowing Waterton Nevada the ability to participate in the oversight of the Company's direction and business activities. For so long as Waterton retains the right to nominate members of the Board, it will retain the ability to participate and influence the oversight of the Company's direction and business activities.

The Company's interests and those of Waterton Nevada may at times conflict, giving rise to potential conflicts that may be resolved in a manner detrimental to the Contact Gold's other shareholders. The concentration of approximately 42% of the issued and outstanding Contact Shares in the hands of a single shareholder may discourage an unsolicited bid for the Contact Shares, and this may adversely impact the value and trading price of the Contact Shares.  In addition, sales of Contact Shares by Waterton Nevada may adversely affect the trading price of the Contact Shares.

Preferred Stock

We may issue Preferred Stock that could adversely affect holders of Common Stock.

The Board has the power, without shareholder approval and subject to the terms of our amended and restated certificate of incorporation, to set the terms of any preferred shares that may be issued, including voting rights, dividend rights, conversion features, preferences over the Contact Shares with respect to dividends or upon liquidation, dissolution, or winding up of the business. The Board previously authorized the issuance of 11,111,111 Preferred Shares carrying preferential rights to dividends, among other things. If the Company issues preferred shares again in the future that have a preference over the Contact Shares with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if the Company issues preferred shares with voting rights that dilute the voting power of the Contact Shares, the rights of holders of the Contact Shares or the trading price of the Contact Shares could be adversely affected.

Future issuances of Preferred Stock, which rank senior to our Common Stock for the purposes of dividends and liquidating distributions will, and any future issuances of debt securities, which would rank senior to our Common Stock upon our bankruptcy or liquidation may, adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

The Preferred Shares have preference on bankruptcy over the Contact Shares and holders of the Preferred Shares (should there be any) are entitled to receive from the assets of the Company in priority to the holders of Contact Shares on a liquidation, dissolution, winding up or other distribution of assets of the Company. In the future, Contact Gold may attempt to increase its capital resources by offering debt securities or additional Preferred Shares. Upon a potential bankruptcy or liquidation, holders of any of the Company's debt securities or Preferred Shares, and lenders with respect to other borrowings the Company may make, may receive distributions of available assets prior to any distributions being made to holders of the Contact Shares. Because the Company's decision to issue debt securities or Preferred Shares in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, Contact Gold cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of Contact Shares must bear the risk that any future offerings the Company conducts or borrowings made may adversely affect the level of return they may be able to achieve from an investment in the Contact Shares, upon bankruptcy or otherwise.

These rights and other covenants may restrict the Company's ability to conduct its business or enter into third party transactions in the ordinary course, which may adversely affect the Company's business.

No History of Operations

Contact Gold is an exploration company and has no history of operations, mining or refining mineral products. Contact Gold is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that Contact Gold will be successful in achieving a return on an investment for investors in the common stock and Contact Gold's likelihood of success must be considered in light of its early stage of operations.

There can be no assurance that the Contact Properties or any other property will be successfully placed into production, produce minerals in commercial quantities or otherwise generate operating earnings. Advancing projects from the exploration stage into development and commercial production requires significant capital and time and will be subject to the successful completion of further technical studies, permitting requirements and the construction of mines, processing plants, roads and related works and infrastructure. Contact Gold will continue to incur losses until mining-related operations successfully reach commercial production levels and generate sufficient revenue to fund continuing operations.

Reliance on a Limited Number of Properties

The Company is focused on Green Springs and its Pony Creek Project, both located in Nevada and both in the earlier stages of exploration. As a result, unless the Company acquires additional property interests, any adverse developments affecting either property could have a material adverse effect upon the Company and would materially and adversely affect the potential mineral resource production, profitability, financial performance and results of operations of the Company. While the Company may seek to acquire additional mineral properties that are consistent with its business objectives, there can be no assurance that the Company will be able to identify suitable additional mineral properties or, if it does identify suitable properties, that it will have sufficient financial resources to acquire such properties or that such properties will be available on terms acceptable to the Company or at all and that Contact Gold will be able to successfully develop such properties and bring such properties into commercial production.

Early-Stage Development Company

Contact Gold is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. The Company's properties have no established mineral resources or mineral reserves on any of the Contact Properties due to the early stage of exploration at this time.  Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource or mineral reserve and it is uncertain if further exploration will result in the determination of any mineral resource or mineral reserve. Quantities and/or grade described in this Annual Report, including references to historical estimates, should not be interpreted as assurances of a potential mineral resource or reserve, or of potential future mine life or of the profitability of future operations.

Mineral resource exploration and, if warranted, development, is a speculative business, characterized by a number of significant risks, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits, but also from finding mineral deposits, which, though present, are insufficient in volume and/or grade to return a profit from production. More specifically, exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time that even a combination of management's careful evaluation, experience and knowledge may not eliminate.  The profitability of the Company's operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors.  Substantial expenditures are required to establish mineral resources or mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining.

It is impossible to ensure that the current exploration and development programs of the Company will result in profitable commercial mining operations. Most exploration projects do not result in the discovery of commercially viable mineral deposits and no assurance can be given that any particular level of recovery or mineral reserves will in fact be realized or that any of the Contact Properties or any portion(s) thereof will ever qualify as a commercially viable deposit which can be legally and economically exploited.

Most of the drilling on the Contact Properties was completed by historical operators.  Moreover, only a relatively limited amount of field exploration and sampling has been conducted by the Company at any of the Contact Properties.  There is no certainty that the expenditures that have been made and may be made in the future by the Company related to the exploration of Green Springs, Pony Creek, or at any of the Contact Properties will result in discoveries of mineralized material in commercial quantities.

In general, no assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource, or that any such mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Where expenditures on a property have not led to the discovery of mineral reserves, incurred expenditures will generally not be recoverable.

No History of Mineral Production

With exception of the Green Springs gold property, there is no history of mineral production on the Contact Gold Properties[1]. The Contact Properties are a high risk, speculative venture, and, until recently, only a minimal amount of exploration and sampling has been conducted by Contact Gold. There is no certainty that the expenditures proposed to be made by Contact Gold towards the search for and evaluation of gold or other minerals with regard to the Contact Properties or otherwise will result in discoveries of commercial quantities of gold or other minerals. Until recently, all of the drilling on the Contact Properties was completed by historical operators from 1981 through 2006.

Furthermore, there is no assurance that commercial quantities of minerals will be discovered at any properties acquired in the future by Contact Gold, nor is there any assurance that any future exploration programs of Contact Gold on the Contact Properties or any other properties will yield any positive results. Even where commercial quantities of minerals are discovered, there can be no assurance that any property of Contact Gold will ever be brought to a stage where mineral resources can be identified and mineral reserves can be profitably produced. Factors which may limit the ability of Contact Gold to produce mineral reserves from its properties include, but are not limited to, the price of mineral resources, the availability of additional capital and financing and the nature of any mineral deposits.

____________________________________
1To the best of the Company's knowledge, Green Springs produced 72,000 ounces of gold from a series of shallow pits, less than 100 metres deep in the late 1980's for US Minerals Exploration (USMX).

Exploration, Development and Operating Risks

Mining operations generally involve a high degree of risk. Contact Gold's operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold and other minerals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other production facilities, damage to life or property, environmental damage and possible legal liability. The financing, exploration, development and mining of any of Contact Gold's properties is furthermore subject to a number of macroeconomic, legal and social factors, including commodity prices, laws and regulations, political conditions, currency fluctuations, the ability to hire and retain qualified people, the inability to obtain suitable and adequate machinery, equipment or labour and obtaining necessary services in the jurisdictions in which Contact Gold operates. Unfavourable changes to these and other factors have the potential to negatively affect the Company's operations and business.

The exploration for and development of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate or even mitigate. While the discovery of a mineral-bearing structure may result in an increase in value for shareholders, few properties which are explored are ultimately developed into producing mines.

Major expenses may be required to locate and establish mineral reserves and resources, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect Contact Gold's operations, financial condition and results of operations. It is impossible to ensure that the exploration or development programs planned by Contact Gold will result in a profitable commercial mining operation. Whether a gold or other precious or base metal or mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as the quantity and quality of mineralization and proximity to infrastructure; mineral prices, which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Contact Gold not receiving an adequate return on invested capital.

There is no certainty that the expenditures to be made by Contact Gold towards the exploration and evaluation of gold or other minerals will result in discoveries or production of commercial quantities of gold or other minerals. In addition, once in production, mineral reserves are finite and there can be no assurance that Contact Gold will be able to locate additional reserves as its existing reserves are depleted.

U.S. Registration and Domestic Issuer status

Contact Gold is incorporated under the laws of Nevada and as such is deemed to be a "U.S. domestic issuer" (as defined in Rule 902(e) of Regulation S under the 1933 Act), but is a reporting issuer with the Commissions in Canada, a set of circumstances which has and should be expected to continue to create several burdensome administrative and reporting obligations, and gives rise to certain restrictions on trading of the Company's securities. This additional burden should reasonably be expected to limit the Company's ability to raise capital.

The Company is not a reporting issuer in the United States, and accordingly the regulatory and compliance requirements and costs for Contact Gold as a U.S. domestic issuer is higher and more complex than those applicable to "foreign private issuers".  Notable amongst its additional compliance requirements and costs, Contact Gold must prepare its financial statements in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"); the audit fees are typically higher due to the SEC compliance requirements. Further, Contact Gold is a Canadian reporting issuer and accordingly is also subject to the reporting and disclosure regime in Canada.

The Company is currently a Reg 1-A filer, which requires the filing of specific documents and reports, including those to meet continuous disclosure obligations with the SEC such as annual reports on Form 1-K, semi-annual reports on Form 1-SA and current reports on Form 1-U.

Although the Company received exemptive relief as to the financial reporting standards it was permitted to use to prepare and file its financial statements (as well as associated audit standards) with the Commissions (the "Order"), the Company's ability to use U.S. GAAP will still likely result in higher audit and legal fees due to the SEC compliance requirements.  The ability to use only U.S. GAAP prepared financial statements is also contingent upon continuing to satisfy the requirements of the Order.  Should the Company be required to once again prepare and file IFRS financial statements in lieu of, or in addition to those prepared pursuant to U.S. GAAP, there would be a significant increase in compliance costs.

As a U.S. domestic issuer, in order for Contact Gold to issue securities that are not restricted, offerings of securities are required to be qualified either by filing (a) a Form S-1 with the SEC, or (b) a Form 1-A under a Reg A Offering.

Moreover, until Contact Gold becomes a registered and reporting issuer with the SEC, all securities issued by the Company in private placement transactions - including those that are issued outside of the United States - are "restricted securities" under Rule 144 under the 1933 Act, and must bear a U.S. restrictive legend and will be subject to a regulatory hold period. Provided that the Company remains current in its current in its reporting obligations under the requirements of Section 13 or Section 15(d) of the 1934 Act, act and those under Regulation A, including submitting to for filing on EDGAR its first and third quarter financial information on Form 1-U, the one (1) year Rule 144 hold period is reduced to a period of six-months.

The removal of the restrictive legend will also require a U.S. opinion letter to be delivered to the transfer agent.  For those Contact Shares with a restrictive legend that have been outstanding for a period greater than six-months, but under one-year, it will be necessary for a holder to represent that he/she will undertake a resale of the Contact Shares within 10 business days.

As a result, the ability for U.S. domestic issuers to raise capital is more difficult and would be expected to result in share issuances at higher discounts to the market price. Note that even if Contact Gold does become a reporting issuer under the Exchange Act or elects to submit its first and third quarter financial information on Form 1-U, all securities issued in a private placement transaction by a U.S. domestic issuer will still be subject to a six-month hold period.

U.S. domestic issuers that have more than 2,000 shareholders of record are required to be registered under the 1934 Act. While the Company does not currently have 2,000 shareholders of record, in the event that it does in the future, or in the event that the Company voluntarily elects to become registered and a reporting issuer with the SEC under the 1934 Act, the Company will be subject to substantial continuous disclosure obligations including among other things, the filing of a Form 10-K (annual reports), Form 10-Q (quarterly reports), Form 8-K (current reports/material change reports), Schedule 14A (proxy statements) and will be subject to applicable provisions under the Sarbanes-Oxley Act. In addition, shareholders holding 10% or more of the issued and outstanding Contact Shares will be subject to Section 16 reporting (Form 3, 4, and 5 filings) and the short-swing profit rules and shareholders holding 5% or more of the issued and outstanding Contact Shares will be subject to Schedule 13D/G reporting obligations.

All of the aforementioned requirements would significantly increase the regulatory and compliance costs of Contact Gold if Contact Gold were to become a U.S. reporting company.

Overall, the regulatory and compliance requirements and costs for U.S. domestic issuers is higher and more complex than those applicable to "foreign private issuers" and the ability to raise capital is more difficult, all of which could have a material adverse impact on Contact Gold's business and financial condition.

Land Title and Royalty Risks

General

The Company's ability to explore and operate at the Contact Properties depends on the validity of its title to such project. There are uncertainties as to title matters in the mining industry. Any defects in title could cause the Company to lose rights in its mineral properties and jeopardize its business operations. The Company's mineral properties currently consist of unpatented mining claims located on lands administered by the BLM, Nevada State Office, and land administered by the United States Department of Agriculture's U.S. Forest Service (the "USFS") to which the Company only has possessory title.  Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, proper and timely payment of annual BLM claim maintenance fees, the existence and terms of royalties, and possible conflicts with other claims not determinable from descriptions of record.  Moreover, title insurance is generally not available for mineral properties and the Company's ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. Any or all of the Contact Properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects.

The present status of the Company's unpatented mining claims located on public lands allows the Company the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. The Company is also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. The Company remains at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. Prior to 1993, a mining claim locator who was able to prove the discovery of valuable, locatable minerals on a mining claim, and to meet all other applicable federal and state requirements and procedures pertaining to the location and maintenance of federal unpatented mining claims, had the right to prosecute a patent application to secure fee title to the mining claim from the federal government. The right to pursue a patent, however, has been subject to a moratorium since October 1993, through federal legislation restricting the BLM from accepting any new mineral patent applications. If the Company does not obtain fee title to its unpatented mining claims, there can be no assurance that it will be able to obtain compensation in connection with the forfeiture of such claims.

Certain of the Company's subsurface mineral rights to Pony Creek and to Green Springs are secured or controlled by a contractual interest in private surface and mineral property in the form of various surface use agreements and mining/mineral leases. Subject to the terms of those agreements and leases, certain of those agreements and leases may have not have provisions for automatic renewal. If the Company is not able to negotiate for the extension of those agreements and leases they may expire and no longer form part of the Company's mineral portfolio.

Pending Federal Legislation that may affect the Company's Operations

In recent years, members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the General Mining Act of 1872, a United States federal law that authorizes and governs prospecting and mining for economic minerals, such as gold, platinum, and silver, on federal public lands. Such bills have proposed, among other things, to either eliminate the right to a mineral patent, impose a federal royalty on production from unpatented mining claims, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement in the mine permitting process, provide for citizen suits, and impose new and stringent environmental operating standards and mined land reclamation requirements in addition to those already in effect. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact the Company's ability to develop mineralized material on unpatented mining claims. Currently, all of the Company's mining claims are on unpatented claims. Although the Company cannot predict what legislated changes might occur, the enactment of these proposed bills could adversely affect the potential for development of its mining claims, the economics of any mines that it brings into operation on federal unpatented mining claims, and as a result, adversely affect the Company's financial performance.

Title to Mineral Property Interests may be Challenged

There may be challenges to title to the mineral properties in which the Company holds a material interest. If there are title defects with respect to any properties, the Company might be required to compensate other persons or perhaps reduce its interest in the affected property. Furthermore, in any such case, the investigation and resolution of these issues would divert the Company management's time from ongoing exploration and development programs.

Mineral Properties may be Subject to Defects in Title

The ownership and validity or title of unpatented mining claims and concessions can at times be uncertain and may be contested. The Company also may not have, or may not be able to obtain, all necessary surface rights to develop a property. The Company has taken reasonable measures, in accordance with industry standards for properties at the same stage of exploration as that of the Company, to ensure proper title to the Contact Properties. However, there is no guarantee that title to any of its properties will not be challenged or impugned. Title insurance generally is not available for mining claims in the U.S. and the Company's ability to ensure that it has obtained secure claim to individual mineral properties may be limited. The Contact Properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims and title may be affected by, among other things, undetected defects. In addition, the Company may be unable to operate the properties as permitted or to enforce its rights with respect to its properties. The failure to comply with all applicable laws and regulations, including a failure to pay taxes or annual BLM claim maintenance fees may invalidate title to portions of the Contact Properties. The Company may incur significant costs related to defending the title to its properties. A successful claim contesting title to a property may cause the Company to compensate other persons or perhaps reduce its interest in the affected property or lose some or all of the associated rights to explore and, if warranted, develop that property. This could result in the Company not being compensated for its prior expenditures relating to the property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and, if warranted, development programs.

Natural Resource Properties are Largely Contractual in Nature

Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where the Company would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to the Company, may have a material and adverse effect on the Company's results of operations, financial condition and the trading price of the Contact Shares.

Interpretation of Royalty Agreements; Unfulfilled Contractual Obligations

Certain of the Contact Properties, including the Pony Creek claim, are subject to certain royalties granted by Clover Nevada to an affiliate, "RCC" (also an affiliate of Waterton) and its successors (the "Clover Nevada Royalties"). The Clover Nevada Royalties, and any other royalty interests in respect of the properties of the Company which may come into existence, may be subject to uncertainties and complexities arising from the application of contract and property laws in the jurisdictions where the mining projects are located. Operators and other parties to the agreements governing the Clover Nevada Royalties, or other royalty interests, may interpret their interests in a manner adverse to the Company, and the Company could be forced to take legal action to enforce its rights. The Company may or may not be successful in enforcing its rights, and challenges to the terms of the Clover Nevada Royalties or the existence of other royalties could have a material adverse effect on the business, results of operations, cash flows and financial condition of the Company.

Disputes could arise challenging, among other things:

  the existence or geographic extent of the royalty interests;
  methods for calculating royalties;
  third party claims to the same royalty interest or to the property on which a royalty interest exists, or the existence of additional royalties on the same property;
  various rights of the operator or third parties in or to a royalty interest;
  production and other thresholds and caps applicable to payments of royalty interests;
  the obligation of an operator to make payments on royalty interests;
  various defects or ambiguities in the agreement governing a royalty interest; and
  disputes over the interpretation of buy-back rights.

Natural Resource Properties are Largely Contractual in Nature

Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where Contact Gold would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to Contact Gold, may have a material and adverse effect on Contact Gold's results of operations, financial condition and the trading price of the Contact Shares.

There may be unknown defects in the asset portfolio

The Company acquired the Contact Gold Properties through its acquisition of Clover Nevada, who acquired the properties from Clover Nevada I LLC. Clover Nevada I LLC acquired the properties from a receiver in a bankruptcy process in 2015. The bankruptcy process purported to extinguish all claims and encumbrances against the properties. New claims and encumbrances were established by Clover Nevada in connection with the sale. There is a risk that claims and encumbrances that existed prior to the bankruptcy (including certain royalty interests, easements or encroachments) have not been fully extinguished by the bankruptcy and that such claims and encumbrances could have a material and adverse effect on the Company's results of operations, financial condition and the trading price of the Contact Shares.

Global Financial Conditions and the Market Price of the Company's Securities

The Contact Shares currently trade on the TSXV. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries.

Global financial conditions have been characterized by ongoing volatility with a particularly negative impact on access to public financing for earlier-stage and even advanced-stage mineral exploration companies. As at the date of this Annual Report there is also a significant amount of uncertainty and economic disruption caused by the global Covid-19 outbreak that has had a catastrophic impact on access to capital and liquidity, and access to public financing. There is no assurance that the price of the Contact Shares will be unaffected by any such volatility.

The market price of the Contact Shares is also affected by many variables not directly related to the Company's success and therefore not within the Company's control, including other developments that affect the market for all resource sector shares such as short-term changes in mineral and commodity prices, and the attractiveness of alternative investments. In addition, the stock market in general, and the market for mining company stocks in particular, has historically experienced significant price and volume fluctuations, and in the mining sector, such stocks have suffered significant declines. Volatility in the market price for a particular issuer's securities has often been unrelated to the operating performance of that issuer.  As a result of any of these factors, the market price of the Contact Shares at any given point in time may not accurately reflect the Company's long-term value and shareholders may experience capital losses as a result of their investment in the Company. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

These conditions may also affect the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. If such conditions continue, the Company's operations could be negatively impacted.  More specifically, the price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events.  If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline, and the Company's operations may be materially and adversely affected.

Global Financial Conditions and the Market Price of the Company's Securities

The Contact Shares currently trade on the TSXV. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries.

Global financial conditions have been characterized by ongoing volatility with a particularly negative impact on access to public financing for earlier-stage and even advanced-stage mineral exploration companies. As at the date of this Annual Report there is also a significant amount of uncertainty and economic disruption caused by the global Covid-19 outbreak that has had a catastrophic impact on access to capital and liquidity, and access to public financing. There is no assurance that the price of the Contact Shares will be unaffected by any such volatility.

Other factors that may have an effect on the price of the Contact Shares include the following:

1. the price of gold and other metals;

2. the pervasive and ongoing impact of the Covid-19 outbreak;

3. the Company's operating performance and the performance of competitors and other similar companies;

4. the public's reaction to the Company's press releases, other public announcements and the Company's filings with the various securities regulatory authorities;

5. lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of Contact Shares;

6. the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities;

7. a substantial decline in the price of the Contact Shares that persists for a significant period of time could cause the Company's securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity;

8. the results of the Company's exploration programs and/or resource estimates (initial or otherwise) for Pony Creek, Green Springs, or any of the other Contact Gold Properties;

9. the Company's ability to obtain adequate financing for further exploration and development;

10. changes in the Company's financial performance or prospects;

11. the number of Contact Shares to be publicly-traded after the issuance of new securities of the Company;

12. changes in general economic conditions;

13. the arrival or departure of key personnel;

14. acquisitions, strategic alliances or joint ventures involving the Company or its competitors;

15. changes or perceived changes in the Company's creditworthiness;

16. performance and prospects for companies in the mining industry generally;

17. the number of holders of the Contact Shares;

18. the sale, of perceived threat of sale, of securities by major shareholders;

19. the extent of analytical coverage available to investors concerning the Company's business may be limited if investment banks with research capabilities do not follow the Company's securities;

20. the interest of securities dealers in making a market for the Contact Shares;

21. prevailing interest rates;

22. changes in global business or macroeconomic conditions; and

23. the factors listed under the heading "Cautionary Note Regarding Forward-Looking Statements and Forward Looking Information" above.

The market price of the Contact Shares is also affected by many variables not directly related to the Company's success and therefore not within the Company's control, including other developments that affect the market for all resource sector shares such as short-term changes in mineral and commodity prices, and the attractiveness of alternative investments. In addition, the stock market in general, and the market for mining company stocks in particular, has historically experienced significant price and volume fluctuations, and in the mining sector, such stocks have suffered significant declines. Volatility in the market price for a particular issuer's securities has often been unrelated to the operating performance of that issuer.  As a result of any of these factors, the market price of the Contact Shares at any given point in time may not accurately reflect the Company's long-term value and shareholders may experience capital losses as a result of their investment in the Company. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

These conditions may also affect the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. If such conditions continue, the Company's operations could be negatively impacted.  More specifically, the price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events.  If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline, and the Company's operations may be materially and adversely affected.

Future Sales of Contact Shares by Major Shareholder

Sales of a large number of Contact Shares in the public markets, or the potential for such sales, could decrease the trading price of the Contact Shares and could impair the Company's ability to raise capital through future sales of Contact Shares. In particular, as at the date hereof, Waterton Nevada owns, directly or indirectly, approximately 42% of the issued and outstanding Contact Shares.  Waterton Nevada may decide to liquidate all or a significant portion of its position, which could adversely affect the price of Contact Shares.

Dilution

While the Company believes that it is adequately financed to carry out its exploration and development plans in the near term, financing the development of a mining operation through to production, should feasibility studies show it is recommended, would be expensive and the Company would require additional monies to fund development and exploration programs and potential acquisitions. The Company cannot predict the size of future issuances of the Contact Shares or the issuance of debt instruments or other securities convertible into Contact Shares.  Likewise, the Company cannot predict the effect, if any, that future issuances and sales of the Company's securities will have on the market price of the Contact Shares. If the Company raises additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing shareholders. Sales of substantial numbers of Contact Shares, or the availability of such Contact Shares for sale, could adversely affect prevailing market prices for the Company's securities and a securityholder's interest in the Company.

Emerging Growth Company

Contact Gold is an "emerging growth company", as defined in the U.S. Jumpstart Our Business Startups Act, or "JOBS Act". For as long as the Company continues to be an emerging growth company, management may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Contact Gold could be an emerging growth company for up to five years: however, circumstances could cause the Company to lose that status earlier, including if the market value of the Contact Shares held by non-affiliates exceeds US$700 million, if we issue US$1 billion or more in non-convertible debt during a three-year period, or if our annual gross revenues exceed US$1.07 billion. Absent the foregoing circumstances, the Company would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of the first sale of common equity securities under an effective registration statement with the SEC. Finally, at any time Contact Gold may choose to opt-out of the emerging growth company reporting requirements. If the Company chooses to opt out, it will be unable to opt back in to being an emerging growth company. The Company cannot predict if investors will find the Contact Shares less attractive as a consequence of  any reliance on these exemptions. If some investors find the Contact Shares less attractive as a result, there may be a less active trading market for the Contact Shares and the stock price may be more volatile.

Potential Election to become a Reporting Issuer with the SEC

Contact Gold may elect to become a reporting issuer under the 1934 Act and, if it does, management believe that the Company will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make the Contact Shares less attractive to potential investors.  Contact Gold believes that it is a smaller reporting company, and as such it will not be required and may not include a Compensation Discussion and Analysis section in any U.S. proxy statements; the Company need only to provide two years of financial statements; and would not need to provide the table of selected financial data. The Company also will have other "scaled" disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies. These "scaled" disclosure requirements may make the Contact Shares less attractive to potential investors, which could make it more difficult for shareholders to sell their Contact Shares.

Currency Rate Risk

The Company may be subject to currency risks. The Company's reporting currency is the Canadian dollar, which is exposed to fluctuations against other currencies. To date, the Company has raised funds entirely in Canadian dollars.  The Company's primary operations are located in the United States, and accordingly, the majority of the Company's exploration property expenditures, are incurred in United States dollars. The fluctuation of the Canadian dollar in relation to the United States dollar will consequently have an impact upon the financial results of the Company

Should the Company expand its operations into additional countries its expenditures and obligations may be incurred in foreign currencies. As such, the Company's results of operations may become subject to foreign currency fluctuation risks and such fluctuations may adversely affect the financial position and operating results of the Company. The Company has not undertaken to mitigate transactional volatility in the United States dollar at this time.  The Company may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures.

Taxation in the United States

Contact Gold is and will be taxed as a corporation for U.S. federal income tax purposes.

The Company will pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 21%, and will pay state and local income tax at varying rates. Distributions will generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits will flow through to Contact Gold shareholders. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of state budget deficits and other reasons, several states are evaluating ways to subject corporations to additional forms of taxation. The Company will be subject to a material amount of entity-level taxation, which will result in a material reduction in the anticipated cash flow and after-tax return to Contact Gold shareholders.

Furthermore, the present U.S. federal income tax treatment of corporations, including the Company, or an investment in the Contact Shares, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of U.S. Congress and the U.S. President propose and consider substantive changes to the existing U.S. federal income tax laws that affect corporations. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet our cash flow needs for operations, acquisitions or other purposes. We are unable to predict whether any of these changes or other proposals will be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in the Contact Shares.

The NPT on mineral production is assessed on individual mining operations. Mineral production from the Contact Properties would likely be subject to the NPT.  NPT rate is subject to change; a potential increase to the rate is under discussion by legislators and the courts in Nevada.  An increase in the rate could have an impact on the potential economics of a producing operation.

The Company is also likely to be exposed to taxation in Canada, and is obligated to comply with filing requirements in Canada.  There may be higher rates of taxation applicable to the Company's taxable income, and it will be necessary to assess the impact on the Company based on tax treaties and other legislation.

FIRPTA Considerations

A non-U.S. holder2  of our Common Stock, Warrants, or Contact Shares issued pursuant to the exercise of Warrants ("Warrant Shares") will be treated as having income that is "effectively connected" with a United States trade or business upon the sale or disposition of Contact Shares, Warrants, or Warrant Shares unless (i) the Contact Shares are regularly traded on an established securities market and (ii) the non-U.S. holder did not meet certain ownership thresholds during the applicable testing period.

A non-U.S. holder of Contact Shares, Warrants, or Warrant Shares generally will incur U.S. federal income tax on any gain realized upon a sale or other disposition of Contact Shares, Warrants or Warrant Shares to the extent the Contact Shares constitute a "United States real property interest" ("USRPI"), under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). A USRPI includes stock in a "United States real property holding corporation." Contact Gold is, and expects to continue to be for the foreseeable future, a "United States real property holding corporation".

Under FIRPTA, a non-U.S. holder is taxed on any gain realized upon a sale or other disposition of a USRPI as if such gain were "effectively connected" with a United States trade or business of the non-U.S. holder. A non-U.S. holder thus will be taxed on such a gain at the same graduated rates generally applicable to U.S. persons. In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain. A non-U.S. holder that is a foreign corporation and not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such gain.

However, if the Contact Shares and Warrant Shares are regularly traded on an established securities market (the "Regularly Traded Exception"), then gains realized upon a sale or other disposition of Contact Shares or Warrant Shares will not be treated as gains from the sale of a USRPI, as long as the non-U.S. holder did not own: (i) more than 5% of this issued and outstanding Contact Shares and/or Warrant Shares at any time during the five-year period preceding the sale or other disposition or, if shorter, the non-U.S. holder's holding period for its Contact Shares; (ii) Warrants with a fair market value on the date acquired by such holder greater than the fair market value on that date of 5% of the Contact Shares and Warrant Shares; or (iii) aggregate equity securities of the Company with a fair market value on the date acquired in excess of 5% of the fair market value of the Contact Shares and Warrant Shares on such date. The Contact Shares currently trade on the OTCQB. It is uncertain whether the Contact Shares will continue to be considered as being regularly traded on an established securities market in the U.S. Accordingly, the Company can provide no assurances that the Contact Shares, Warrants or Warrant Shares will meet the Regularly Traded Exception at the time a non-U.S. holder purchases such securities or sells, exchanges, or otherwise disposes of such securities. In the event that the Contact Shares or Warrant Shares do not meet the Regularly Traded Exception, then gains recognized by a non-U.S. holder upon a sale or other disposition of Contact Shares or Warrant Shares will be subject to tax under FIRPTA unless an exemption applies. Since the Warrants are not expected to be listed on a securities market, the Warrants are unlikely to qualify for the Regularly Traded Exception.

____________________________________
2The term "Non-U.S. Holder" means any beneficial owner of Contact Shares, Warrants and Warrant Shares that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Non-U.S. investors should consult with their own tax advisors regarding the tax consequences of acquiring, owning and disposing of Contact Shares, Warrants and Warrant Shares.

Commodity Markets

The price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline and the Company's operations may be materially and adversely affected.

Market Fluctuation and Commercial Quantities

The market for minerals is influenced by many factors beyond the Company's control, including without limitation the supply and demand for minerals, the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. In addition, the metals industry in general is intensely competitive and there is no assurance that, even if apparently commercial quantities and qualities of metals (such as gold) are discovered, a market will exist for their profitable sale. Commercial viability of precious and base metals and other mineral deposits may be affected by other factors that are beyond the Company's control, including particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, and environmental protection. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in the Company not receiving an adequate return on invested capital or having its mineral projects be rendered uneconomic.

Government Regulation

The Company's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for the Company to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company's licences and permits will be granted, or that once granted will be extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that the Company requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company. The Company may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties. The Company will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to comply with any such conditions. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on Contact Gold.

Estimates of Mineral Resource Risks

Mineral resource estimates will be based upon estimates made by the Company's personnel and independent geologists. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revisions based on further exploration or development work. The estimation of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. Inferred resources are resources for which there has been insufficient exploration to define as an indicated or measured mineral resource and it is uncertain if further exploration will result in upgrading them to an indicated or measured mineral resource category. As a result of the foregoing, there may be material differences between actual and estimated mineral resources and mineral reserves which may impact the viability of the Company's projects and have a material impact on the Company.

The grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. The quantity and resulting valuation of mineral reserves and mineral resources may also vary depending on, among other things, mineral prices (which may render mineral reserves and mineral resources uneconomic), cut-off grades applied and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Any material change in quantity of mineral resources, mineral reserves, grade, or stripping ratio may also affect the economic viability of any project undertaken by the Company. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production.  To the extent that the Company is unable to mine and produce as expected and estimated, the Company's business may be materially and adversely affected.

There is no certainty that any of the mineral resources identified on any of the Company's properties will be realized, that any mineral resources will ever be upgraded to mineral reserves, that any anticipated level of recovery of minerals will in fact be realized, or that an identified mineral reserve or mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Until a deposit is actually mined and processed, the quantity of mineral resources and mineral reserves and grades must be considered as estimates only and the Company may ultimately never realize production on any of its properties.

U.S. and Canadian Differences in Estimates of Mineralization

Contact Gold is a reporting issuer in Canada and its Canadian public filings are subject to Canadian disclosure standards, which differ from SEC disclosure requirements. The disclosure in this Annual Report and other continuous disclosure reporting made by the Company may use mineral resource classification terms that comply with reporting standards and securities laws in Canada, and mineral resource estimates that are made in accordance with NI 43-101, which differ from the requirements of United States securities laws.

SEC Industry Guide 7 "Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations",  and NI 43-101 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but embody different approaches and definitions. For example, the terms "mineral reserve", "proven mineral reserve," and "probable mineral reserve" are Canadian mining terms as defined in NI 43-101, and these definitions differ from the definitions in Industry Guide 7. The terms "mineral resource," "measured mineral resource", "indicated mineral resource", and "inferred mineral resource" are defined in and required to be disclosed in accordance with NI 43-101, but these terms are not defined terms under Industry Guide 7 and are normally not permitted to be used in reports and offering statements filed with the SEC.

"Inferred mineral resources" under NI 43-101 have a great amount of uncertainty as to the existence of such resources and their economic and legal feasibility. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. By contrast, under Industry Guide 7 standards, a "final" or "bankable" feasibility study is typically required to report reserves or cash flow analysis to designate reserves. Further, under Industry Guide 7, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.

In 2018, the SEC adopted amendments to the disclosure requirements for mining registrants. Under these new rules, SEC Industry Guide 7 will be rescinded and replaced with the disclosure standards under new "Subpart 1300". SEC Industry Guide 7 currently remains in effect, subject to a transition period, after which Contact Gold will be required to comply with the new rules for fiscal years 2021 and after. Accordingly, future adjustment may also occur due to the differing standards under the new requirements.

In addition, Subpart 1300 will require experts that prepare mineralization disclosure to be a "qualified person" as defined in Subpart 1300 and to sign a consent to the use of the qualified person's name, or any quotation from, or summarization of, the technical report summary in the relevant registration statement or report, and to the filing of the technical report summary as an exhibit to the registration statement, offering statement or report. Compliance with Subpart 1300 may increase costs associated with mineralization disclosure.

Penny Stock and FINRA Rules

If our Common Stock become subject to the penny stock rules, it would become more difficult to trade the Contact Shares. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price per share of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any such transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Contact Shares, and therefore stockholders may have difficulty selling the Contact Shares.

FINRA sales practice requirements may limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the Financial Industry Regulatory Authority, Inc. ("FINRA") has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy the Contact Shares, which may have the effect of reducing the level of trading activity in the Contact Shares. As a result, fewer broker-dealers may be willing to make a market in the Contact Shares, reducing a stockholder's ability to resell such shares.

Competitive Industry Environment

The mining industry is highly competitive in all of its phases, both domestically and internationally. The Company's ability to acquire properties and develop mineral resources in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply. The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company. The Company may also encounter competition from other mining companies in its efforts to hire experienced mining professionals. Competition could adversely affect the Company's ability to attract necessary funding or acquire suitable producing properties or prospects for mineral exploration in the future. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability, and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment, any of which could materially increase project development, exploration or construction costs and result in project delays, which could generally and adversely affect the Company and its business and prospects.

Conflicts of Interest

Certain of the directors and officers of the Company also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving the Company should be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Nevada Act and other applicable Laws.

Reliance on Key Personnel

The Company's development will depend on the efforts of key management and other key personnel. Loss of any of these people, particularly to competitors, could have a material adverse effect on the Company's business. Further, with respect to future development of the Company's projects, it may become necessary to attract senior personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase.

Factors outside the Company's control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect the Company's ability to employ the specific personnel required. Due to the relatively small size of the Company, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on the Company's business, results of future operations and financial condition. The Company does not intend to take out 'key person' insurance in respect of any directors, officers or other employees.

Insurance and Uninsured Risks

The Company's business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties, personal injury or death, environmental damage to the Company's properties or the properties of others, delays in the ability to undertake exploration, monetary losses and possible legal liability.

Although the Company may maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with the Company's operations. The Company may also be unable to maintain insurance to cover identified risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to the Company or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which it may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Health, Safety and Community Relations

The Company's operations are subject to various health and safety laws and regulations that impose various duties on the Company's operations relating to, among other things, worker safety and obligations in respect of surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, the Company's operations. The Company expects to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near the Company's mineral properties but there can be no guarantee that these expenditures will ensure the Company's compliance with applicable laws and regulations and any non-compliance may have a material adverse effect on the Company.

Environmental Risks and Hazards

The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, solid and hazardous waste handling and disposal and the promotion of occupational health and safety, which may adversely affect the Company or require it to expend significant funds. There is also a risk that environmental and other laws and regulations may become more onerous, making it more costly for the Company to remain in compliance with such laws and regulations, which could result in the incurrence of additional costs and operational delays.

All phases of the Company's operations in Nevada will be subject to extensive federal and state environmental regulation, including:

  Comprehensive Environmental, Response, Compensation, and Liability Act (CERCLA);
  The Federal Resource Conservation and Recovery Act (RCRA);
  The Clean Air Act (CAA);
  The National Environmental Policy Act (NEPA);
  The Clean Water Act (CWA);
  The Safe Drinking Water Act (SDWA); and
  The Engendered Species Act (ESA)

These environmental regulations require the Company to obtain various operating approvals and licenses and also impose standards and controls relating to exploration, development and production activities.

Compliance with federal and state regulations could result in delays in beginning or expanding operations, incurring additional costs for cleanup of hazardous substances, payment of penalties for discharge of pollutants, and post-mining reclamation and bonding, all of which could have an adverse impact on the Company's financial performance and results of operations.

Nevada state statutes and regulations establish reclamation and financial assurance requirements for mining operations and require that mining projects in Nevada obtain a reclamation permit. Mining projects are required to prepare a reclamation plan and provide financial assurance to ensure that the reclamation plan is implemented upon completion of operations.

There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company's operations. Environmental hazards may exist on the properties on which the Company holds interests which are unknown to the Company at present and which have been caused by previous or existing owners or operators of the properties which may result in the payment of fines and clean up costs by the Company and may adversely affect the Company's operations.

The Company cannot give any assurances that breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect its financial condition. There is no assurance that any future changes to environmental regulation, if any, will not adversely affect the Company.

Compliance with Environmental Laws and Regulations

The Company's activities are subject to environmental laws and regulations that may increase the costs of doing business and restrict operations.  All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate, certain of which regulations are set forth below. Environmental legislation is evolving in a manner which may result in stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. The costs associated with compliance with such laws and regulations are substantial. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future laws, regulations, or more restrictive interpretations of current laws and regulations by governmental authorities could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

U.S. Federal Laws: CERCLA, and comparable state statutes, impose strict, joint and several liabilities on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, for reimbursement for government-incurred cleanup costs, or for natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. RCRA, and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

CAA, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuances of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an EIS. The United States Environmental Protection Agency ("EPA"), other federal agencies, and any interested third parties will review and comment on the scoping of the Environmental Impact Statement ("EIS") and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in the issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

CWA, and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water from mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill materials in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

SDWA and the Underground Injection Control program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers this program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada Laws:  At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires mine operators to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water.

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Proposed CERCLA § 108(b) Hardrock Mining Financial Assurance Rules

The Proposed CERCLA § 108(b) Hardrock Mining Financial Assurance Rules may adversely affect the business. The EPA has proposed new rules requiring demonstration of financial responsibility which are applicable to facilities used for hard rock mining assurance.  Although the rules are not final and have not been implemented, they could require us to obtain additional financial guarantees beyond our current reclamation requirements for our Pony Creek Project and our other projects if placed into production.  The rule requires subject facilities to calculate their level of financial responsibility based on a formula included in the rule, secure an instrument or otherwise self-assure for the calculated amount, demonstrate to the EPA the proof of the security, and maintain the security until the EPA releases facilities from the CERCLA 108(b) regulations. With only a draft rule at this time, the final impacts of this rule to us are unknown; however, an obligation to secure and maintain financial assurance across all of our facilities could have a material adverse impact to our business.  If a final rule is implemented, there can be no assurances that the financial assurance products required by the rule will be available or that we will be able to obtain such financial assurances on commercially reasonable terms, or at all.

Climate change and Climate Change Regulations

Climate change could have an adverse impact on the Company's cost of operations. The potential physical impacts of climate change on the operations of the Company are highly uncertain, and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development or production on the Company's mines and adversely affect the financial performance of its operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the business of the Company. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on the Company, its venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact the Company's ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, the Company cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by the Company or other companies in natural resources industry could harm the reputation of the Company.

Strategic Partnerships and Joint Venture Agreements

The Company may in the future enter into partnerships, option agreements and/or joint ventures as a means of acquiring additional property interests or to fully exploit the exploration and production potential of its exploration assets. The failure of any partner to meet its obligations to the Company or other third parties, or any disputes with respect to third parties' respective rights and obligations, could have a material adverse effect on the Company's rights under such agreements. The Company may also be unable to exert direct influence over strategic decisions made in respect of properties that are subject to the terms of these agreements, which may have a materially adverse impact the strategic value of the underlying mineral claims. Furthermore, in the event the Company is unable to meet its obligations or share of costs incurred under agreements to which it is a party, the Company may have its property interests subject to such agreements reduced as a result or even face termination of such agreements.

Acquisitions and Integration

From time to time, it can be expected that the Company will examine opportunities to acquire additional exploration and/or mining assets and businesses. Any acquisition that the Company may choose to complete may be of a significant size, may change the scale of the Company's business and operations, and may expose the Company to new geographic, political, operating, financial and geological risks. The Company's success in its acquisition activities depends upon its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of the Company. Any acquisitions would be accompanied by risks. In the event that the Company chooses to raise debt capital to finance any such acquisitions, the Company's leverage will be increased. If the Company chooses to use equity as consideration for such acquisitions, existing shareholders may suffer dilution. Alternatively, the Company may choose to finance any such acquisitions with its existing resources which would result in the depletion of such resources. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, that the Company would be able to successfully integrate the acquired business into the Company's pre-existing business or that any such acquisition would not have a material and adverse effect on the Company.

Risk of Litigation

The Company may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If the Company is unable to resolve these disputes favourably, it may have a material adverse impact on the ability of the Company to carry out its business plan.

Influence of Third-Party Stakeholders

Some of the lands in which the Company holds an interest, or the exploration equipment and roads or other means of access which the Company intends to utilize in carrying out its work programs or general business mandates, may be subject to interests or claims by third party individuals, groups or companies. In the event that such third parties assert any claims, the Company work programs may be delayed even if such claims are not meritorious. Such delays may result in significant financial loss and loss of opportunity for the Company.

Internal Controls

Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. The Company has a relatively limited history of operations and has not tested the effectiveness of its internal controls. Though the Company believes it has put in place a system of internal controls appropriate for its size, and reflective of its level of operations, the size and stage of the Company's operations may limit their effectiveness.  If management identifies material weaknesses in the systems of internal control over financial reporting, if management is unable to comply with the requirements of related legislation in a timely manner or assert that the internal controls over financial reporting are effective, or if the Company's independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of Contact Gold's financial reports and the market price of the Contact Shares could be negatively affected. The Company also could become subject to investigations by the stock exchange on which the securities are listed, the securities commissions, or other regulatory authorities, which could require additional financial and management resources.

Furthermore, as an "emerging company", Contact Gold's independent auditors are not required to attest to the effectiveness of internal controls over financial reporting while the Company is an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting while we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm's review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company, we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting unless our public float is less than US$ 75 million. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The maximum exposure to credit risk is equal to the carrying value of the financial assets.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The Management's Discussion of Financial Condition and Results of Operations (the "MD&A") is dated March 19, 2021, and provides an analysis of, and should be read in conjunction with the accompanying financial statements and related notes thereto for the years ended December 31, 2020, 2019, and 2018 (together, the "Consolidated Financial Statements"), and the disclosure in this Annual Report.

Our reporting currency is the Canadian dollar ("$"), and all amounts in this MD&A are expressed in Canadian dollars, unless otherwise stated.  Amounts in United States dollars are expressed as "USD".  As at December 31, 2020, the indicative rate of exchange, per $1.00 as published by the Bank of Canada, was USD 0.7854 (USD 0.7699 at December 31, 2019).

Highlights and recent developments

  Completed 2020 drill program at the past-producing Green Springs gold property in Nevada ("Green Springs"), with completion of 41 drill holes over 5,785 metres.  Assays results of 7 drill holes from the 2020 program are pending as at the date of this MD&A.  The first phase of the 2021 drill program is underway.
    Results to date continue to demonstrate the potential for Green Springs to host oxidized gold mineralization across "stacked" host horizons, including near surface higher-grade gold.
  Closed the 2020 Offering, raising aggregate gross proceeds of $14.77 million.
  Completed a $13.54 million private placement financing with Waterton Nevada Splitter, LLC ("Waterton Nevada"), a related party to the Company (the "Redemption Placement").
  Concurrent with closing of the 2020 Offering and the Redemption Placement, redeemed all of the issued shares of preferred stock ("Preferred Shares").
  The Contact Shares began trading on the OTCQB under the ticker symbol "CGOL" on May 19, 2020.
  Received approval for a Plan of Operations at Pony Creek, allowing the Company to ramp-up drilling to test high-priority targets across a broad area of the property.
  Closed several mineral property "farm-out transactions" intended to create value through exploration led by other groups.

Mineral Properties

The Contact Properties are on Nevada's Carlin, Independence, Northern Nevada Rift, and Cortez gold trends which host numerous gold deposits and mines.  Contact Gold controls a significant land position comprising target-rich mineral tenure which hosts numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage.

None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.  Expenditures directly attributable to the acquisition of mineral property interests have been capitalized; staking costs, related land claims fees paid and ongoing exploration expenditures, have been expensed.  Mineral property expenditures on the Contact Properties are summarized in this MD&A.

a) Green Springs

On July 23, 2019, Contact Gold and Clover entered into the Green Springs Option with subsidiaries of Ely Gold, whereby Clover shall have an option to purchase a 100% interest in Green Springs.

Green Springs is located at the southern end of Nevada's Cortez Trend, 60 kilometres ("km") southwest of the historic mining centre of Ely, Nevada in a region hosting numerous producing and past-producing Carlin-type gold deposits. Green Springs is approximately 10 km east of Fiore Gold's Gold Rock Project, 10 km south of Waterton Nevada's Mt. Hamilton gold deposit and 20 km southeast of Fiore Gold's producing Pan Mine. Other deposits/past producers in the region include Illipah (Waterton Nevada), and Griffon (Fremont Gold). The Bald Mountain mine complex operated by Kinross Gold is located 45 km to the north of Green Springs.

Green Springs is subject to a valid Plan of Operations to perform exploration, comprising 75 acres which will permit a drill program to test multiple targets within the consolidated land package.

Contact Gold issued 2,000,000 Contact Shares and paid USD 25,000 ($32,855) in cash to Ely Gold to secure the Green Springs property in 2019. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees relating to the initial period.

On July 23, 2020, the Company issued an additional 362,941 Contact Shares (at a deemed price of $0.185) to Ely Gold in satisfaction of the US$50,000 first anniversary payment due under the Green Spring Option agreement.

The addition of Green Springs provided the Company with another advanced exploration property hosting a Carlin-type gold system.  Total additional consideration to satisfy the Green Springs Option is as follows:

USD 50,000	second anniversary
USD 50,000	third anniversary
USD 100,000	fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Contact Shares.  Payment of all amounts can be accelerated and completed at any time.  Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other (payable in June of each year) requires an annual payment in cash equal to the value of 20 ounces of gold.  Existing royalties at Green Springs range from 3% to 4.5% based on underlying agreements.

As estimate for reclamation costs of $80,920 (2019: $nil) is included in the value of Green Springs.

The Company completed an initial 1,300 metre initial RC drill program in 2019, and a subsequent RC and core drilling program in 2020 (in aggregate, 5,785 metres).  Drilling and exploration to date has been designed to test the under-explored Pilot Shale beneath the 2.5 km mine trend, as well as greenfields targets to the East and North of the mine trend.  In general, the programs were focused on high-confidence step-out holes on known zones of Chainman and Pilot Shale hosted gold mineralization.

Results from the 2020 drill program further validate the successes of the 2019 program, illustrating a Carlin-type gold system with oxide gold grades meaningfully higher than the surrounding operations on the Carlin and Cortez Trends.  The Company has drilled multiple targets/zones at Green Springs, including: "Alpha", "Bravo", "Charlie", "Delta", "Echo", "Golf", and "Zulu". These identified target areas encompass a total strike length of over 3 km.

Assay results to date indicate that gold mineralization in all zones are well oxidized; with most intervals averaging between 85-95% gold recovery in cyanide solubility tests compared to Fire Assay/Atomic Absorption gold values. At Alpha, the average gold recovery for all intervals ranged from 6% to 96%.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Green Springs, including non-cash items since acquiring the Green Springs Option on July 23, 2019, are as follows:

	Year ended December 31, 2020	Year ended December 31, 2019
Drilling, assaying & geochemistry	$1,829,957	$284,842
Wages and salaries, including share-based compensation	348,912	111,210
Geological contractors/consultants & related crew care costs	284,744	84,360
Land claims fees	137,459	24,767
Permitting and environmental monitoring	1,463	149
Expenditures for the period	$2,602,535	$505,328
Cumulative balance	$3,107,863	$505,328
Drill metres completed	5,785	1,300

Additional information about Green Springs is summarized in Green Springs Technical Report, prepared for Contact Gold, with an effective date of June 12, 2020, and dated August 5, 2020, as prepared by John Read, C.P.G., and can be viewed under Contact Gold's issuer profile on SEDAR at www.sedar.com.

b) Pony Creek

Pony Creek is located within the Pinion Range, in western Elko County, Nevada, south of the Railroad-Pinion project ("Pinion") operated by Gold Standard Ventures ("GSV").  The Pony Creek property encompasses approximately 82 km2 in the southern portion of Nevada's Carlin gold trend; and hosts multiple near-surface oxide and deeper high-grade gold occurrences and targets supported by extensive exploration databases.  At the time of the Clover Acquisition, large areas of prospective geological setting at Pony Creek had never been sampled or explored, particularly where the newly-recognized host horizons at the nearby Pinion project are exposed.  Prior to acquisition by Contact Gold, no drilling had been conducted at Pony Creek in 10 years. All of the targets advanced to date are in the northern part of the property, with a significant area believed to be on-strike yet to be explored toward the south.

The Company has encountered gold mineralization in 108 of the 117 holes drilled (including those lost before planned depth).  The majority of these drill holes are step-outs from the historical mineral resource estimate area at the property's Bowl Zone.  Data review, target refinement and advancement of the geological model are ongoing.

The receipt of an approved Plan of Operations permit in June 2020 was a key milestone for Pony Creek.  The approved Plan of Operations permit provides a significant amount of permitted disturbance to follow up on multiple targets, including the Bowl Zone, the Appaloosa Zone, the Stallion Zone, the Elliott Dome target, the Mustang target, the Palomino target, the DNZ target, and the Pony Spur zone.  The Company expects to resume drilling in 2021.  The Bowl Zone remains open for further expansion to the north, south and west.

An estimate for reclamation costs of $60,766 (2019: $nil) is included in the value of Pony Creek.

There is a 3% net smelter returns royalty ("NSR") on those claims that comprise Pony Creek acquired from Waterton Nevada. The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020 when such option expired.  Pony Creek also includes the claim packages formerly known as Lumps, Umps and East Bailey, which the Company acquired for 250,000 Contact Shares valued at $112,500 on February 6, 2018. There are NSR royalties of 2% and 3% NSR on certain of these acquired claims, up to 2% of which can be bought back for USD 1,000,000 per 1% increment, prior to September 2030.  Advance royalty payments are also due annually; the amount paid in 2020 was USD 20,000.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Pony Creek for each of the years ended December 31, 2020, 2019 and 2018, including non-cash items, are as follows:

	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018
Drilling, assaying & geochemistry	$ 631	$ 716,458	$ 1,901,235
Wages and salaries, including share-based compensation	131,498	651,223	546,878
Geological contractors/consultants & related crew care costs	53,948	493,903	930,185
Land claims fees	273,314	330,238	315,217
Permitting and environmental monitoring	25,307	59,934	161,286
Expenditures for the period	$ 484,698	$ 2,221,756	$ 3,854,801
Cumulative balance	$ 10,513,974	$ 10,029,276	$ 7,807,520
Drill metres completed	- metres	4,660 metres	10,860 metres

Additional information about Pony Creek is summarized in the Technical Report prepared in accordance with NI 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101"), entitled "NI 43-101 Technical Report on the Pony Creek Project, Elko County, Nevada, USA" (the "Technical Report"), prepared for Contact Gold, with an effective date of October 16, 2018, and dated October 22, 2018, as prepared by Vance Spalding, C.P.G; VP Exploration of Contact Gold, and can be viewed under Contact Gold's issuer profile on the document filing and retrieval system for Canadian publicly-listed companies known as SEDAR at www.sedar.com.

c) Cobb Creek

Upon closing of the Transactions in June 2017, Contact Gold acquired a 49% interest in the Cobb Creek exploration property ("Cobb Creek"). The Company consolidated its interest on November 7, 2017 by agreeing to make six annual payments of USD 30,000 in cash to a private individual (the "Cobb Counterparty") with whom a 2002 partnership agreement had previously been made.  Associated acquisition costs of $156,040 had been capitalized to Cobb Creek for this incremental 51% interest. The obligation to make the annual payments was recorded as a financial liability at amortized cost, and has been accreted up, and adjusted for foreign currency exchange, each subsequent period.

By an agreement dated September 27, 2019, Clover subsequently agreed to farm-out 100% of its interest in Cobb Creek (the "Cobb Creek Option") to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  The Company received 750,000 common shares of Fremont ("Fremont Shares") as an initial payment, and in January 2020 was reimbursed an amount of USD 65,569 ($85,320) for certain claims-related holding costs.  The Company was also reimbursed for the prorated November 2018 and November 2019 payment to the Cobb Counterparty made by the Company on behalf of Fremont.

Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont.

In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020.  The Fremont Shares were valued at USD$50,388 ($67,500) on receipt.  Contact Gold agreed to defer the first anniversary cash payment to December 31, 2020, and also agreed to reduce the amount payable by Fremont from USD 30,000 to USD 15,000 in exchange for 500,000 additional Fremont Shares (the "Additional Shares").  The Additional Shares were issued to the Company on October 26, 2020 ($45,000).

The carrying value of Cobb Creek at September 26, 2019 (immediately prior to execution of the Cobb Creek Option) was: $288,537.  The value of the consideration received and receivable to date has been applied against the property's carrying value. The reimbursement of claims-related fees for the current period were applied against the balance previously recognized as prepaid Claims Maintenance fees (as defined in this MD&A).

In order to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following remaining consideration to the Company:

Anniversary 2 (Year 3)	USD 20,000
Anniversary 3 (Year 4)	USD 20,000
Anniversary 4 (Year 5)	USD 25,000
Anniversary 5 (Year 6)	USD 35,000
Anniversary 6 (Year 7)	USD 45,000
Anniversary 7 (Year 8)	USD 55,000
Anniversary 8 (Year 9)	USD 65,000
Anniversary 9 (Year 10)	USD 75,000

Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek.  There is no other NSR on Cobb Creek.

d) South Carlin Projects and the Woodruff project

The Company's South Carlin Projects include the North Star property and the Dixie Flats property. The North Star property is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. An affiliate of Waterton Nevada holds a 3% NSR on the North Star property.

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Waterton Nevada. The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.

On January 11, 2021, Clover granted an arms' length private company (the "Optionor") the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star and Woodruff properties, subject to a 0.25% NSR royalty on the Dixie Flats Claims, in addition to those payable to an affiliate of Waterton Nevada.  The Company received USD 20,000 and a reimbursement of Claims Maintenance fees of USD 31,417 upon execution of the agreement.  To maintain the option in good standing, the Optionor must make the following payments staged over several years:

Amount	Due Date of Payment
USD 30,000	18-month anniversary of the agreement
USD 40,000	second anniversary of the agreement
USD 50,000	third anniversary of the agreement
USD 60,000	fourth anniversary of the agreement
USD 75,000	annually on each of the fifth through the eighth anniversaries of the agreement

Once the Optionor has made an aggregate of USD 500,000 in cash payments to the Company, it shall be deemed to have earned in to a 100% interest in each and all of the Dixie Flats, North Star and Woodruff properties.

If the Optionor should sub-option any or all of Dixie Flats, North Star and Woodruff properties to a third-party whose shares trade on a stock exchange or quotation system at the time of the transaction, or subsequent thereto (a "Trading Sub-Optionee"), that Trading Sub-Optionee shall be obligated to issue one million of its common shares to the Company, or at least 5% of the Trading Sub-Optionee's then issued and outstanding common shares, subject to any required regulatory approval.

Pursuant to the Company's assessment of the value of the South Carlin Projects, as implied by the farm-out arrangement, the Company determined to write-down the value of North Star by $616,475 to $nil, and Dixie Flats by $2,757,688 to $776,888, with an aggregate tax recovery of $175,965.

The value of the Woodruff property was fully written-down during the year ended December 31, 2018 ($85,176 to $nil) further to a determination in that year to abandon the mineral claims.

e) Portfolio

The remaining Contact Properties, which are described herein as the "Portfolio properties", are situated along the Carlin, Independence, and Northern Nevada Rift Trends, well known mining areas in the state of Nevada.  The Portfolio properties each carry an NSR of either 3% or 4%.  For the year ended December 31, 2020, expenditures, including non-cash items incurred in aggregate on the portfolio properties totaled $0.05 million (December 31, 2019: $0.16 million; December 31, 2018: $0.33 million).  Those specific properties for which there was a change are summarized below:

Wilson Peak

With effect of November 20, 2020, the Company and a third-party entered into a lease agreement (the "Wilson Peak Option") relating to four of the Wilson Peak exploration property claims ("North Wilson").  Pursuant to the Wilson Peak Option, the Company received an initial payment of USD 25,000 ($32,678), with a second payment of USD 25,000 due on the first anniversary of the agreement.

The third-party is responsible to make Claims Maintenance fees relating to North Wilson, and upon payment of the first anniversary payment will acquire North Wilson from the Company outright.  There is an NSR of 3% payable to an affiliate of Waterton Nevada, with the ability to buy-down 1% on two of the North Wilson claims.

North Wilson was determined to be an asset group distinct from the remaining 55 claims that comprise the Wilson Peak property ("South Wilson") reflecting differences in the underlying geology and discontinuous geography of the Claims. Pursuant to an assessment of the recoverable value of North Wilson, the Company has recognized a write-down to the value of Wilson Peak of $412,308, inclusive of a write-down on both North Wilson and South Wilson, with an aggregate tax recovery of $21,167.  The value of the write-down for North Wilson was determined based on the value of consideration expected from the Wilson Peak Option.  The value of the write-down recognized for South Wilson was determined based on an estimate of the relative values of the two asset groups that comprise Wilson Peak.

Hot Creek, Rock Creek, and Sno

As a consequence of the write-down recognised on the value of Wilson Peak, the Company determined to write-down the values of the Hot Creek, Rock Creek and Sno properties by an aggregate of $3,176,392, with an aggregate tax recovery of $163,066 as a reflection of the relatively comparable stage to which these properties have been advanced.  The Company has estimated the impairment amount as a reflection of the relative write-down recognised on the South Wilson asset group.

Dry Hills and Rock Horse

During the year ended December 31, 2019, the Company determined to abandon those mineral claims that comprise the Dry Hills, and Rock Horse properties; accordingly, the carrying value of these properties was written down by $1,381,434 to $nil, with a tax recovery of $69,072 recognized to the statement of loss and comprehensive loss.

Santa Renia and Golden Cloud

By an agreement dated November 5, 2018, the Company sold Golden Cloud and Santa Renia to Waterton Nevada in exchange for aggregate cash consideration of $560,951.  The Company recognized a $1,962,061 loss on the transaction in the year ended December 31, 2018.  Waterton Nevada reimbursed the Company for $79,008 (USD 60,975) in Claims Maintenance fees relating in aggregate to the two properties (the "GC&SR Disposal").

Selected Financial Information

Management is responsible for, and the Board approved, the Consolidated Financial Statements. Except as noted, we followed the significant accounting policies presented in Note 2 of the Consolidated Financial Statements consistently throughout all periods summarized in this MD&A.  Contact Gold operates in one segment - the exploration of mineral property interests.

Management has determined that Contact Gold and Carlin have a Canadian dollar functional currency because each finance activities and incur expenses primarily in Canadian dollars. Clover has a USD functional currency reflecting the primary currency in which it incurs expenditures, and in which it receives funding from Contact Gold.  Contact Gold's presentation currency is Canadian dollars.  Accordingly, and as Contact Gold's most significant balances are assets held by Clover, each reporting period will likely include a foreign currency adjustment as part of accumulated other comprehensive loss.

Selected Loss and Comprehensive Loss data

The following table and discussion provide selected financial information from, and should be read in conjunction with, the Consolidated Financial Statements.

Statements of Loss and Comprehensive Loss	Year ended December 31,	Year ended December 31,	Year ended December 31,
	2020	2019	2018
Loss before income taxes	$18,074,343	$9,443,198	$11,855,092
Tax recovery	$(360,198)	$(69,072)	$-
Other comprehensive (gain) loss	$647,257	$1,897,831	$(3,290,026)
Comprehensive loss	$18,361,402	$11,271,957	$8,565,066

Discussion of Operations: years ended December 31, 2020, 2019 and 2018

Contact Gold incurred a loss and comprehensive loss for the year ended December 31, 2020 of $18,361,402 (year ended December 31, 2019: $11,271,957; December 31, 2018: $8,565,066), including the adjustment for a recovery of previously recognized Nevada net proceeds tax ("NNPT") following the abandonment of certain mineral property interests.  Other comprehensive (gain) loss in each period reflects primarily the translation of the USD-denominated values of Clover's assets and liabilities for consolidation purposes.

Exploration and evaluation expenditures

Exploration and evaluation expenditures incurred by Contact Gold, including the amortization of land claim maintenance fees paid annually to the BLM and similar fees paid to various Nevada Counties (together, "Claims Maintenance fees"), have been expensed in the consolidated statements of loss and comprehensive loss.

Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018
Drilling, assaying & geochemistry	$1,889,780	$1,001,301	$1,903,760
Wages and salaries, including share-based compensation	498,254	790,109	635,475
Amortization of Claims Maintenance fees	510,622	548,134	757,652
Geological contractors/consultants & related crew care costs	340,352	602,938	987,192
Permitting and environmental monitoring	26,770	60,084	163,300
Property evaluation and data review	-	36,116	-
Expenditures for the period	$3,265,778	$3,038,682	$4,447,379
Cumulative balance	$15,014,534	$11,748,756	$8,710,074

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on the Contact Properties are as follows:

	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018
Pony Creek	$484,698	$2,221,756	$3,854,801
South Carlin Projects	125,173	68,623	113,656
Green Springs	2,602,535	505,328	-
Cobb Creek	1,367	45,020	149,841
Portfolio properties	52,005	161,839	329,081
Property evaluation and data review	-	36,116	-
Expenditures for the period	$3,265,778	$3,038,682	$4,447,379
Cumulative balance	$15,014,534	$11,748,756	$8,710,074

Preferred Stock

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 Preferred Shares with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").

The Company bifurcated the value of the Preferred Shares in two components: (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").

Pursuant to (i) having satisfied the terms of a binding letter of intent (the "LOI") entered into with Waterton, and (ii) closing a private placement financing with Waterton Nevada (the "Redemption Placement"), the Company redeemed all of the issued and outstanding Preferred Shares on September 29, 2020 (the "Redemption").

The Redemption was completed as follows:

i) Contact Gold made a cash payment of $5,000,000 from the proceeds of the 2020 Offering to redeem USD 3,737,479 of the Preferred Shares (the "Cash Payment");

ii) Waterton Nevada purchased a total of 69,412,978 Contact Shares pursuant to the Redemption Placement at a deemed price per share of $0.195 for aggregate gross proceeds of $13,535,531; and

iii) Contact Gold used the proceeds of the Redemption Placement to redeem all of the remaining outstanding Preferred Shares.

Each period the statements of loss and comprehensive loss include the impact of a revaluation of these Embedded Derivatives.  Determination of the revaluation includes a considerable amount of judgment from management; the quantum from period-to-period is subject to a potentially significant amount of change and is generally inversely reflective of changes to the USD-denominated market price of the Contact Shares.

The fair value of the Embedded Derivatives immediately prior to the Redemption was determined to be $-nil reflecting in particular (i) the elimination of any optionality for any potential early conversion or possible change of control pursuant to the terms of the Preferred Shares, and (ii) the certainty of exercise of the Early Redemption Option at a price equal to that of the Contact Shares issuable in the 2020 Prospectus.  Accordingly, a non-cash loss of $634,417 on the change in fair value through to the date prior to the Redemption was recognized on the consolidated statements of loss and comprehensive loss for the year ended December 31, 2020.

Using the effective interest rate method, at a rate of 18.99%, the Preferred Shares, including the aggregate Dividend amount for the term to the Maturity Date, were carried at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss. The non-cash accretion of the "host" value for the year ended December 31, 2020 was $1,956,008 (year ended December 31, 2019: $2,218,595 and 2018: $1,842,900).  There was no further accretion following the Redemption.

Arising on a difference between the Redemption value, and the aggregate value of the "host" and the Embedded Derivatives at the time of Redemption, a non-cash loss was recognized of $3,605,230 in the year ended December 31, 2020.

A non-cash foreign exchange loss of $362,186 reflective of the depreciation of the $ compared to the USD through to the Redemption, was also recognized on the "host" (year ended September 30, 2019: non-cash gain of $610,407 and 2018: $741,314).

Wages and salaries of $1,273,182 for the year ended December 31, 2020 (2019: $1,555,414; and 2018: $1,070,348) reflects amounts earned by officers and employees of the Company, not directly attributable to exploration and including incentive remuneration awarded to employees of the Company relating to a particular year.  The expense in comparative periods includes directors' fees paid in cash, the value of which was payable in deferred share units ("DSUs") in 2020.

Write-down of exploration properties, as described in this MD&A, during the year ended December 31, 2020, the Company determined to write-down the carrying value of North Star by $616,475, Dixie Flats by $2,757,688, Rock Creek by $2,845,933, Hot Creek by $80,216, Wilson Peak by $412,308, and Sno by $250,243, with an aggregate tax recovery of $360,198, pursuant to the Company's assessment of the value implied by the farm-out arrangement entered into in early January 2021. During the year ended December 31, 2019 the Company determined to abandon the Dry Hills and Rock Horse properties and recognized a write-down from $1,381,434 to nil of the value of these two properties.  During the year ended December 31, 2018, the Company disposed of the "Santa Renia" and "Golden Cloud" exploration properties in exchange for cash consideration of approximately $0.64 million resulting in a $1,962,061 loss.  The Company also determined to abandon the Woodruff property during the year ended December 31, 2018, resulting in a $85,176 write-down in that year.

Stock-based compensation expense, as directly reflected in the consolidated statements of loss and comprehensive loss for the year ended December 31, 2020 is $266,774 (2019: $817,792; and 2019: $1,202,235).  An additional amount of $62,873 was charged to exploration and evaluation expenditures (2019: $152,962; and 2018: $177,653).  Refer in this MD&A under section "Outstanding Securities - Stock-based compensation" for a summary of cancellations, forfeitures and new awards of Options and DSUs during the year.  In determining the fair market value of stock-based compensation granted to employees and non-employees, management makes significant assumptions and estimates. These assumptions and estimates impact the stock-based compensation expense recognized and the balance of contributed surplus balance. Management has made estimates of the life of the Options, the expected volatility, and the expected dividend yields that could materially affect the fair market value of this type of security. Stock-based compensation expense should be expected to vary from period-to-period depending on several factors, including whether Options are granted in a period, and the timing of vesting or cancellation of such equity instruments.

Professional, legal and advisory fees recognized for the year ended December 31, 2020 of $524,049 (2019: $454,051; and 2018: $421,946) reflect ongoing legal, audit and related advisory services, as well as incremental compliance costs incurred due to the Company's legal status as a U.S. incorporated entity, listed on the TSXV.  Expenses increased in 2020 compared to those in 2019 as the Company prepared to undertake the two financings that closed during the period.

Investor relations, promotion, and advertising expenses of $180,835 for the year ended December 31, 2020 (2019: $249,749; and 2018: $502,384), include marketing activities (including in the comparative periods related travel costs), website maintenance, and related costs to update shareholders of Contact Gold and prospective investors.  Amounts in 2020 are lower than those of 2019 as a reflection of a shift in focus to more digital and virtual marketing efforts.

Administrative, office, and general expenses of $246,592 for the year ended December 31, 2020 (2019: $241,246; and 2018: $240,914), includes head office-related costs, listing and filing fees, banking charges, and other general administrative costs.  Such expenditures should generally be consistent period-over-period.

Foreign exchange loss during the year ended December 31, 2020 of $413,769 (2019: gain of $608,050: and 2018: loss of $542,343) reflects primarily the impact of the rate of exchange on the value of the Preferred Shares through to the Redemption, net of a gain on the revaluation of our USD-denominated cash balance at period end.  Depending on the volatility of the exchange rate from period-to-period, the impact on the consolidated statements of loss and comprehensive loss could be significant.

Segment information

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018
Canada	$7,647,949	$4,869,987	$5,246,902
United States	10,066,196	4,504,139	6,608,190
	$17,714,145	$9,374,126	$11,855,092

Significant non-cash items, including an impairment expense of $6,962,863, the loss on redemption of Preferred Shares of $3,605,230, and accretion expense on the Preferred Shares of $1,956,008 for the year ended December 31, 2020 (2019: $2,218,595 and 2018: $1,842,900) is reflected in the net loss attributable to Canada.  The net loss attributable to Canada for the year ended December 31, 2020 also includes a non-cash gain on the Embedded Derivatives of $634,417 (2019: loss of $48,635;  and 2018: gain of $461,261), and a non-cash foreign exchange loss of $413,769 (December 31, 2019: gain of  $608,050; and December 31, 2018: loss of  $542,343)

Summary of Quarterly Results and Fourth Quarter

The following table sets out selected quarterly financial information of Contact Gold and is derived from unaudited quarterly financial statements prepared by management.

Period	Revenues $	Net loss for the period $	Net loss per Contact Share for the period $
Three months ended December 31, 2020	- nil	9,133,094	0.04
Three months ended September 30, 2020	- nil	5,186,995	0.05
Three months ended June 30, 2020	- nil	692,049	0.01
Three months ended March 31, 2020	- nil	2,702,007	0.04
Three months ended December 31, 2019	- nil	1,772,760	0.02
Three months ended September 30, 2019	- nil	2,159,347	0.03
Three months ended June 30, 2019	- nil	3,664,724	0.06
Three months ended March 31, 2019	- nil	1,777,295	0.04

The Company's expenditures and cash requirements may fluctuate and lack some degree of comparability from period to period as a result of a number of factors including seasonal fluctuations, the write-off of capitalized amounts, share-based payment costs, tax recoveries and other factors that may affect the Company's activities.  In addition, the non-cashflow related impact of fair value estimates for the Contact Preferred Share embedded derivatives, as well as foreign exchange impacts arising therefrom may give rise to significant variability in results from one period to the next.  The Company's primary source of funding is through the issuance of share capital; accordingly, the Company's activity level and the size and scope of planned exploration projects may also fluctuate depending upon the availability of equity financing with favourable terms. When capital markets strengthen, and the Company is able to secure equity financing with favourable terms, the Company's activity levels and the size and scope of planned exploration projects may increase.

The Company's loss and comprehensive loss for the fourth quarter of 2020 reflects (i) non-cash impairment charge of $6,962,863; (ii) exploration and evaluation expenditures of $1,760,751; (ii) wages and salaries of $317,073; (iii) professional and legal fees of $246,351; (iv) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the third quarter of 2020 reflects (i) $3,605,230 non-cash loss arising on the Redemption; (ii) exploration and evaluation expenditures of $831,536; (iii) $801,076 recognized in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Gold Properties; (iv) the non-cash accretion of the host amount of the Preferred Shares of $682,467; (v) wages and salaries of $303,772; (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the second quarter of 2020 reflects (i) $1,572,766 recognized in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Gold Properties, (ii) foreign exchange gain of $560,956 reflective of the impact of the rate of foreign exchange on the value of the Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end; (iii) the non-cash accretion of the host amount of the Preferred Shares of $651,536, (iv) wages and salaries of $337,711; (v) exploration and evaluation expenditures of $333,299; (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive gain for the first quarter of 2020 reflects (i) $3,370,774 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Gold Properties, (ii) foreign exchange loss of $1,192,011 reflective of the impact of the rate of foreign exchange on the value of the Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end; (iii) the non-cash accretion of the host amount of the Preferred Shares of $622,005, (iv) exploration and evaluation expenditures of $340,192, (v) wages and salaries of $314,626; (vi) general office & administrative costs, investor relations and other administration costs.

The Company's loss and comprehensive loss for the fourth quarter of 2019 reflects (i) $704,170 recognized in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Gold Properties,  (ii) exploration and evaluation expenditures of $657,423, (iii) the non-cash accretion of the host amount of the Preferred Shares of $593,814,  (iv) wages and salaries of $560,472; (v) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the third quarter of 2019 reflects (i) exploration and evaluation expenditures of $723,812, (ii) the non-cash accretion of the host amount of the Preferred Shares of $580,708, (iii) $441,761 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Gold Properties; (iv) stock-based compensation of $260,326, and (v) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the second quarter of 2019 reflects (i) a loss on disposal of exploration properties of $1,381,434; (ii) exploration and evaluation expenditures of $1,059,106, (iii) $817,443 recognized in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Gold Properties (iv) the non-cash accretion of the host amount of the Preferred Shares of $534,960, (v) foreign exchange gain of $355,866; and (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the first quarter of 2019 reflects (i) $817,979 recognized in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Gold Properties; (ii) exploration and evaluation expenditures of $598,341, (iii) wages and salaries of $539,498; (iv) the non-cash accretion of the host amount of the Preferred Shares of $509,113, (v) stock-based compensation of $249,789, and (vi) general office & administrative costs, investor relations and other costs to administer the Company.

Financial Position

The following financial data and discussion is derived from the Consolidated Financial Statements.

	December 31, 2020	December 31, 2019
Current Assets	$5,162,944	$1,238,743
Total Assets	$36,081,596	$39,675,218
Total Current Liabilities	$412,498	$501,434
Total Liabilities	$2,119,711	$15,717,782
Shareholders' Equity	$33,961,885	$23,957,436
Number of Contact Shares outstanding	$240,757,892	84,471,973
Basic and fully diluted loss per weighted average number of Contact Shares for the period ended	$(0.14)	$(0.14)

Assets

The decrease in total assets reflects net decrease of $7.6 million to the value attributable to the Contact Gold Properties, a $4 million increase in the balance of cash and cash equivalents reflecting the closing of three financings in 2020 (inclusive of the Redemption Placement), net of continued exploration and general corporate activities, and the decrease of prepaids and deposits as compared to amounts held in the comparative year.

The Contact Properties, and changes to the reported values thereto, include:

	Pony Creek	Green Springs	Cobb Creek	South Carlin Projects	Portfolio properties	Total
	(a)	(b)	(c)	(d)	(e)
	$	$	$	$	$	$
December 31, 2018	29,425,698	-	312,474	4,439,555	7,169,591	41,347,318
Additions	-	466,857	-	-	-	466,857
Recovery from earn-in	-	-	(88,163)	-	-	(88,163)
Disposals & Abandonments	-	-	-	-	(1,381,434)	(1,381,434)
Foreign Exchange	(1,410,674)	(5,200)	(18,599)	(212,830)	(333,262)	(1,980,565)
December 31, 2019	28,015,024	461,657	205,712	4,226,725	5,454,895	38,364,013
Additions	60,766	147,880	-	-	-	208,646
Recovery from earn-in	-	-	(140,265)	-	(32,678)	(172,943)
Impairments	-	-	-	(3,374,163)	(3,588,700)	(6,962,863)
Foreign Exchange	(548,992)	(4,791)	(36,651)	(75,674)	(10,350)	(676,458)
December 31, 2020	27,526,798	604,746	28,796	776,888	1,823,167	30,760,395

The value of the Contact Properties may vary period-over-period reflective of changes in the USD-$ foreign exchange rate.  Balances presented as the "Portfolio properties" include those Contact Properties that are not separately identified.

An estimate for reclamation costs of $60,766 (2019: $nil) and $80,920 (2019: $nil) is included in the value of Pony Creek, and in Green Springs, respectively.

In asset purchases that are not business combinations under the Financial Accounting Standards Board's (the "FASB") Accounting Standards Codification ("ASC") ASC 805, Business Combinations, a deferred tax asset ("DTA") or liability ("DTL") is calculated with the impact recorded against the assigned value of the asset acquired. However, ASC 740, Income Taxes, prohibits any immediate income tax expense or benefit from the recognition of those deferred taxes. There is a DTL-related balance attributable to the mineral properties acquired in respect of NNPT, calculated at a rate of 5% and determined using a simultaneous equations method, attributed to the respective properties.

Liabilities

Current liabilities as at December 31, 2020 comprises payables of $379,765 (December 31, 2019: $468,058), accrued liabilities of $32,733 (December 31, 2019: $33,376) reflective of the amount due to the Cobb Counterparty in the next 12-months. The balances of payables and accruals will generally vary dependent upon the level of activity at the Company, and the timing at period end of invoices and amounts we have actually paid.

During the year ended December 31, 2020, the Company recognised a reclamation obligation of $141,686 relating to disturbance at the Pony Creek and Green Springs (year ended December 31, 2019: $nil).  The balance has been included as a non-current obligation reflective of the estimated future timing of any related reclamation and remediation activities.

Pursuant to the Redemption, the balance of liabilities at December 31, 2020 relating to the values of the "host" and the Embedded Derivatives that comprise the Preferred Shares are nil.

A summary of changes to the value of the Preferred Shares in the year ended December 31, 2020 is as follows:

Host instrument:

Carrying value of the Preferred Shares host instrument at December 31, 2019	$12,612,107
Change in carrying value
Accretion	1,956,008
Foreign exchange	362,186
Redemption at September 28, 2020	(18,535,531)
Loss on Redemption	3,605,230
December 31, 2020	$-
Embedded Derivatives:
Fair value of Embedded Derivatives at December 31, 2019	$634,417
Extinguishment of Embedded Derivatives upon Redemption	(634,417)
December 31, 2020	$-

Liquidity and Capital Resources

Going Concern, Capital Management and Contractual Obligations

The properties in which we currently have an interest are in the exploration stage. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  As at the date of this MD&A, the Company has approximately $4.06 million available in cash, and working capital of approximately $4.19 million.  Contact Gold's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Consolidated Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing through the issuance of debt or equity.

In March 2020 the World Health Organization declared coronavirus COVID-19 ("COVID-19") a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn.  As of the date of this MD&A, COVID-19 has had no impact on the Company's ability to access and explore its current properties but may impact the Company's ability to raise money or explore its properties should travel restrictions be extended or expanded in scope. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company's business or ability to raise funds.

Although the Company has been successful in the past in obtaining financing, there is no assurance that the Company will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may cast substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that the Consolidated Financial Statements are issued.

Consequently, management pursues various financing alternatives to fund operations and advance its business plan, the most recent of which include the 2020 Private Placement, and the 2020 Offering, each as detailed in this MD&A. The Company acknowledges that satisfaction of its capital requirements and completion of its planned exploration program for 2021, will require additional funding, likely by way of a capital raise, likely through a capital raise in the first half of the year.  There is no guarantee that any contemplated transaction will be concluded. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest certain mineral property assets, to preserve working capital and alleviate any going concern risk.

Circumstances that could impair our ability to raise additional funds, or our ability to undertake transactions, are discussed in the Annual Report under the heading "Risk Factors".  In particular, the Company's access to capital and its liquidity will be impacted by global macroeconomic trends, the significant global impacts from the COVID-19 outbreak, fluctuating commodity prices and investor sentiment for the mining and metals industry.

Capital Management

Contact Gold manages its capital in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash. To facilitate the management of its capital requirements, Contact Gold prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. It is necessary for the Company to raise new capital to fund operations on a reasonable regular basis. We believe that this approach, given the relative size and stage of Contact Gold, is reasonable.

There may be circumstances where, for sound business reasons, funds may be re-allocated at the discretion of the Board or management of Contact Gold. While we remain focused on our plans to continue exploration and development on the Contact Properties, we may (i) conclude to curtail certain operations; or (ii) should we enter into agreements in the future on new properties we may be required to make cash payments and complete work expenditure commitments under those agreements, which would change our planned expenditures.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group.

Contractual Obligations

As a consequence of the Redemption and the 2020 Offering, the following contractual obligations were expunged:

A. Contact Gold and Goldcorp USA, Inc. ("Goldcorp"), an affiliate of Newmont Corporation, entered into an investor rights agreement in 2017 whereby, for so long as Goldcorp maintains a 7.5% or greater equity ownership interest in Contact Gold:

a) Goldcorp will have the right to maintain its pro rata ownership percentage of Contact Gold during future financings;

b) Goldcorp shall have the right to receive regular updates of technical information about Contact Gold;

c) Contact Gold will form, at Goldcorp's request, a technical committee and Goldcorp will have the right to appoint not less than 25% of the members of the technical committee; and

d) If Goldcorp elects to sell a block of more than 5% of the Contact Gold Shares, Contact Gold will have the right to designate buyers.

B. The Preferred Shares carry certain rights, privileges, restrictions and conditions for which there is no accounting impact.  Pursuant to the Redemption, none of these rights continue to apply.

Outstanding Securities

There were 240,757,892 Contact Shares issued and outstanding as at December 31, 2020 (84,471,973 at December 31, 2019), with no Restricted Shares remaining (December 31, 2019: 33,334).  As of the date of this MD&A, there are 240,812,107 Contact Shares issued and outstanding, and 53,550,125 share purchase warrants outstanding.

Recent financings and issuances of Contact Shares

To maintain financial flexibility, the Company filed the Shelf Prospectus with the Commissions on October 24, 2018. The Shelf Prospectus will, subject to securities regulatory requirements, enable Contact Gold to make offerings of up to $30 million of any combination of Contact Shares, debt securities, subscription receipts, units and warrants (all of the foregoing, collectively, the "Securities") during the 25-month period that the Shelf Prospectus, including any amendments thereto, remains valid.

The specific terms of any future offering of Securities will be established in prospectus supplements to the Shelf Prospectus (a "Prospectus Supplement"), filed with the applicable Canadian securities regulatory authorities.

A. On May 22, 2020, the Company closed the final tranche of the 2020 Private Placement.  In aggregate with the closing of the first (April 24, 2020) and second (May 5, 2020) tranches of the 2020 Private Placement, the Company issued 12,500,000 PP Units, at $0.10 each, for gross proceeds of $1,250,000. Each PP Unit consists of one Contact Share and a PP Warrant, with each PP Warrant entitling the holder to purchase an additional Contact Share at a price of $0.15 per share for a period of 24 months from the issuance date of each PP Warrant, subject to accelerated vesting and expiration conditions.

The securities issued pursuant to the 2020 Private Placement are subject to a four month and one day statutory hold period in Canada, and are also deemed to be "restricted securities " under Rule 144 of the United States' Securities Act of 1933, as amended (the "Securities Act"), which generally requires a one-year hold period.  In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the Expiry Date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided.

The fair value of each PP Warrant issued was determined using the Black Scholes valuation model; the significant inputs into the model were share price of $0.10, exercise price of $0.15, volatility of 67%, determined on the Company's historical data over an expected life of 2 years and adjusted to better align with that which was recognized in determining the original value of the host instrument of the Preferred Shares (the "Volatility Calculation"), and an annual risk-free interest rate of 0.32%, resulting in a fair value of $0.05 per PP Warrant.

B. In satisfaction of the first anniversary payment obligation under the Green Springs Option the Company issued  362,941 Contact Shares on July 23, 2020.  The Contact Shares issued were valued at USD$50,000 ($66,960).

C. On August 17, 2020, pursuant to an exercise of PP Warrants, the Company issued 140,000 Contact Shares.

D. On September 29, 2020, pursuant to the 2020 Prospectus Supplement, and an offering statement filed on Form 1-A, which includes an offering circular, pursuant to Regulation A under the Securities Act, filed with the SEC, the Company closed the 2020 Offering, issuing 73,870,000 "Prospectus Units" at a price of $0.20 per Prospectus Unit of gross proceeds of $14,774,000.

Each Prospectus Unit consists of one Contact Share and one-half of one Contact Share purchase warrant (each whole warrant, a "Prospectus Warrant"), with each Prospectus Warrant entitling the holder thereof to acquire one Contact Share at an exercise price of $0.27 until September 29, 2022.  The fair value of each Prospectus Warrant issued was determined using the Black Scholes valuation model; the significant inputs into the model were share price, exercise price of $0.185, volatility of 67%, determined using Volatility Calculation, and an annual risk-free interest rate of 0.24%, resulting in a fair value of $0.05 per PP Warrant.

Share issue costs of $1,831,743 associated with the 2020 Offering were recognized in the period.  Share issue costs includes an amount of $1,030,109 in fees paid in cash to the underwriters of the 2020 Offering, including $179,084 in expenditures incurred directly by the underwriters that were also net settled on closing of the 2020 Offering.  The Company also issued 4,255,125 broker warrants ("Broker Warrants") as partial consideration for services associated to the 2020 Offering. Each Broker Warrant entitles the holder thereof to acquire one Contact Share at a price of $0.27 until September 29, 2022. The value of the Broker Warrants of $198,246 has been recognized as share issue costs on the statement of equity.

E. Concurrent with closing the 2020 Offering, and pursuant to having satisfied the terms of the LOI, Waterton Nevada purchased a total of 69,412,978 Contact Shares in a private placement offering at a deemed price per Contact Share of $0.195, for aggregate gross proceeds of $13,535,531.  Share issue costs of $71,733 associated with the Redemption Placement were recognized in equity in the period.  As discussed in this MD&A, the proceeds of the Redemption Placement were used, along with $5,000,000 in cash from the proceeds of the 2020 Offering, to redeem the Preferred Shares. Share issue costs of $71,733 associated with the Redemption Placement were recognized in equity in the period.

F. On March 10, 2021, pursuant to the exercise of RSUs, the Company issued an aggregate of 54,215 Contact Shares.

Escrowed Contact Shares and other restrictions and obligations

As at December 31, 2020, there were no remaining Contact Shares held in escrow pursuant to the rules of the TSXV (December 31, 2019 - 3,511,538).

So long as Waterton Nevada holds at least 15% of the issued and outstanding Contact Shares it has the right to maintain its pro rata interest in the Company in subsequent financings.  Waterton Nevada also holds certain registration rights as it relates to offerings of Contact Shares.

Stock-based compensation

i) Stock Options

As at December 31, 2020, there were 11,532,500 (December 31, 2019: 6,395,000) Options outstanding to purchase Contact Shares, of which 3,756,666 had vested at December 31, 2020 (December 31, 2019: 1,691,666).  As at the date of this MD&A, there are 11,532,500 Options outstanding to purchase Contact Shares, of which 4,464,999 had vested. The remaining average contractual life of Options outstanding is 3.45 years.

Recent awards, issuances and activity:

  On December 23, 2020, 3,112,500 Options priced at $0.12, vesting in thirds with a five-year expiry from the date of grant were awarded to directors, officers and other Company personnel.
  On June 10, 2020, 100,000 Options previously awarded to consultants to the Company were forfeited further to the termination of the respective services agreements.
  On January 16, 2020, 2,125,000 Options at priced at $0.19, vesting in thirds with a five-year expiry from the date of grant were awarded to directors, officers and other Company personnel.

ii) Deferred Share Units

The Company awarded 1,027,231 DSUs to certain directors during the year ended December 31, 2020 (2019: 402,263).  Directors' fees are paid quarterly; and beginning in July 2019 the Company changed the form of remuneration payable to the independent directors to DSUs, rather than cash.  A further 423,909 DSUs were awarded subsequent to period end to these same directors.

DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

iii) Restricted Share Units

An award of 322,500 RSUs was made to certain employees and officers of the Company during the year ended December 31, 2020.

Certain officers and employees exercised an aggregate of 54,215 vested RSUs on March 10, 2021 resulting in the issuance of 54,215 Contact Shares.

Financial Instruments and Other Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.  Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset, and the net amount reported in the consolidated balance sheets, when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement.

The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices (unadjusted) in active markets for identical assets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

Held-for-trading financial assets and liabilities are recorded at fair value as determined by active market prices or valuation models, as appropriate.  Valuation models require the use of assumptions, which may include the expected life of the instrument, the expected volatility, dividend payouts, and interest rates. In determining these assumptions, management uses readily observable market inputs where available or, where not available, inputs generated by management.  Changes in fair value of held-for-trading financial instruments are recorded in gain or loss for the period.  The Company held no held-for-trading financial assets or liabilities as at December 31, 2020.  The Embedded Derivatives, which were classified as Level 3 financial liabilities at FVTPL, and valued together as one embedded derivative were eliminated pursuant to the Redemption. Certain inputs to the calculation of the value of the Embedded Derivatives used Level 2 and Level 3 inputs.

Available-for-sale financial assets are recorded at fair value as determined by active market prices. Unrealized gains and losses on available-for-sale investments are recognized in other comprehensive gain or loss. If a decline in fair value is deemed to be other than temporary, the unrealized loss is recognized in net loss (gain).  Investments in equity instruments that do not have an active quoted market price are measured at cost. As at December 31, 2020, the Company has classified certain of its financial assets in this category.

Loans and receivables are recorded initially at fair value, net of transaction costs incurred, and subsequently at amortized cost using the effective interest rate method.  Loans and receivables of Contact Gold are composed of 'Cash and Cash Equivalents' (Level 1); and 'Receivables' (Level 2) and are classified as current or non-current assets according to their nature.  The carrying value of the Company's loans and receivables as at December 31, 2020 approximate their fair value due to their short-term nature.

Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period.  Other financial liabilities include payables and accrued liabilities (Level 2), and the Cobb Creek obligation (Level 3).  Other financial liabilities are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities. One USD 30,000 payment of the Cobb Creek obligation is due in November 2021.

Risks Associated With Financial Instruments

The Company is exposed in varying degrees to a variety of financial instrument related risks. As at December 31, 2020, the Company's financial instruments consist of cash, receivables, marketable securities and accounts payable and accrued liabilities. It is management's opinion that (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in the Consolidated Financial Statements.

The Cobb Creek Obligation are considered to Level 3 type financial liabilities, determined by observable data points, in particular the Company's share price, and for certain of these financial instruments, the rate of USD-$ foreign exchange and the Company's credit spread, with reference to current interest rates and yield curves.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.  As at December 31, 2020 the balance of cash held on deposit was $4.75 million (December 31, 2019: $0.8 million). The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.  The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for the Company's shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Fair Value Estimation

With the exception of the Preferred Shares, and other non-current liabilities, the carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's mineral property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $26,798 increase or decrease respectively, in the Company's cash balance.  The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.  A significant portion of the Company's cash balance may be held in USD in any given period.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgements, estimates, and assumptions that affect the reported amounts of assets, liabilities, and expenses. A detailed presentation of all of Contact Gold's significant accounting policies and the estimates derived therefrom, along with discussion as to judgments and estimates made by management which might impact the financial information, and a summary of new accounting pronouncements, please refer to our disclosures in the Consolidated Financial Statements at Note 2.

Preliminary internal discussions have begun in order to evaluate the consequences of the new pronouncements, but the full impact has yet to be assessed.

Known Trends and Uncertainties

Trends and uncertainties, and economic and industry risk factors that may affect our business, in particular those that could affect our liquidity and capital resources, are described in more detail under the heading "Risk Factors" in this Annual Report.  In particular, there are currently significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development, including:

Global Financial Conditions, and the Market Price of the Company's Securities

Global financial conditions have been characterized by ongoing volatility with a particularly negative impact on access to public financing for earlier-stage and even advanced-stage mineral exploration companies.  As at the date of this MD&A there is also a significant amount of uncertainty and economic disruption caused by the global COVID-19 outbreak that has had a volatile and unpredictable impact on access to capital and liquidity, and access to public financing.

These conditions may affect the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. If such conditions continue, the Company's operations could be negatively impacted.  More specifically, the price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events.  If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline, and the Company's operations may be materially and adversely affected.

The Contact Shares currently trade on the TSXV. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries. There is no assurance that the price of the Contact Shares will be unaffected by any such volatility.

The price of the Contact Shares is also likely to be significantly affected by short-term changes in mineral and commodity prices or in its financial condition or results of operations as reflected in its quarterly financial reports.

Other factors that may have an effect on the price of the Contact Shares include those listed under heading "Risk Factors - Global Financial Conditions and the Market Price of the Company's Securities

As a result of any of these factors, the market price of the Contact Shares at any given point in time may not accurately reflect the Company's long-term value and shareholders may experience capital losses as a result of their investment in the Company.  Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Early-Stage Development Company

The Company is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. The Company's properties have no established mineral resources or mineral reserves on any of the Contact Properties due to the early stage of exploration at this time.  Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource or mineral reserve and it is uncertain if further exploration will result in the determination of any mineral resource or mineral reserve. Quantities and/or grade described in this MD&A should not be interpreted as assurances of a potential mineral resource or reserve, or of potential future mine life or of the profitability of future operations.

Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of the Company's projects can be mined profitably. Substantial expenditures are required to establish mineral resources or mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Any profitability in the future from the business of the Company will be dependent upon developing and commercially mining an economic deposit of minerals, which in itself is subject to numerous risk factors.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time that even a combination of management's careful evaluation, experience and knowledge may not eliminate. While discovery of ore-bearing structures may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling and to construct mining and processing facilities at a particular site. It is impossible to ensure that the current exploration and development programs of the Company will result in profitable commercial mining operations. The profitability of the Company's operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors.  Substantial expenditures are required to establish mineral reserves that are sufficient to support commercial mining operations and to construct, complete and install mining and processing facilities on those properties that are actually developed.

No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource, or that any such mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.

Where expenditures on a property have not led to the discovery of mineral reserves, incurred expenditures will generally not be recoverable.

Government Regulation

The Company's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for the Company to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company's licences and permits will be granted, or that once granted will be extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that the Company requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company. The Company may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties. The Company will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to comply with any such conditions. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes.

Proposed Transactions

The Company is currently planning a series of corporate activities designed to redomicile Contact Gold Corp. to a Canadian jurisdiction, which may involve the creation of a new class of equity for certain shareholders, as well as the exchange of Contact Shares for newly issued common shares in the redomiciled Canadian company on a one-for-one basis.  Furthermore, as is typical of the mineral exploration and development industry, management of Contact Gold continually review potential merger, acquisition, investment, and joint venture transactions and opportunities that could enhance shareholder value.  There is no guarantee that any contemplated transaction will be concluded.

Additional disclosure for Venture Issuers without Significant Revenue

Additional disclosure concerning Contact Gold's general and administrative expenses and mineral exploration property costs are provided in the consolidated statements of loss and comprehensive loss and notes to the Consolidated Financial Statements.  These financial statements are available on Contact Gold's website at www.contactgold.com or on its SEDAR profile accessed through www.sedar.com.

Scientific and Technical Disclosure

The Contact Properties are all early stage and do not contain any mineral resource estimates as defined by NI 43-101. There are no assurances that the geological similarities to projects mentioned herein operated by GSV or the Emigrant Mine, or other project along the Carlin Trend, will result in the establishment of any resource estimates at any of Contact Gold's property interests including Pony Creek, or that the Pony Creek can be advanced in a similar timeframe. The potential quantities and grades disclosed herein are conceptual in nature and there has been insufficient exploration to define a mineral resource for the targets disclosed herein. It is uncertain if further exploration will result in targets on any of the Contact Properties being delineated as a mineral resource.

The scientific and technical information contained in this MD&A has been reviewed and approved by Vance Spalding, CPG, Vice President Exploration, Contact Gold, who is a "qualified person" within the meaning of NI 43-10.

Additional Information

For further information regarding Contact Gold, refer to those continuous disclosure filings made with the Canadian securities regulatory authorities available under Contact Gold's profile on SEDAR at www.sedar.com.

Subsequent Events Not Otherwise Described Herein

With the exception of transactions and activities described in this MD&A, there were no subsequent events.

ITEM 3. DIRECTORS AND OFFICERS

The following table sets forth certain information regarding the members of the Board, each of whom is elected at each annual meeting of stockholders and serves until his successor is elected and qualified or until his earlier resignation or removal, and our executive officers:

Name	Age	City of residency	Position Held with Contact Gold
Matt Lennox-King	44	Whistler, BC	President & CEO, Director
John Wenger	46	Vancouver, BC	Vice-President, Strategy and Chief Financial Officer
Andrew Farncomb	40	Toronto, ON	Senior Vice-President, Director
Vance Spalding	55	Spring Creek, NV	Vice-President, Exploration
Charlie Davies	44	Toronto, ON	Director
John Dorward	49	Toronto, ON	Director
Riyaz Lalani	44	Toronto, ON	Director
George Salamis	55	North Vancouver, BC	Director
Mark Wellings	58	Toronto, ON	Director

Matthew Lennox-King brings over 20 years of experience in mineral exploration to the Company, as a geologist, and mining company executive.  From April 2011 to November 2015, Mr. Lennox-King was President and Chief Executive Officer of Pilot Gold Inc. (now Liberty Gold Corp.)("Pilot Gold"), a TSX listed gold exploration & development company, active in the Western United States and Eastern Europe. At Pilot Gold, Mr. Lennox-King raised over $70 million in equity financings to support the company's activities. Prior to joining Pilot Gold, Mr. Lennox-King was a Senior Geologist at Fronteer Gold Inc. where he successfully identified properties and executed multimillion-dollar exploration programs that generated exponential deposit growth for Fronteer Gold. Mr. Lennox-King brings expertise in mineral exploration, finance, corporate governance, M&A and corporate leadership to his role as President & CEO. Mr. Lennox-King holds a B.Sc. in Geological Sciences from the University of British Columbia and was a 2014 recipient of Business in Vancouver's Top 40 Under 40. Mr. Lennox-King was previously also a non-executive director of BCM Resources Inc., a TSX-V listed base metals focused exploration company.

John Wenger served as Chief Financial Officer and Corporate Secretary of Pilot Gold from 2011 to 2017, where he was part of a management team that raised over $100 million, and successfully completed multiple property transaction deals and acquisitions. Mr. Wenger worked for Ernst & Young LLP from 2001 to 2011 where he acquired considerable experience in financial reporting for both Canadian and U.S. publicly listed companies, primarily in the mining industry. Mr. Wenger has been a Chartered Professional Accountant with the Chartered Professional Accountants of British Columbia since 2006. Mr. Wenger was previously a non-executive director of Osprey Gold Development Ltd., and Capella Minerals Ltd., each a TSXV-listed exploration company. Mr. Wenger is also corporate secretary of the Company.

Andrew Farncomb brings extensive experience in the capital markets to the Company. Mr. Farncomb has diverse experience advising public and private companies on mergers and acquisitions and financing transactions across a range of sectors. In the natural resources sector, Mr. Farncomb has worked with exploration to production stage companies in advisory and Board capacities. Mr. Farncomb is a founder and Principal at Cairn Merchant Partners LP, an independent merchant bank focused on principal investing. Prior to forming Cairn Merchant Partners, Mr. Farncomb was a Partner at Paradigm Capital Inc., a Canadian investment bank focused on small to medium-sized companies. Prior to Paradigm Capital, Mr. Farncomb held a business development role at a consumer goods company in Hong Kong. Mr. Farncomb is also a board member of several TSXV-listed and private companies. He is also a member of the board of directors and chairs the Investment Committee at the Flavelle Foundation. Mr. Farncomb graduated from the Smith School of Business at Queen's University with a Bachelor of Commerce (Honors) degree.

Vance Spalding brings experience in gold exploration from a career that spans more than 28 years. A Certified Professional Geologist (AIPG), and Qualified Person, he most recently served as Deputy Director of Brownfields Exploration for Kinross Gold Corporation. At Kinross, Mr. Spalding built and led the exploration team at Bald Mountain from January 2016 to June 2017, overseeing 60 km of drilling and adding 1.24 Moz of gold to the mineable reserve base. Mr. Spalding previously worked with Pilot Gold from listing in April of 2011 until January 2016 serving first as Exploration Manager and then as Vice President of Exploration, identifying projects for acquisition and managing exploration programs in Nevada, Utah, and Turkey. Prior to this, Mr. Spalding served as Fronteer Gold's U.S. Exploration Manager from 2009 until the sale to Newmont Mining Corporation in 2011, where he oversaw the generative exploration program as well as early to advance stage drilling and development. He served as Project Manager at Centerra / Cameco Gold from 1997 to 2009, where he led the discovery of 2 Moz of gold at the REN project on the northern Carlin Trend. He also served as Exploration Manager at Centerra's Kumtor Gold mine in the Kyrgyz Republic. Prior to Centerra, he worked with Santa Fe Pacific Gold and Gold Fields Mining on various exploration and development projects in the western United States, including Mule Canyon and Atlanta in Nevada, and Elkhorn in Montana. Mr. Spalding holds a B.Sc. in Geology from the University of Idaho.

Charlie Davies has over 15 years of experience in exploration and mining, and is currently the Principal, Exploration for Waterton Global Resource Management, Inc., where his primary duties involve technical evaluations and developing mining projects for study work. Prior to joining Waterton, Mr. Davies served over six years as an Exploration Manager for Kinross Gold. Prior to Kinross Gold, Mr. Davies held senior exploration management roles for Bolnisi Gold NL in Mexico and Ivanhoe Mines Mongolia Ltd in Mongolia. Mr. Davies was awarded a PhD in Economic Geology and holds a Bachelor of Science (First Class Honours).

John Dorward is President and Chief Executive Officer of Roxgold Inc., a TSX-listed gold producer and has over 20 years of experience in the mining and finance industries. Prior to his time at Roxgold, Mr. Dorward served as Vice-President, Business Development at Fronteer Gold from October 2009 to April 2011 where he was an integral part of the team that sold the large Michelin uranium deposit, acquired AuEX Ventures Inc., and successfully advanced Fronteer Gold's properties prior to the company's sale to Newmont for $2.3 billion in 2011. Mr. Dorward was the Chief Financial Officer of Mineral Deposits Ltd. from 2006 to 2009, where he was responsible for financing the construction of the Sabodala Gold Project in Senegal, West Africa, and was the Chief Financial Officer at Leviathan Resources Ltd., an ASX-listed gold producer, before its acquisition in 2006. He is currently a non-executive director of Navarre Minerals Ltd., an ASX-listed exploration company, and from 2011-2015 served as a non-executive director of Pilot Gold.

Riyaz Lalani is Chief Operating Officer at Think Research, and was previously the Chief Corporate Officer at The Supreme Cannabis Company, Inc. through January 2020.  Mr. Lalani specializes in financial transactions, shareholder actions, crisis communications and media relations. As the founder and CEO of leading communications and stakeholder relations firm Bayfield Strategy, Inc. ("Bayfield"), Mr. Lalani has extensive experience working with public companies, boards of directors, shareholders and the media. He has been involved with more than 150 shareholder actions and dozens of hostile M&A transactions. Before founding Bayfield, Mr. Lalani was the Chief Operating Officer of Canada's largest proxy firm, where he co-led the firm's efforts to provide confidential strategic and governance advice to more than a dozen large-cap public companies to protect against potential or threatened dissident actions. He was also previously employed by an international asset manager for 10 years in New York and Toronto, including as its director of research for several years. Mr. Lalani is a director of a TSX-V listed company, and a past director of three public companies

George Salamis has over 25 years of experience in mineral exploration, mine development and operations and was previously the Executive Chairman of Integra Gold Corp., a gold development company acquired by Eldorado Gold for C$590M in June 2017. Mr. Salamis is also Chief Executive Officer of Pinecrest Resources Ltd., a TSXV-listed exploration company. Mr. Salamis has previously held senior management positions with a number of mining companies including Placer Dome Inc. and Cameco Corporation. He has been involved in mergers and acquisitions transactions valued over $1.8 billion, either through the sale of assets, or of junior mining companies that he played a key role in building. Mr. Salamis holds a degree in geology from the University of Montreal.

Mark Wellings is a mining professional with over 30 years of international experience in both the mining industry and mining finance sector and is currently President and Chief Executive Officer and a director of Eurotin Inc., a the chairman of Superior Gold Inc., and a director of Adventus Mining Corporation and Principal at INFOR Financial Group Inc. From 1988 to 2004, Mr. Wellings worked in the mining industry with a variety of companies and roles including Derry, Michener, Booth & Wahl, Arimco N.L., Inco Ltd. and Watts Griffiths McOuat in exploration, development and production. In 1996, Mr. Wellings joined the investment dealer GMP Securities L.P. where he co-founded the firm's corporate finance mining practice. During his 18 years at GMP, Mr. Wellings was responsible for, and advised on, some of the Canadian mining industry's largest transactions, both in equity financing and mergers and acquisitions. Mr. Wellings is a Professional Engineer and holds a Master of Business Administration degree and a Bachelor of Applied Science degree in Geological Engineering.

Summary Compensation Table

The following table sets forth information regarding compensation for fiscal year 2020 awarded to, earned by or paid to our three most highly compensated executives during 2020.

Name	Cash Compensation	Other Compensation	Total Compensation
Matt Lennox-King	$250,000	$7,410(1)	$257,410
Vance Spalding	$254,885	$26,830(2)	$281,715
John Wenger	$225,000	$8,206(3)	$233,206

(1) Consists of life insurance coverage, extended medical and dental premiums.

(2) Consists of life insurance coverage, extended medical and dental premiums, in aggregate of $US$12,000 ($16,098), and an annual amount of US$8,000 ($10,732) paid in cash in lieu of Company contributions to a US 401k plan. United States dollar amounts translated based on the Bank of Canada's daily average exchange rate 1.3415 for the year ended December 31, 2020.

(3) Consists of life insurance coverage, extended medical and dental premiums.

Executive Incentive Plan

Each of Messrs. Lennox-King, Spalding, and Wenger (together, the "Named Executive Officers") will be eligible to participate in the such annual employee and executive incentive plans as may be approved by the Compensation Committee (the "Compensation Committee") of the Board from time to time ("Performance Incentive Plan"). The Company's first formal performance incentive arrangement was implemented in 2018.  The Performance Incentive Plans implemented for each subsequent year considered similar measures of performance and weighting.

Performance Incentive Plans are administered by the Compensation Committee.  Pursuant to the 2020 Performance Incentive Plan, each participant was eligible for an incentive payment in 2020 calculated as follows:

(1) The maximum Target Bonus as a % of Salary for each of the Named Executive Officers is set forth in this Annual Report under heading "Employment Agreements".

(2) Performance as a % of Target is determined as having 40% weighting to a measure of the Company's share price performance relative to peers for the year, and a 60% weighting as to individual performance across the following areas: Exploration Success; Business Development; and Safety.

For 2020 there were no amounts awarded pursuant to any bonus plan.

Specific goals and performance measurement objectives for the NEOs relating to 2021 have not been approved at the date of this Annual Report.  It is expected that the general categories for individual performance weighting will be in line with those of previous years.

Equity Incentive Plan Information

The following tables provides information regarding outstanding stock option awards and awards of restricted share unit awards held by each of the persons named in the Summary Compensation Table as of the date of this Annual Report.

Options

Name and position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Issue, conversion or exercise price ($)	Expiry date
Matt Lennox-King	-	300,000	0.12	December 24, 2025
	-	200,000	0.19	January 15, 2025
	58,333	116,667	0.275	April 3, 2024
	400,000	200,000	0.39	March 28, 2023
Vance Spalding	-	300,000	0.12	December 24, 2025
	-	175,000	0.19	January 15, 2025
	50,000	100,000	0.275	April 3, 2024
	333,334	166,666	0.39	March 28, 2023
John Wenger	-	300,000	0.12	December 24, 2025
	-	175,000	0.19	January 15, 2025
	50,000	100,000	0.275	April 3, 2024
	333,334	166,666	0.39	March 28, 2023

Restricted Share Units

Name and position	Number of Securities Underlying Unexercised RSUs (#) Exercisable	Number of Securities Underlying Unexercised RSU (#) Unexercisable	Issue, conversion or exercise price ($)	Expiry date
Matt Lennox-King	-	62,500	N/A	December 24, 2023
	-	33,334	N/A	January 15, 2023
Vance Spalding	-	50,000	N/A	December 24, 2023
	-	50,160	N/A	January 15, 2023
John Wenger	-	50,000	N/A	December 24, 2023
	-	30,000	N/A	January 15, 2023

Employment Agreements

The employment agreements in place for each of the each of the persons named in the Summary Compensation Table are of an indefinite term and contain provisions regarding base salary, paid vacation time, and eligibility for benefits and security-based compensation. The employment agreements also contain confidentiality provisions of indefinite application and certain change-of- control provisions, as discussed below.

Employment Agreement with Matthew Lennox-King

The Company and Mr. Lennox-King are parties to an employment agreement, dated as of April 7, 2017 (the "MLK Employment Agreement"), providing for the terms and conditions of Mr. Lennox-King's employment as President and Chief Executive Officer of the Company.

The MLK Employment Agreement provides for an annual base salary of $250,000 during the period from June 7, 2017 to December 31, 2017.  There has been no increase to the annual base salary for subsequent periods.  In addition, Mr. Lennox-King is entitled to a target bonus opportunity under the Performance Incentive Plan in any given year equal to 60% of his base salary and is eligible to participate in equity remuneration and other employee benefit plans offered to other senior executives of the Company.

Under the MLK Employment Agreement, if the Company terminates Mr. Lennox-King's employment without cause, Mr. Lennox-King shall be entitled to (i) his earned but unpaid compensation, (ii) any amounts of compensation awarded pursuant to the Performance Incentive Plan with respect to a completed calendar year which remains unpaid on termination, and (iii) a severance payment in the aggregate amount equal to 100% of his annual base salary within 7 business days following the earlier of (a) the Termination Date, or (b) the date at which Annual Bonus amounts are paid to active employees.  Furthermore, in the event of a possible Change of Control, Mr. Lennox-King is also entitled to a lump sum payment, and his unvested Options and RSUs shall vest immediately.  The estimated payment, including perquisites, for Mr. Lennox-King, assuming the occurrence a Change of Control and resultant cessation of employment, on December 31, 2020, is approximately $610,074, less statutory deductions. The specific entitlements and mechanics by which a Change of Control payment is determined and awarded are detailed and defined in this Annual Report under heading "Employment Agreements - Change of Control".

Employment Agreement with Vance Spalding

The Company and Mr. Spalding are parties to an employment agreement, dated as of April 7, 2017 (the "VS Employment Agreement"), providing for the terms and conditions of Mr. Lennox-King's employment as President and Chief Executive Officer of the Company.

The VS Employment Agreement provides for an annual base salary of USD 190,000 during the period from June 7, 2017 to December 31, 2017.  There has been no increase to the annual base salary for subsequent periods.  In addition, Mr. Spalding is entitled to a target bonus opportunity under the Performance Incentive Plan in any given year equal to 40% of his base salary, with full discretion of the Board of up to 60% for extraordinary achievement, and is eligible to participate in equity remuneration and other employee benefit plans offered to other senior executives of the Company.

Under the VS Employment Agreement, if the Company terminates Mr. Spalding's employment without cause, Mr. Spalding shall be entitled to (i) his earned but unpaid compensation, (ii) any amounts of compensation awarded pursuant to the Performance Incentive Plan with respect to a completed calendar year which remains unpaid on termination, and (iii) a severance payment in the aggregate amount equal to 100% of his annual base salary within 7 business days following the earlier of (a) the Termination Date, or (b) the date at which Annual Bonus amounts are paid to active employees.  Furthermore, in the event of a possible Change of Control, Mr. Spalding is also entitled to a lump sum payment, and his unvested Options and RSUs shall vest immediately.  The estimated payment, including perquisites, for Mr. Spalding, assuming the occurrence a Change of Control and resultant cessation of employment, on December 31, 2020, is approximately $662,898, less statutory deductions. The specific entitlements and mechanics by which a Change of Control payment is determined and awarded are detailed and defined in this Annual Report under heading "Employment Agreements - Change of Control".

Employment Agreement with John Wenger

The Company and Mr. Wenger are parties to an employment agreement, dated as of April 7, 2017 (the "JW Employment Agreement"), providing for the terms and conditions of Mr. Wenger's employment as Vice-President, Strategy, Chief Financial Officer and Corporate Secretary of the Company.

The JW Employment Agreement provides for an annual base salary of $225,000 during the period from June 7, 2017 to December 31, 2017.  There has been no increase to the annual base salary for subsequent periods.  In addition, Mr. Wenger is entitled to a target bonus opportunity under the Performance Incentive Plan in any given year equal to 50% of his base salary and is eligible to participate in equity remuneration and other employee benefit plans offered to other senior executives of the Company.

Under the JW Employment Agreement, if the Company terminates Mr. Wenger's employment without cause, Mr. Wenger shall be entitled to (i) his earned but unpaid compensation, (ii) any amounts of compensation awarded pursuant to the Performance Incentive Plan with respect to a completed calendar year which remains unpaid on termination, and (iii) a severance payment in the aggregate amount equal to 100% of his annual base salary within 7 business days following the earlier of (a) the Termination Date, or (b) the date at which Annual Bonus amounts are paid to active employees.  Furthermore, in the event of a possible Change of Control, Mr. Wenger is also entitled to a lump sum payment, and his unvested Options and RSUs shall vest immediately.  The estimated payment, including perquisites, for Mr. Wenger, assuming the occurrence a Change of Control and resultant cessation of employment, on December 31, 2020, is approximately $558,824, less statutory deductions. The specific entitlements and mechanics by which a Change of Control payment is determined and awarded are detailed and defined immediately below in this Annual Report under heading "Employment Agreements - Change of Control".

Change of Control

The Company recognizes the valuable services that each of the Named Executive Officers provide to the Company and the importance of the continued focus of the Executive Officers in the event of a possible Change of Control (as herein defined). Because a Change of Control could give rise to the possibility that the employment of a Named Executive Officer would be terminated without cause or adversely changed, the Board considers it in the best interests of the Company to alleviate any distraction by ensuring that, in the event of a Change of Control, each Named Executive Officer would have certain guaranteed rights.  Accordingly, the Company has provided for the following:

A Change of Control payment is triggered if the employment of the individual Named Executive Officer is terminated within the 12- month period following the effective date of a Change of Control by (A) death; (B) the resignation of the Executive for "Good Reason" (as defined herein); or (C) the Company other than for just cause.

For the purposes of the foregoing, "Good Reason" means the occurrence of any one of the following events without the express agreement in writing of the relevant Executive:

(a) a material adverse change in any of the duties, powers, rights, discretion, prestige, title, salary, benefits, or perquisites of the Named Executive Officer as they exist, and with respect to financial entitlements, the conditions under and manner in which they were payable, immediately prior to the effective date of the Change of Control;

(b) a change in the office or body to whom the Named Executive Officer reports immediately prior to the effective date of the Change of Control, except if such office or body is of equivalent rank or stature, provided that this does not include a change resulting from a promotion in the normal course of business; or

(c) a material change in the location at which the Named Executive Officer is regularly required to carry out the terms of his employment with the Company immediately prior to the effective date of the Change of Control.

In the event that a Change of Control payment is triggered:

  Each Named Executive Officer shall be entitled to 24 months base salary. Such payments shall be made in one lump sum, plus two times the average amount of bonus paid in the preceding two years less applicable statutory deductions, within 7 days of the effective date of the termination of employment; and

  All unvested Options and RSUs that have been granted to the Named Executive Officer prior to the Change of Control shall vest immediately before such Change of Control and the NEO shall for a period of up to 18 months after the effective date of the Change of Control be permitted to exercise any such Options and RSUs if not yet exercised (however, in no event shall the Named Executive Officer be permitted to exercise any Options or RSUs beyond the expiry date thereof).

For purposes of the foregoing, a "Change of Control" is defined as the occurrence of any of the following:

(a) the acquisition, beneficially, directly or indirectly, by any person or group of persons acting jointly or in concert, within the meaning of Multilateral Instrument 62-104, Takeover Bids and Issuer Bids (or any successor instrument thereto), of Contact Shares which, when added to all other Contact Shares at the time held beneficially, directly or indirectly by such person or persons acting jointly or in concert, totals for the first time more than 50% of the outstanding Contact Shares; or

(b) the removal, by extraordinary resolution of the shareholders of Contact Gold, of more than 51% of the then incumbent directors of Contact Gold, or the election of a majority of directors to the Board who were not nominees of the incumbent board of Contact Gold at the time immediately preceding such election; or

(c) the consummation of a sale of all or substantially all of the assets of Contact Gold, or the consummation of a reorganization, merger or other transaction which has substantially the same effect; or

(d) a merger, consolidation, plan of arrangement or reorganization of Contact Gold that results in the beneficial, direct or indirect transfer of more than 50% of the total voting power of Contact Gold's outstanding securities to a person, or group of persons acting jointly and in concert, who are different from the person that have, beneficially, directly or indirectly, more than 50% of the total voting power prior to such transaction; or

(e) any decrease in the individual Named Executive Officers' annual salary, vacation, or other form of remuneration; or

(f) any action or event that would constitute a constructive dismissal of the Named Executive Officer at common law.

The Company's Omnibus Stock and Incentive Plan and RSU Plan also contain certain provisions relating to the accelerated vesting and exercise of Options and RSUs granted thereunder in the event the Company proposes to amalgamate, merge or consolidate with any other corporation (other than a wholly-owned subsidiary) or to liquidate, dissolve or wind-up, or in the event an offer to purchase or repurchase the Contact Shares or any part thereof is made to all or substantially all holders of Contact Shares.

Termination

Generally, the employment contracts of the Named Executive Officers may be terminated by the Company at any time for just cause without notice or payment in lieu thereof or payment of any compensation whatsoever by way of anticipated earnings, bonus payments, benefit contributions or damages of any kind.

In the absence of just cause, on providing two weeks' written notice to the Named Executive Officer, the Company shall provide 12 months' salary and Benefits.

In the event of termination of a Named Executive Officer in circumstances other than in connection with Change of Control and in the absence of just cause, estimated payments for each of Messrs. Lennox-King, Wenger, and Mr. Spalding, excluding perquisites, assuming the occurrence of such termination event on December 31, 2020, are approximately $250,000, $225,000, and $254,885 respectively (the latter translated at the year-end rate of exchange as published by the Bank of Canada). The Named Executive Officers would also be entitled to continuing employee benefits over the relevant severance period or a corresponding payout of the benefit amount.

If the Executive's termination is for any reason other than just cause or the resignation of the Named Executive Officer (in the latter case, all unvested Options and RSUs shall lapse after three months from the termination date, and be of no further force or effect from such date forward).

Each Named Executive Officer has provisions in their employment contract that restricts such Named Executive Officer, both during the term of the agreement and at any time thereafter, from disclosing any confidential information to any person, or using the same for any purpose other than the purposes of the Company.  No Named Executive Officer may disclose or use for any purpose, other than those of the Company, the private affairs of the Company, or any other information which he may acquire during the course of his employment in respect of the business and affairs of the Company.

Each Named Executive Officer employment agreement also provides that the individual will not, either during the term of his agreement or at any time within a period of one year following the termination of his employment, either  individually, or  in  partnership, or  jointly,  or  in  connection with  any person or  persons, firm, association, syndicate, company or corporation, whether as employee, principal, agent, shareholder or in any other manner whatsoever, explore, acquire, lease or option any mineral property, any portion of which lies within 10 kilometres of any property which the Company is exploring, has acquired, leased or optioned, or is in the process of acquiring, leasing or optioning, at the termination of his agreement or any renewal thereof1.

ITEM 4.  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the beneficial ownership of our common stock as of the date of this Annual Report of (i) all executive officers and directors of the Company as a group and (ii) each person or group of persons known to us to beneficially own more than 10% of the outstanding Contact Shares.

Contact Gold's common stock is not be registered under Section 12 of the 1934 Act, or subject to reporting obligations under Section 13 or Section 15(d) of the 1934 Act.  All information below is taken from or based upon information provided to us by such persons, but because such persons have not been subject to the beneficial ownership reporting requirements of the 1934 Act, complete and accurate information with respect to current beneficial ownership provided may be unavailable. To our knowledge, each of the holders of Contact Shares listed below has sole voting and investment power as to the Contact Shares owned, unless otherwise noted.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common Stock	Waterton Nevada Splitter, LLC c/o Registered Agent Solutions Inc. 4625 West Nevso Dr., Suite 2 Las Vegas, NV 89103	100,764,627	-	41.852%

(1) Mr. Lennox King holds 3,793,266 Contact Shares, and 375,000 Warrants.  He also holds 1,275,000 Options with a weighted average exercise price of $0.28 per Contact Share; 458,333 of which are exercisable.  Mr. Lennox-King also holds 95,834 RSU, none of which are exercisable.

(2) Mr. Wenger holds 757,245 Contact Shares, and 470,040 Warrants.  He also holds 1,125,000 Options with a weighted average exercise price of $0.27 per Contact Share; 383,333 of which are exercisable. Mr. Wenger also holds 80,000 RSUs, none of which are exercisable.

(3) Mr. Farncomb's shareholding is in part direct, and in part through Highland Capital Advisors, a private corporation he controls. Mr. Farncomb holds 2,280,165 Contact Shares, and 1,429,960 Warrants.  He also holds 1,087,000 Options with a weighted average exercise price of $0.28 per Contact Share; 383,333 of which are exercisable, as well as 74,000 RSUs, none of which are exercisable.

(4) Mr. Spalding holds 449,600 Contact Shares.  He also holds 1,087,000 Options with a weighted average exercise price of $0.28 per Contact Share; 383,333 of which are exercisable.  Mr. Spalding holds 100,160 RSUs, 16,720 of which are exercisable.

(5) Mr. Davies is a senior officer of Waterton Global Resource Management, the sole partner of Waterton Nevada.  Mr. Davies holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share; 233,333 of which are exercisable. Mr. Davies also holds 145,567 DSUs, that are redeemable upon termination of service.

(6) Mr. Dorward's shareholding is in part direct, and in part through his spouse;  He holds 1,272,834 Contact Shares, and 375,000 Warrants.  He also holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share; 233,333 of which are exercisable. Mr. Dorward also holds 401,228 DSUs, that are redeemable upon termination of service.

(7) Mr. Lalani holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share; 233,333 of which are exercisable. Mr, Lalani also holds 320,982 DSUs, that are redeemable upon termination of service.

(8) Mr. Salamis' shareholding is in part direct, and in part held through SPI Spartan Investments, a private corporation he controls. Mr. Salamis holds 777,878 Contact Shares.  He also holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share; 233,333 of which are exercisable.  Mr. Salamis also holds 280,859 DSUs, that are redeemable upon termination of service.

(9) Mr. Wellings' shareholding is through ZCR Corp., a private corporation he controls; he holds 1,129,166 Contact Shares, and 200,000 Warrants.  He also holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share; 233,333 of which are exercisable.  Mr. Wellings also holds 280,859 DSUs, that are redeemable upon termination of service.

ITEM 5. INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than the transactions described below, during the years ended December 31, 2020, December 31, 2019 and December 31, 2018, the Company had no transactions with any director or executive officer, any nominee for election as a director, any beneficial owner of more than 10% of the Company's common stock or any immediate family member of any of the foregoing.

Transactions with Individuals or Entities Affiliated with Waterton Nevada

As disclosed in this Annual Report, Options have previously been granted, and director fees prior to 2020 were paid and payable in cash to Mr. Charlie Davies, one of Waterton Nevada's Board nominees.  During 2020 that number of RSUs with a face value equal to the cash otherwise payable to Mr. Davies was paid as director fees.

Waterton Nevada purchased a total of 69,412,978 Contact Shares in the Redemption Placement.

The Company redeemed all of the issued and outstanding Preferred Shares, and paid the balance of the accrued Dividend pursuant to the Redemption

Transactions with Cairn Merchant Partners LP

An amount of $60,000 (2019: $60,000; and 2018: $60,000) was invoiced by Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company is a principal for employee service; $Nil is payable at December 31, 2020 (December 31, 2019: $60,000 and 2018: $45,000).  Mr. Farncomb's base salary is paid in part directly, and in part to Cairn in consideration of general management and administrative services rendered through Cairn.

ITEM 6. OTHER INFORMATION

Not applicable.

ITEM 7. FINANCIAL STATEMENTS

Contact Gold Corp.
An exploration stage company

CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Contact Gold Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Contact Gold Corp. (the "Company") as of December 31, 2020 and 2019, the related consolidated statements of loss and comprehensive loss, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with United States generally accepted accounting principles.

The Company's ability to continue as a going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in note 2. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty. As explained below, auditing the Company's evaluation of its ability to continue as a going concern was a critical audit matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the "PCAOB") and are required to be independent with respect to the Company in accordance with the United States federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: [1] relate to accounts or disclosures that are material to the consolidated financial statements and [2] involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going Concern
Description of the matter

As discussed above and in note 2(a) to the consolidated financial statements, the consolidated financial statements have been prepared on a going concern basis. Through the year ended December 31, 2020, the Company recorded a comprehensive loss of $18.4 million.  As at December 31, 2020, the Company has an accumulated deficit of $39.9 million, and working capital of $4.8 million. The going concern basis of preparation is dependent on the Company's ability to successfully raise financing. Accordingly, note 2(a) to the consolidated financial statements recognizes this ability of the Company to obtain financing on terms acceptable to the Company as a material uncertainty which casts substantial doubt as to the Company's ability to continue as a going concern.

Auditing management's going concern assessment is challenging as it involves subjective assumptions about the ability to raise future financing and future cash outflows relating to planned exploration activities and other ongoing operating and administrative expenditures that are inherently uncertain.

How we addressed the matter in our audit

In response to the matter identified, our audit procedures included, among others, obtaining the future cash flow forecast prepared by management. To assess the ability of the Company to fund its planned operations for the period from January 1, 2021 to March 31, 2022, we evaluated the appropriateness of the inputs and key assumptions used in the cash flow forecasts, specifically the assumption for cash outflows related to exploration activities, taking into consideration the strategic objectives the Company has communicated to the market. We reviewed the prior year cash flow forecasts against actual results to assess the accuracy of management's forecasting process. In addition, we assessed management's consideration of the degree to which the Company could defer or avoid certain expenditures, if necessary. In addition, we assessed management's plans and ability to raise future financing by observing past financing ability. We also assessed the accuracy and completeness of the disclosures around the Company's going concern position in note 2(a) of the consolidated financial statements.

Impairment of Exploration Properties
Description of the matter

As discussed in note 4 to the consolidated financial statements, the Company holds various exploration stage properties. As at December 31, 2020, these properties had a carrying value of $30.8 million.  As outlined in note 2(g) to the consolidated financial statements, management assesses the possibility of impairment in the carrying value of long-lived assets, including capitalized acquisition costs, development costs, and prepaid claims maintenance fees, at every reporting period when events or circumstances indicate that the carrying amounts of the asset or asset group may not be recoverable. An impairment loss is measured with reference to the amount by which the carrying amount of the asset exceeds its fair value using market participant assumptions. As a result of this assessment, the Company recognized a $6.6 million impairment loss.

Management considers, among other things, the historical cost of the properties compared to the value realized by peers in recent comparable transactions for similar mineral property assets, an estimate of potential sales proceeds as compared to the carrying value of the property, and other similar factors which may indicate or question the potential economic value of the exploration properties.

Auditing the assumptions noted above related to the recoverable value of an early stage exploration property is challenging as the estimates and judgments involved in measuring economic obsolescence are highly subjective and may have a significant impact on the determination of the value.

How we addressed the matter in our audit

In response to the matter identified, our audit procedures included, among others, evaluating the methodology and significant assumptions applied by management in performing its impairment test for each of the relevant exploration properties. Working with our valuation professionals, we assessed the appropriateness of management's assumptions with respect to the level of economic obsolescence that exists within the Company's exploration properties. With the assistance of our valuation professionals, we assessed the comparable transactions used by management and the existence of other macro-economic factors that may indicate economic obsolescence.

/s/ Ernst & Young LLP

Chartered Professional Accountants

We have served as the Company's auditor since 2017.

Vancouver, Canada

March 19, 2021

Contact Gold Corp.
Consolidated Balance Sheets
(Expressed in Canadian dollars)

As at	Note	December 31, 2020	December 31, 2019
		$	$
Assets

Current assets
Cash and cash equivalents		4,753,148	844,169
Prepaids and deposits	3	335,907	301,879
Receivables	4(c)	73,889	92,695
Total current assets		5,162,944	1,238,743

Non-current assets
Marketable securities	4(c)	150,000	56,250
Fixed assets		8,257	16,212
Exploration properties	4	30,760,395	38,364,013
Total non-current assets		30,918,652	38,436,475

Total assets		36,081,596	39,675,218

Liabilities and shareholders' equity

Current liabilities
Payables and accrued liabilities	5	379,765	468,058
Other current liabilities	4(c)	32,733	33,376
Total current liabilities		412,498	501,434

Non-current liabilities
Redeemable preferred stock	6	-	13,246,524
Other non-current liabilities	4(a), 4(b), 4(c)	169,195	51,622
Deferred tax liability	8	1,538,018	1,918,202
Total non-current liabilities		1,707,213	15,216,348

Total liabilities		2,119,711	15,717,782

Shareholders' Equity
Share capital	7	69,865,410	44,562,187
Contributed surplus	7	6,075,498	3,012,870
Accumulated other comprehensive loss		(2,045,437)	(1,398,180)
Accumulated deficit		(39,933,586)	(22,219,441)
Total shareholders' equity		33,961,885	23,957,436

Total liabilities and shareholders' equity		36,081,596	39,675,218

Nature of operations and going concern	1, 2(b)
Subsequent events	14

The accompanying notes form an integral part of these consolidated financial statements

Approved by the Board of Directors on March 19, 2021:

"Riyaz Lalani", Director	"John Dorward", Director

Contact Gold Corp.
Consolidated Statements of Loss and Comprehensive Loss
(Expressed in Canadian dollars, except share amounts)

	Note	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018
		$	$	$
Operating expenses:
Write down of exploration properties	4	6,962,863	1,381,434	2,047,237
Loss on redemption of Preferred Shares	6	3,605,230	-	-
Exploration and evaluation expenditures	4	3,265,778	3,038,682	4,447,379
Accretion of redeemable preferred stock obligation	6	1,956,008	2,218,595	1,842,900
Wages and salaries		1,273,182	1,555,414	1,070,348
Professional, legal & advisory fees		524,049	454,051	421,946
Foreign exchange loss (gain)		413,769	(608,050)	542,343
Stock-based compensation	7(e)	266,774	817,792	1,202,235
Administrative, office, and general		246,592	241,246	240,914
Investor relations, promotion and advertising		180,835	249,749	502,384
Accretion of Cobb Creek obligation	4(c)	15,927	19,552	22,249
Loss on change in value of private placement rights		-	39,248	-
Interest and other income		(2,247)	(13,150)	(23,582)
Loss (gain) on embedded derivatives	6	(634,417)	48,635	(461,261)

Loss (gain) before income taxes		18,074,343	9,443,198	11,855,092
Tax (recovery)	8	(360,198)	(69,072)	-

Loss for the year		17,714,145	9,374,126	11,855,092

Other comprehensive loss (gain)
Net fair value loss (gain) on financial assets	4(c)	18,750	(15,000)	-
Exchange differences on translation of foreign operations		628,507	1,912,831	(3,290,026)

Comprehensive loss for the year		18,361,402	11,271,957	8,565,066

Loss per Contact Share	7(f)

Basic and diluted loss (gain) per share		$0.14	$0.14	$0.26

Weighted average number of Contact Shares (basic and diluted)		128,707,739	72,811,303	50,572,328

The accompanying notes form an integral part of these consolidated financial statements

Contact Gold Corp.
Consolidated Statements of Shareholders' Equity
(Expressed in Canadian dollars, except share amounts)

	Common Shares		Contributed surplus	Accumulated other comprehensive (loss) income	Accumulated deficit	Total shareholders’ equity (deficit)
	(Notes 4, and 7)		(Notes 7(d) and 7(e))
	#	$			$
Balance as at December 31, 2017	50,346,986	38,478,543	650,284	(2,790,375)	(990,223)	(35,348,229)

Shares issued pursuant to acquisition of East Bailey	250,000	112,500	-	-	-	112,500
Stock-based compensation	-	-	1,311,832	-	-	1,311,832
Restricted shares	-	34,722	33,333	-	-	68,055
Cumulative translation adjustment	-	-	-	3,290,026	-	3,290,026
Loss for the year	-	-	-	-	(11,855,092)	(11,855,092)
Balance as at December 31, 2018	50,596,986	38,625,765	1,995,449	499,651	(12,845,315)	28,275,550

Shares issued pursuant to 2019 Private Placement	9.827,589	2,850,001	-	-	-	2,850,001
Shares issued pursuant to 2019 Prospectus Offering	20,000,000	4,000,000	-	-	-	4,000,000
Shares issued on conversion of Private Placement Rights	2,047,398	39,248	-	-	-	39,248
Share issue costs		(1,386,160)	-	-	-	(1,386,160)
Shares issued pursuant to Green Springs Option	2,000,000	400,000	-	-	-	400,000
Stock-based compensation	-	-	1,017,421	-	-	1,017,421
Restricted shares	-	33,333	-	-	-	33,333
Cumulative translation adjustment	-	-	-	(1,897,831)	-	(1,897,831)
Loss for the year	-	-	-	-	(9,374,126)	(9,374,126)
Balance as at December 31, 2019	84,471,973	44,562,187	3,012,870	(1,398,180)	(22,219,441)	23,957,436

Shares issued pursuant to 2020 Private Placement	12,500,000	582,894	667,106	-	-	1,250,000
Shares issued pursuant to 2020 Prospectus Offering	73,870,000	13,053,201	1,720,799	-	-	14,774,000
Redemption Placement	69,412,978	13,535,531	-	-	-	13,535,531
Share issue costs	-	(1,995,784)	198,246	-	-	(1,797,538)
Shares issued pursuant to Green Springs Option	362,941	66,960	-	-	-	66,960
Shares issued pursuant to exercise of Warrants	140,000	28,476	(7,476)	-	-	21,000
Stock-based compensation	-	-	483,953	-	-	483,953
Restricted shares	-	31,945	-	-	-	31,945
Cumulative translation adjustment	-	-	-	(647,257)	-	(647,257)
Loss for the year	-	-	-	-	(17,714,145)	(17,714,145)
Balance as at December 31, 2020	240,757,892	69,865,410	6,075,498	(2,045,437)	(39,933,586)	33,961,885

The accompanying notes form an integral part of these consolidated financial statements

Contact Gold Corp.
Consolidated Statements of Statements of Cash Flows
(Expressed in Canadian dollars)

	Notes	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018
		$	$	$
Cash flows from operating activities
Net loss for the year		(17,714,145)	(9,374,126)	(11,855,092)
Adjusted for:
Movements in working capital:
Receivables		(1,444)	(65,490)	7,529
Prepaids		(34,028)	159,433	11,922
Payables and accrued liabilities		(108,293)	(134,099)	393,971
Gains and losses relating to change in fair value of embedded derivatives	6	(634,417)	48,635	(461,261)
Change in fair value of Private Placement Rights		-	39,248	-
Loss on redemption of Preferred Shares	6	3,605,230	-	-
Accretion of Preferred Shares	6	1,956,008	2,218,595	1,842,900
Foreign exchange relating to Preferred Shares	6	362,185	(610,407)	741,314
Stock-based compensation	7(e)	515,898	1,050,754	1,379,887
Write-down of exploration property interests		6,962,863	1,381,434	85,176
Tax recovery on write-down of exploration properties		(360,198)	(69,072)	-
Loss on disposal of exploration properties	4(e)	-	-	1,962,061
Accretion of Cobb Creek obligation	4(c)	15,927	19,552	22,249
Amortization	4	12.387	20,265	8,514
Foreign exchange impact on Cobb Creek obligation		(2,487)	-	-
Interest income		100	-	-
Other income		(2,147)	-	-
Foreign exchange impact on translation of cash balances during the year		51,584	2,357	(198,971)

Net cash used in operating activities		(5,374,977)	(5,312,921)	(6,059,801)

Cash flows from investing activities
Purchase of equipment		(4,432)	-	(38,314)
Acquisition costs paid for acquisition of exploration property interests		-	(43,261)	(31,643)
Acquisition of remaining 51% of Cobb Creek		-	-	(38,871)
Change in working capital related to exploration property interests	4(c)	39,348	-	-
Recovery of reclamation deposit		-	188,975	-
Cash received from farm-in of Wilson Peak	4(e)	32,678	-	-
Cash receipt from disposal of exploration properties		-	-	639,959
Net cash due to (used in) investing activities		67,594	145,714	531,131

Cash flows from financing activities
Cash received from Prospectus Offerings	7(b)	14,774,000	3,469,277	-
Share issue costs paid on Prospectus Offerings	7(b)	(1,621,688)	(808,510)	-
Share issue costs paid on Redemption Placement	6, 7(b)	(71,733)	-	-
Change in working capital attributable to share issue costs		(20,000)	-	(313,220)
Cash paid on Redemption	6, 7(b)	(5,000,000)	-	-
Cash received from Private Placements, net	7(b)	1,250,000	2,828,236	-
Share issue costs, paid on Private Placements	7(b)	(84,116)	(25,162)	-
Cash from exercise of Warrants		21,000	-	-

Net cash generated from financing activities		9,247,463	5,463,841	(313,220)

Effect of foreign exchange on cash		(31,101)	2,371	210,796

Net increase (decrease) in cash		3,908,979	299,005	(5,631,094)

Cash and cash equivalents, beginning of year		844,169	545,164	6,176,258
Cash and cash equivalents, end of year		4,753,148	844,169	545,164
Supplemental cash flow information	11

The accompanying notes form an integral part of these consolidated financial statements

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

1. NATURE OF OPERATIONS

Contact Gold Corp. (the "Company", or "Contact Gold") was incorporated under the Business Corporations Act (Yukon) on May 26, 2000, and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.  Contact Gold was further continued under the laws of the State of Nevada on June 7, 2017.

The Company is engaged in the acquisition, exploration and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of consolidation

These consolidated financial statements (the "Consolidated Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") on a historical cost basis, except for financial instruments which have been measured at fair value, and are presented in Canadian dollars ("$"), except where otherwise indicated.

The Consolidated Financial Statements include the accounts of Carlin Opportunities ("Carlin"), Contact Gold and Clover Nevada II LLC ("Clover").  The Company completed a reverse-acquisition ("RTO") transaction on June 7, 2017, and accordingly, pursuant to Financial Accounting Standards Board (the "FASB") Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), Carlin has been identified as the accounting acquirer for accounting and financial reporting purposes, and is presented in the Consolidated Financial Statements as the parent company.  All significant intercompany transactions are eliminated on consolidation.

The Board of Directors of the Company (the "Board") authorized the Consolidated Financial Statements on March 19, 2021.

b. Going concern

Contact Gold recorded a loss and comprehensive loss of $18.36 million for the year ended December 31, 2020.  As at December 31, 2020, Contact Gold has an accumulated deficit of $39.93 million, and working capital of $4.75 million.  The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing.

The Consolidated Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

In March 2020, the World Health Organization declared coronavirus COVID-19 ("COVID-19") a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn.  As of the date these financial statements are issued, COVID-19 has had no impact on the Company's ability to access and explore its current properties but may impact the Company's ability to raise money or explore its properties should travel restrictions be extended or expanded in scope. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company's business or ability to raise funds.

Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may cast substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that these Consolidated Financial Statements are issued.

Consequently, management is pursuing various financing alternatives to fund operations and advance its business plan.  In order to satisfy its capital requirements and undertake its planned exploration program for 2021 the Company acknowledges that it will be necessary to raise funds, likely through a capital raise in the first half of the year.  There is no guarantee that any contemplated transaction will be concluded.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

b.  Going concern (continued)

To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk.

c. Use of estimates and measurement uncertainties

The preparation of financial statements in accordance with U.S. GAAP requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at each period end, and the reported amounts of expenses during the related reporting period.

The more significant areas requiring the use of management's estimates and assumptions include: the type and amount of exploration property acquisition and transaction costs eligible for capitalization, the assessment of impairment of mineral properties, income taxes, the valuation of share-based compensation, and prior to their respective redemption and extinguishment, the disclosed fair value of the Preferred Shares' "host" instrument, the period end revaluation of the Contact Preferred Share embedded derivatives (the "Embedded Derivatives", as defined at Note 6), and in the comparative period, the fair value of the Rights.

To the extent possible, the Company bases its estimates on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from the amounts estimated in these Consolidated Financial Statements; uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.  Further information on management's judgments, estimates and assumptions and how they impact the various accounting policies are described in the relevant notes to these financial statements.

d. Cash and cash equivalents

The Company considers cash in banks, deposits in transit, and highly-liquid term deposits with original maturities of three months or less to be cash. Because of the short maturity of these instruments, the carrying amounts approximate their fair value. Restricted cash, if any, is excluded from cash and cash equivalents and is included in long-term assets.

e. Foreign exchange

Items included in the Consolidated Financial Statements are measured using the currency of the primary economic environment in which each company operates (the "functional currency").  Each of Carlin and Contact Gold Corp. raise financing and incur expenditures in $, giving rise to a Canadian dollar functional currency; Clover incurs expenditures and receives funding from the Company in USD, and accordingly has a USD functional currency.

In preparing the Consolidated Financial Statements, transactions in currencies other than the Company's functional currency are recorded at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities are translated into $ at the exchange rate in effect at the balance sheet date, and non-monetary assets and liabilities are translated into $ at the exchange rate in effect at the time of acquisition or issue. Pursuant to the relief provided under ASC 830, Foreign Currency Matters, and for those transactions that have occurred uniformly throughout the comparative periods, an average rate is used to translate income transactions.

Exchange differences arising from assets and liabilities held by Clover, are recognized in other comprehensive gain or loss as cumulative translation adjustments.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

f. Mineral properties, claims maintenance fees, and development costs

The Company has not yet established the existence of mineralized materials on any of its mineral property interests, as defined by the United States Securities and Exchange Commission (the "SEC") under Industry Guide 7, "Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations" ("Industry Guide 7").  As a result, the Company is in the "Exploration Stage", as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established.  In accordance with U.S. GAAP, expenditures relating to the acquisition of mineral rights are initially capitalized as incurred.  Claim maintenance fees paid to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees") are accounted for as prepaid assets and amortized over the course of the period through which they provide access and title.  Mineral property exploration expenditures and pre-extraction expenditures are expensed as incurred until such time as the Company exits the Exploration Stage by establishing proven or probable reserves. To date, no amounts have been capitalized in respect of development activities.

Companies in the "Production Stage", as defined under Industry Guide 7, having established proven and probable reserves and exited the Exploration Stage, typically capitalize expenditures relating to ongoing development activities, with corresponding depletion calculated over proven and probable reserves using the units-of-production method and allocated to future reporting periods to inventory and, as that inventory is sold, to cost of goods sold.

The Company is in the Exploration Stage which has resulted in the Company reporting larger losses than if it had been in the Production Stage due to the expensing, instead of capitalization, of expenditures relating to the exploration and advancement of the Contact Gold Properties. Additionally, there would be no corresponding amortization allocated to future reporting periods of the Company since those costs would have been expensed previously, resulting in both lower inventory costs and cost of goods sold and results of operations with higher gross profits and lower losses than if the Company had been in the Production Stage. Any capitalized costs, such as expenditures relating to the acquisition of mineral rights, are depleted over the estimated extraction life using the straight-line method.  As a result, the Company's consolidated financial statements may not be directly comparable to the financial statements of companies in the Production Stage.

The acquisition of title to mineral properties is a complicated and uncertain process. Although management of Contact Gold take steps to verify title to exploration properties in which it holds an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title. Property title may be subject to unregistered prior agreements or transfers and may be affected by undetected defects.  Furthermore, resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.  Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

Upon disposal or abandonment, any consideration received is credited against the carrying amount of the exploration and evaluation assets, with any excess consideration greater than the carrying amount included as a gain in net income or loss for the applicable period.

g. Impairment of long-lived assets

At each reporting date, management assesses the possibility of impairment in the carrying value of long-lived assets, including capitalized acquisition costs, development costs, and prepaid claims maintenance fees, whenever events or circumstances indicate that the carrying amounts of the asset or asset group may not be recoverable.  An impairment is determined to exist if the total projected future cash flows on an undiscounted pre-tax basis are less than the carrying amount of a long-lived asset or asset group.  An impairment loss is measured with reference to the amount by which the carrying amount of the asset or asset group exceeds its fair value using market participant assumptions.  Such fair value is determined with reference to ASC 820, Fair Value Measurements and Disclosures, as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

g.  Impairment of long-lived assets (continued)

Where practical, management calculates the estimated undiscounted future net cash flows relating to the asset or asset group using estimated future prices, proven and probable reserves and other mineral resources, and operating, capital and reclamation costs. In the case of exploration properties for which it is not possible to determine cash flow information, management considers, among other things, the historical cost of the properties compared to the value realized by peers in recent comparable transactions for similar mineral property assets, an estimate of potential sales proceeds as compared to the carrying value of the property, and other similar factors which may indicate or question the potential economic value of an exploration property.

Resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Exploration for mineral deposits involves risks which even a combination of professional evaluation and management experience may not eliminate. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.

Management's estimates of mineral prices, mineral resources, foreign exchange rates, production levels, operating capital requirements, and reclamation costs are subject to risk and uncertainties that may affect the determination of the recoverability of the long-lived asset.

Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

It is possible that material changes could occur that may adversely affect management's estimates.

h. Financial instruments and fair value accounting

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.  Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset, and the net amount reported in the consolidated balance sheets, when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement.

The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices (unadjusted) in active markets for identical assets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

Held-for-trading financial assets and liabilities are recorded at fair value as determined by active market prices or valuation models, as appropriate.  Valuation models require the use of assumptions, which may include the expected life of the instrument, the expected volatility, dividend payouts, and interest rates. In determining these assumptions, management uses readily observable market inputs where available or, where not available, inputs generated by management.  Changes in fair value of held-for-trading financial instruments are recorded in gain or loss for the period.  The Company held no held-for-trading financial assets or liabilities as at December 31, 2020. The Embedded Derivatives, which were, until their redemption and extinguishment, classified as Level 3 financial liabilities at FVTPL, and valued together as one embedded derivative due to their interconnected nature and similar risk exposures. Certain inputs to the calculation of the value of the Embedded Derivatives used Level 2 and Level 3 inputs.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h.  Financial instruments and fair value accounting (continued)

Available-for-sale financial assets are recorded at fair value as determined by active market prices. Unrealized gains and losses on available-for-sale investments are recognized in other comprehensive gain or loss. If a decline in fair value is deemed to be other than temporary, the unrealized loss is recognized in net loss (gain).  Investments in equity instruments that do not have an active quoted market price are measured at cost. As at December 31, 2020, the Company has classified certain of its financial assets in this category.

Loans and receivables are recorded initially at fair value, net of transaction costs incurred, and subsequently at amortized cost using the effective interest rate method.  Loans and receivables of Contact Gold are composed of 'Cash and Cash Equivalents' (Level 1); and 'Receivables' (Level 2), and are classified as current or non-current assets according to their nature.  The carrying value of the Company's loans and receivables as at December 31, 2020 approximate their fair value due to their short-term nature.

Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period.  Other financial liabilities include payables and accrued liabilities (Level 2), and the Cobb Creek obligation (Level 3).  Other financial liabilities are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities.  One USD 30,000 payment of the Cobb Creek obligation is due in November 2021 (Note 5(d)).

i. Impairment of financial assets

At each reporting date, management assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss, as follows:

(i) Available-for-sale financial assets: A significant or prolonged decline in the fair value of the security below its cost is evidence that the assets are impaired. The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the consolidated statements of loss and comprehensive loss. This amount represents the cumulative loss in accumulated other comprehensive loss that is reclassified to net loss.

(ii) Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument's original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

j. Reclamation and remediation costs

Contact Gold records provisions for reclamation and remediation based on the best estimate of costs for site closure and reclamation activities that the Company is required to undertake, and the liability is recognized at fair value at the time such environmental disturbance occurs.  The liability is accreted over time through periodic charges to the consolidated statements of loss and comprehensive loss.  In addition, the asset retirement cost is capitalized as part of the mineral property's carrying value and, upon commercial production, will be amortized over the life of the related mineral property.  The capitalized amount is depreciated on the same basis as the related asset.  Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. Significant judgments and estimates are involved in forming expectations of the amounts and timing of future closure and reclamation costs. Changes in reclamation estimates are reflected in earnings (loss) in the period an estimate is revised.  Estimated reclamation obligations are based on when spending for an existing disturbance is expected to occur.  The Company reviews, on an annual basis, unless otherwise deemed necessary, the reclamation obligation at each of its exploration properties in accordance with ASC guidance for asset retirement obligations.

Reflecting the level of disturbance as at December 31, 2020, the Company has accrued a provision for reclamation in the Consolidated Financial Statements (Notes 4(a), 4(b), 5).

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

k. Income taxes

The liability method of accounting for income taxes is used and is based on differences between the accounting and tax bases of assets and liabilities. Deferred tax assets ("DTA") and liabilities ("DTL") are recognized for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes using enacted income tax rates expected to be in effect for the period in which the differences are expected to reverse.  The amount of a DTA is evaluated and, if realization is not considered more likely than not, a valuation allowance is provided.

l. Uncertainty in income tax positions

The Company recognizes tax benefits from uncertain tax positions only if it is at least more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Any tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement with the taxing authorities. Related interest and penalties, if any, are recorded as tax expense in the tax provision.

m. Share-based compensation

The Company grants share-based awards as an element of compensation.  Share-based awards granted by the Company under the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan") can include stock options ("Options") to purchase a common share in the capital of the Company ("Contact Share"), restricted shares ("Restricted Shares"), deferred share units ("DSUs"), or restricted share units ("RSUs"; and together with DSUs, "Units").  Compensation expense for Options granted to employees and directors is determined based on estimated fair values of the Options at the time of grant using the Black-Scholes option pricing model, which takes into account, as of the grant date, the fair market value of the shares, expected volatility, expected hold period before exercise, expected dividend yield and the risk-free interest rate over the expected life of the Option. The determination of compensation expense also accounts for forfeitures related to service conditions by estimating the number of awards expected to be forfeited and adjusting the estimate when subsequent information indicates that the estimate is likely to change.

The compensation expense is recognized using the graded attribution method over the vesting period of the respective Options.  The expense relating to the fair value of Options is included as such on the consolidated statements of loss and comprehensive loss, or included within exploration and evaluation expenditures; and is credited to contributed surplus.  Compensation expense for Units and/or Restricted Shares granted to employees or directors is determined based on estimated fair values of the Units or Restricted Shares at the time of grant using quoted market prices or at the time the Units qualify for equity classification under ASC 718, Compensation-Stock Compensation ("ASC 718").  The cost is recognized using the graded attribution method over the vesting period of the respective Units. The expense relating to the fair value of the Units or Restricted Shares is included in expenses and is credited to other liabilities or contributed surplus based on the instrument's classification.  Withholding tax on share-based compensation is classified as a financing activity on the consolidated statement of cash flows.  Options and Units are settled in Contact Shares issued from treasury.

The assumptions used in these calculations are inherently uncertain. The resulting value calculated is not necessarily the value that the holder of the equity compensation could receive in an arm's length transaction, given that there is no market for the Options, and they are not transferable. Changes in these assumptions could materially affect the related fair value estimates.

n. Comprehensive Loss

In addition to the loss for a given period, comprehensive loss includes all changes in equity during a period, such as cumulative unrecognized changes in fair value of marketable equity securities classified as available-for-sale or other investments, and the translation of foreign subsidiaries to the Company's Canadian dollar presentation currency.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

o. Loss per share

Loss per Common Share is calculated by deducting the dividends declared in the period (whether or not paid) from the loss for the period, and dividing the result by the weighted average number of Contact Shares outstanding during the period.  The Company follows the treasury stock method in the calculation of diluted loss per share. Under the treasury stock method, the weighted average number of Contact Shares outstanding used for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive Options, or share purchase warrants are used to repurchase Common Shares at the average market price during the period.

p. Accounting standards adopted

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASU "2016-13"). ASU 2016-13 changed how companies account for credit losses for most financial assets and certain other instruments, generally resulting in earlier recognition of losses and impairments.  For trade receivables, loans and held-to-maturity debt securities, companies are required to estimate lifetime expected credit losses and recognize an allowance against the related instruments. For available-for-sale debt securities, companies are required to recognize an allowance for credit losses rather than reducing the carrying value of the asset.

In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses ("ASU 2016-13").  ASU 2016-13 introduced an expected credit loss methodology for the impairment of financial assets measured at the amortized cost basis.  That methodology replaced the probable, incurred loss model for those assets.  ASU 2018-19 is the final version of Proposed Accounting Standards Update 2018-270, which has been deleted. Additionally, the amendments clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20.  Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13"). This update modifies the disclosure requirements for fair value measurements by removing, modifying or adding disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and early adoption is permitted. Certain disclosures in the update are applied retrospectively, while others are applied prospectively. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

These updates are effective for fiscal years beginning after December 15, 2019, and the Company noted no consequential impact upon adoption.

q. Accounting policies not yet adopted

Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes - Simplifying the Accounting for Income Taxes ("Topic 740") which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020. The Company noted no impact the adoption of ASU 2019-12 on its consolidated financial statements.

Accounting for equity securities, equity method investments and certain derivatives

In January 2020, the FASB issued ASU No. 2020-01 ("ASU 2020-01"), Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivative and Hedging (Topic 815), which clarifies the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance clarifies how to account for the transition into and out of the equity method of accounting when considering observable transactions under the measurement alternative. ASU 2020-01 is effective for annual reporting periods beginning after December 15, 2020, including interim reporting periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

q.  Accounting policies not yet adopted (continued)

Leases (Topic 842): Codification Improvements

In March 2019, the FASB issued ASU No. 2019-01, "Leases (Topic 842): Codification Improvements" ("ASU 2019-01") which provides guidance on determining the fair value of the underlying asset by lessors that are not manufacturers or dealers and presenting sales-type and direct financing leases on the statement of cash flows. ASU 2019-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance.

3. PREPAIDS AND DEPOSITS

Prepaid expenses include $256,298 (December 31, 2019: $256,936) in Claims Maintenance fees.  Such fees to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year.  Fees paid to the respective Nevada counties cover the twelve-month period from November 1 to October 31 of the subsequent year. Fees paid pursuant to private property lease and other similar land use arrangements cover the 12-month period of their respective anniversaries (Note 14(b)).

During the year ended December 31, 2019, the Company established a surety bonding arrangement with a third-party (the "Surety Agent") whereby the Company's reclamation bonding obligations were replaced by deposits made by the Surety Agent.  A finance fee of $3,375 for the year ended December 31, 2020 (2019: $1,125) was charged on the balance of the amount advanced and deposited by the Surety Agent.  As at December 31, 2020, a total of $255,770 in bonding had been placed by the Surety Agent.

4. EXPLORATION PROPERTIES

On June 7, 2017, the Company closed the acquisition of a 100% interest in Clover, Nevada limited liability company holding a portfolio of gold properties located on Nevada's Carlin, Independence and Northern Nevada Rift gold trends (the "Contact Properties") in the State of Nevada (the "Clover Acquisition").  Consideration paid comprised Contact Shares (Note 7), Preferred Shares (Note 6) and a total of $7,000,000 in cash.  The DTL amount was determined by the application of Nevada net proceeds tax (the "NNPT", calculated at a rate of 5%) on the acquisition values of the Contact Properties, and is subject to change reflective of the carrying value of the properties from period to period and the impact thereon of changes to the rates of foreign exchange.

The Company has subsequently acquired additional mineral property claims contiguous to the original tenure ("Additions"), and either vended ("Disposals") or determined to abandon or impair certain properties.

	Pony Creek	Green Springs	Cobb Creek	South Carlin Projects	Portfolio properties	Total
	(a)	(b)	(c)	(d)	(e)
	$	$	$	$	$	$
December 31, 2018	29,425,698	-	312,474	4,439,555	7,169,591	41,347,318
Additions	-	466,857	-	-	-	466,857
Recovery from earn-in	-	-	(88,163)	-	-	(88,163)
Disposals & Abandonments	-	-	-	-	(1,381,434)	(1,381,434)
Foreign Exchange	(1,410,674)	(5,200)	(18,599)	(212,830)	(333,262)	(1,980,565)
December 31, 2019	28,015,024	461,657	205,712	4,226,725	5,454,895	38,364,013
Additions	60,766	147,880	-	-	-	208,646
Recovery from earn-in	-	-	(140,265)	-	(32,678)	(172,943)
Impairments	-	-	-	(3,374,163)	(3,588,700)	(6,962,863)
Foreign Exchange	(548,992)	(4,791)	(36,651)	(75,674)	(10,350)	(676,458)
December 31, 2020	27,526,798	604,746	28,796	776,888	1,823,167	30,760,395

With the exception of the Cobb Creek property (nil%), the Contact Properties each carry a net smelter returns ("NSR") royalty of between 2% and 4%, in favour of an affiliate of Waterton Nevada Splitter, LLC ("Waterton Nevada"), some of which include buy-down options.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

4.  EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

Specific Contact Gold Properties for which there were changes during the year:

a) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada. There is a 3% NSR royalty on those claims that comprise Pony Creek acquired from Waterton Nevada.  The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.

Pony Creek also includes the claim packages formerly known as Lumps, Umps and East Bailey. There are NSR royalties of 2% and 3% NSR on certain of these acquired claims, up to 2% of which can be bought back for USD 1,000,000 per 1%, prior to September 2030. Advance royalty payments are also due annually; the amount paid in 2020 was USD 20,000.

An estimate for reclamation costs of $60,766 (2019: $nil) is included in the value of Pony Creek (Note 5).

b) Green Springs

Green Springs is located at the southern end of Nevada's Carlin Trend.  On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in the past-producing Green Springs gold property ("Green Springs").

Contact Gold issued 2,000,000 Contact Shares (valued at $400,000) and paid USD 25,000 ($32,855) in cash to Ely Gold to secure Green Springs. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees relating to the initial period under option. The Company incurred $11,003 in direct expenditures to secure the Green Springs Option.  A DTL for the NNPT, and a foreign exchange adjustment were also recognized pursuant to the acquisition.  A payment of 362,941 Common Shares ($66,960) was made to Ely Gold on July 23, 2020 (Note 7), in satisfaction of the first anniversary payment obligation of USD 50,000.

Total additional consideration to complete the acquisition of Green Springs, is as follows:

  USD 50,000 second anniversary
  USD 50,000 third anniversary
  USD 100,000 fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Common Shares. Payment of all amounts can be accelerated and completed at any time. Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other requires an annual payment in cash equal to the value of 20 ounces of gold. Existing royalties on certain mineral property claims that comprise Green Springs range from 3% to 4.5%, based on historical underlying agreements.

As estimate for reclamation costs of $80,920 (2019: $nil) is included in the value of Green Springs (Note 5).

c) Cobb Creek

Upon closing of the Clover Acquisition, the Company acquired a 49% interest in the Cobb Creek exploration property ("Cobb Creek") located in Elko County, Nevada.  The Company subsequently acquired the remaining 51% interest, and related historic data from the "Cobb Counterparty", in exchange for six annual payments of USD 30,000, the first of which was paid on closing of the agreement ($38,379). The discounted value of the annual payments at the time of the transaction was $114,329 (the "Cobb Creek obligation"). The total value of the Cobb Creek obligation was recognized as a financial liability at amortized cost, determined with an interest rate of 18.99%, in line with the effective interest rate determined for the Preferred Shares (Note 6).

By an agreement dated September 27, 2019, as amended (the "Cobb Creek Option"), Clover agreed to farm-out 100% of its interest in Cobb Creek to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

4.  EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

b) Cobb Creek (continued)

Initial consideration included (i) 750,000 common shares of Fremont ("Fremont Shares") ($41,250), (ii) reimbursement of USD 6,000 ($7,949) for a portion of the prior year payment to the Cobb Counterparty, and (iii) reimbursement for the November 2019 payment to the Cobb Counterparty of USD 30,000 ($38,964).  Fremont also reimbursed the Company USD 29,569 ($38,407) in 2019 for certain claims-related holding costs, the amount of which was applied against prepaid Claims Maintenance fees (Note 3). In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020 (USD 50,388 ($67,500)).

Pursuant to an amendment to the Cobb Creek Option, Contact Gold agreed to defer payment to December 31, 2020, and reduce the amount payable by Fremont from USD 30,000 to USD 15,000 in exchange for 500,000 additional Fremont Shares ($45,000).

In order to continue to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following remaining consideration to the Company:

  Anniversary 2 (Year 3) USD 20,000
  Anniversary 3 (Year 4) USD 20,000
  Anniversary 4 (Year 5) USD 25,000
  Anniversary 5 (Year 6) USD 35,000
  Anniversary 6 (Year 7) USD 45,000
  Anniversary 7 (Year 8) USD 55,000
  Anniversary 8 (Year 9) USD 65,000
  Anniversary 9 (Year 10) USD 75,000

The value of the Fremont Shares received and cash amounts received from Fremont, including payments by Fremont to the Cobb Counterparty, have been applied against the carrying value of Cobb Creek.

The remaining Cobb Creek obligation is recorded to the consolidated balance sheets as a current ($32,733) and non-current amount ($27,509) as at December 31, 2020 ($33,376 and $51,622, respectively as at December 31, 2019).  Accretion expense of $15,927, and a foreign exchange gain of $2,487 have been recorded within other comprehensive loss for the year ended December 31, 2020 ($19,552 and $13,860, respectively, for the year ended December 31, 2019). The net fair value loss (gain) on the Fremont Shares of $18,750 (2019: Gain of $15,000) is recognized in other comprehensive loss.

d) South Carlin Projects

The North Star property is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. An affiliate of Waterton Nevada holds a 3% NSR on the North Star property.

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Waterton Nevada. The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.

Subsequent to year end, the Company agreed to farm-out 100% of its interest in the North Star property and the Dixie Flats property (the "Carlin and Woodruff Agreement", Note 14(b)).  Pursuant to the Company's assessment of the value of the South Carlin Projects, as implied by the Carlin and Woodruff Agreement, the Company determined to write-down the value of North Star by $616,475 to $nil, and Dixie Flats by $2,757,688 to $776,888, with of a tax recovery of $175,965.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

4.  EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

e) Portfolio properties

Balances presented as Portfolio properties include the remaining Contact Properties.  Those specific properties for which there was a change are summarized below:

Wilson Peak

With effect of November 20, 2020, the Company and a third-party entered into a lease agreement (the "Wilson Peak Option") relating to four of the Wilson Peak exploration property claims ("North Wilson").  Pursuant to the Wilson Peak Option, the Company received an initial payment of USD 25,000 ($32,678), with a second payment of USD 25,000 due on the first anniversary of the agreement.  The third-party is responsible to make Claims Maintenance fees relating to North Wilson, and upon payment of the first anniversary payment will acquire North Wilson from the Company outright.  There is an NSR of 3% payable to an affiliate of Waterton Nevada, with the ability to buy-down 1% on two of the North Wilson claims.

Pursuant to an assessment of the recoverable value of North Wilson, the Company has recognized a write-down to the value of Wilson Peak of $412,308, with the recovery of a previously recognized DTL of $21,167, recognized to the statement of loss and comprehensive loss.

Woodruff

During the year ended December 31, 2018, and further to a determination to abandon the Woodruff mineral claims, the Company wrote-down the carrying value of Woodruff by $85,176 to $nil.  Prior to abandonment, however, the Company entered into a lease agreement with an option to purchase Woodruff with an arm's length party dated April 1, 2019.  The third-party operating Woodruff paid the Company $1,851 (USD 1,395) and paid the annual Claim Maintenance fees for the period September 1, 2019 through August 31, 2020. On March 31, 2020, the lease agreement was terminated by the lessor.  The Company determined to renew the claims in September 2020, with such cost (USD 1,028 ($1,308)) charged to the consolidated statements of loss and comprehensive loss.

Subsequent to year end, as part of the Carlin and Woodruff Agreement, the Company agreed to farm-out 100% of its interest in the Woodruff property to a third-party (Note 14(c)).

Hot Creek, Rock Creek, and Sno

As a consequence of the write-down recognised on the value of Wilson Peak the Company determined to write-down the values of the Hot Creek, Rock Creek and Sno properties as a reflection of the relatively comparable stage to which these properties have been advanced.  The Company has estimated the impairment amount as a reflection of the relative write-down recognised on Wilson Peak.  The aggregate amount written-down to the value of these three properties is $3,176,392, with a tax recovery of $163,066.

Dry Hills and Rock Horse

During the year ended December 31, 2019, the Company determined to abandon those mineral claims that comprise the Dry Hills, and Rock Horse properties; accordingly, the carrying value of these properties was written down by $1,381,434 to $nil, with a tax recovery of $69,072 recognized to the statement of loss and comprehensive loss.

Santa Renia and Golden Cloud

By an agreement dated November 5, 2018, the Company sold Golden Cloud and Santa Renia to Waterton Nevada in exchange for aggregate cash consideration of $560,951 (Note 10).  The Company recognized a $1,962,061 loss on the transaction in the year ended December 31, 2018. Waterton Nevada reimbursed the Company for $79,008 (USD 60,975) in Claims Maintenance fees relating in aggregate to the two properties (the "GC&SR Disposal").

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

4.  EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

Exploration and evaluation expenditures expensed to the consolidated statements of loss and comprehensive loss

Exploration and evaluation expenditures incurred by Contact Gold, including ongoing amortization of prepaid Claims Maintenance fees (Note 3), have been cumulatively expensed in the consolidated statements of loss and comprehensive loss.

Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Year ended December 31,
	2020	2019	2018
Drilling, assaying & geochemistry	$1,889,780	$1,001,301	$1,903,760
Amortization of Claims Maintenance fees	510,622	548,134	757,652
Wages and salaries, including share-based compensation	498,254	790,109	635,475
Geological contractors/consultants & related crew care costs	340,352	602,938	987,192
Permitting and environmental monitoring	26,770	60,084	163,300
Property evaluation and data review	-	36,116	-
Expenditures for the period	$3,265,778	$3,038,682	$4,447,379
Cumulative balance	$15,014,534	$11,748,756	$8,710,074

Wages and salaries through December 31, 2020, include share-based compensation of $62,873 (2019: $152,962; and 2018: $177,653) (Note 7(d)).  An amount of $12,387 (2019: $12,422; and 2018: $8,514) in amortization expense arising from the use of fixed assets at Pony Creek and Green Springs has been included in the amount reported as geological contractors/consultants & related crew care costs.

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on specific Contact Properties (including non-cash amortization of Claims Maintenance fees) are as follows:

	Year ended December 31,
	2020	2019	2018
Pony Creek	$484,698	$2,221,756	$3,854,801
Green Springs	2,602,535	505,328	-
Cobb Creek	1,367	45,020	149,841
South Carlin Projects	125,173	68,623	113,656
Portfolio properties	52,005	161,839	329,081
Property evaluation and data review	-	36,116	-
Expenditures for the period	$3,265,778	$3,038,682	$4,447,379
Cumulative balance	$15,014,534	$11,748,756	$8,710,074

5. PAYABLES AND ACCRUED LIABILITIES

	December 31, 2020	December 31, 2019
Payables	$125,248	$185,416
Accrued liabilities	254,517	282,642
	$379,765	$468,058

Payables and accrued liabilities are non-interest bearing.  The Company's normal practice is to settle payables within 30-days, or as credit arrangements will allow (Note 9).

During the year ended December 31, 2020, the Company recognised a reclamation obligation of $141,686 relating to disturbance at the Pony Creek and Green Springs (year ended December 31, 2019: $nil).  The balance has been included as a non-current obligation reflective of the estimated future timing of any related reclamation and remediation activities.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

6. REDEEMABLE PREFERRED STOCK

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 non-voting preferred shares (the "Preferred Shares") with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74) to Waterton Nevada. The Preferred Shares had a five-year term from the date of issuance (the "Maturity Date") and carried a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"; the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").

As a contract to buy non-financial assets (the Contact Properties) that is ultimately settled in either cash or Contact Shares, and as a reflection of the potential modification and variability of the cash flows from different elements of the Preferred Shares, the Company bifurcated value of the Preferred Shares in two components: (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").  Industry standard methodology was used to determine the fair value of the host and the Embedded Derivatives, utilizing a set of coupled partial differential Black-Scholes equations solved numerically using finite-difference methods.  The fair value of the Preferred Shares was determined to be $14,987,020 (approximately equal to the Face Value ) at issuance.

Pursuant to (i) having satisfied the terms of a binding letter of intent (the "LOI") entered into with Waterton, and (ii) closing a private placement financing with Waterton Nevada (the "Redemption Placement") (Note 7(b)(ii)), the Company redeemed all of the issued and outstanding Preferred Shares on September 29, 2020 (the "Redemption").

The Redemption was completed as follows:

iv) Contact Gold made a cash payment of $5,000,000 from the proceeds of the 2020 Offering (Note 7(b)(i)) to redeem USD 3,737,479 of the Preferred Shares (the "Cash Payment");

v) Waterton Nevada purchased a total of 69,412,978 Contact Shares pursuant to the Redemption Placement at a deemed price per share of $0.195 for aggregate gross proceeds of $13,535,531; and

vi) Contact Gold used the proceeds of the Redemption Placement to redeem all of the remaining outstanding Preferred Shares.

Preferred Shares (host)

The host instrument was initially recorded at fair value of USD 6,033,480 ($8,140,371), and determined to be a Level 3 financial instrument, categorized as "Other financial liabilities".  Using the effective interest rate method, at a rate of 18.99%, the Preferred Shares, including the aggregate Dividend amount for the term to the Maturity Date, were carried at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss. Recognition of the host at amortized cost reflected the i) fixed rate Dividend, and ii) mandatory redemption feature of the instrument, both of which were payable in cash on the Maturity Date.

A summary of changes to the value of the Preferred Shares host instrument, including the impacts from changes to the foreign exchange rate, and the Redemption is set out below:

January 1, 2018	$8,419,705
Accretion	1,842,900
Foreign exchange	741,314
December 31, 2018	$11,003,919
Accretion	2,218,595
Foreign exchange	(610,407)
December 31, 2019	$12,612,107
Accretion	1,956,008
Foreign exchange	362,186
Redemption on September 28, 2020	(18,535,531)
Loss on Redemption	3,605,230
December 31, 2020	$-

At Redemption, the cumulative amount of the accrued Dividend reflected in the accretion expense was $3,685,951.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

6.    REDEEMABLE PREFERRED STOCK (continued)

Pref Share Embedded Derivatives

The Embedded Derivatives included a "Conversion Option" and a "Change of Control Redemption Option", held by Waterton Nevada, and an "Early Redemption Option", of which Contact Gold had control.

The Embedded Derivatives were classified as liabilities, and each were interconnected and related to similar risk exposures, namely: (i) Contact Gold's interest rate risk (changes in the Company's credit spread change the economic value of the redemption), and (ii) the Company's foreign exchange rate risk exposure (as the foreign exchange rate, and the price of the Contact Shares and volatility thereof, impact the effective conversion price and number of Contact Shares issuable on conversion).  Accordingly, the Embedded Derivatives were valued together as one compound instrument. The estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649).

In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3.  Significant inputs into the determination of fair value included (i) the share price of the Contact Shares, (ii) historical volatility, (iii) rates from the USD-$ foreign exchange forward curve, and (iv) the USD risk-free rate curve and the $ risk-free rate curve.  The Company also concluded on probability weightings for the potential exercise and timing thereof of the (i) Change of Control Redemption Option , and (ii) Early Redemption Option , in the calculation each period.

The fair value of the Embedded Derivatives immediately prior to the Redemption was determined to be $-nil reflecting in particular the elimination of any optionality for any potential exercise of the Conversion Option or Change of Control Redemption Option, and the certainty of exercise of the Early Redemption Option at a price equal to that of the Contact Shares issuable in the 2020 Prospectus.

A summary of changes to the value of the Embedded Derivatives is set out below:

January 1, 2018	$1,047,042
Change in fair value	(461,261)
December 31, 2018	$585,781
Change in fair value	48,636
December 31, 2019	$634,417
Extinguishment of Embedded Derivative upon Redemption	(634,417)
December 31, 2020	$-

7. SHARE CAPITAL AND CONTRIBUTED SURPLUS

  a) Authorized

The Company's authorized share capital consists of:

(i) up to 500,000,000 Contact Shares with a par value of US$0.001, voting and participating; and

(ii) up to 15,000,000 Class A non-voting Preferred Shares (Note 6).

b)  Issued and outstanding common shares

Changes in issued common share capital during the year ended December 31, 2020:

(i) 2020 Prospectus Offering:  On September 29, 2020, pursuant to a prospectus supplement to a short form base prospectus filed with the securities regulatory authorities in each of the provinces and territories of Canada, except Québec (the "Commissions"), and an offering statement filed on Form 1-A, which includes an offering circular, pursuant to Regulation A under the Unites States' Securities Act of 1933, as amended (the "Securities Act"), filed with the SEC, the Company closed an offering of 73,870,000 "Prospectus Units" at a price of $0.20 per Prospectus Unit for gross proceeds of $14,774,000 (the "2020 Prospectus Offering").  Each Prospectus Unit consists of one Contact Share and one-half of one Contact Share purchase warrant (each whole warrant, a "Prospectus Warrant"), with each Prospectus Warrant entitling the holder thereof to acquire one Contact Share at an exercise price of $0.27 until September 29, 2022. The value ascribed to the Prospectus Warrants of $1,720,799 is reflected as a component of contributed surplus (Note 7(d)).

Share issue costs of $1,839,934 associated with the 2020 Prospectus Offering were recognized in the period.  Share issue costs includes an amount of $1,030,109 in fees paid in cash to the underwriters of the 2020 Prospectus Offering, including $179,084 in expenditures incurred directly by the underwriters that were also net settled on closing of the 2020 Prospectus Offering.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

7.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)  Issued and outstanding common shares (continued)

Changes in issued common share capital during the year ended December 31, 2020 (continued):

(i) 2020 Prospectus Offering (continued): The Company issued 4,255,125 broker warrants ("Broker Warrants") as partial consideration for services associated with the 2020 Prospectus Offering. Each Broker Warrant entitles the holder thereof to acquire one Contact Share at a price of $0.27 until September 29, 2022 (Note 7)(d).  An amount of $198,246 representing the value of the Broker Warrants has been recognized as share issue costs on the statement of equity.

(ii) Redemption Placement: Concurrent with closing the 2020 Prospectus Offering, and pursuant to having satisfied the terms of the LOI, Waterton Nevada purchased a total of 69,412,978 Contact Shares in a private placement offering at a deemed price per Contact Share of $0.195, for aggregate gross proceeds of $13,535,531 (Note 6).  Share issue costs of $71,733 associated with the Redemption Placement were recognized in equity in the period.

(iii) Warrant Exercise: On August 17, 2020, 140,000 Warrants were exercised for $21,000, and the Company issued 140,000 Contact Shares (Note 7)(d).

(iv) Green Springs Option: On July 23, 2020, the Company issued 362,941 Contact Shares in satisfaction of its first-anniversary payment obligation due pursuant to the Green Springs Option.  The value of the Contact Shares has been recognized in equity with a commensurate increase of $66,960 to the value of Green Springs (Note 4(b)).

(v) 2020 Private Placement: On May 22, 2020, the Company closed the third and final tranche of a non-brokered private placement, issuing in aggregate 12,500,000 "PP Units" at a price of $0.10 per PP Unit (the "2020 Private Placement"), each such PP Unit is comprised of one Contact Share and one share purchase warrant (a "PP Warrant") entitling the holder to purchase an additional Contact Share at a price of $0.15 per share for a period of 24 months from the issuance date of each PP Warrant.  In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the PP Warrants by giving notice to the holders thereof and in such case the PP Warrants will expire on the 30th day after the date such notice is provided.

Gross proceeds of $1,250,000 were raised in the 2020 Private Placement; a total of $84,117 in related share issue costs have been recorded to equity.  The value ascribed to the Warrants of $667,106 is reflected as a component of contributed surplus in the year-ended December 31, 2020 (Note (7)(d)).

Changes in issued common share capital during the year ended December 31, 2019:

(vi) 2019 Private Placement: On March 14, 2019, the Company closed a non-brokered private placement of 9,827,589 Contact Shares (the "2019 Private Placement") at a price of $0.29 per Contact Share (the "Initial Price") for proceeds of $2,850,001. Each Contact Share was accompanied by one right (a "Right") which, subject to the rules and limitations of the TSXV, was automatically convertible to a certain number of additional Contact Shares without payment of additional consideration, upon the earlier of:

(a) the closing of a public offering registered or qualified under the Unites States' Securities Act of 1933, as amended (the "Securities Act") (a "Qualified Offering");

(b) a Change of Control of Contact Gold; or

(c) one year following the closing date of the 2019 Private Placement ("Time Deadline").

(together, (a), (b), (c), the "Conversion Scenarios").

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

7.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)  Issued and outstanding common shares (continued)

Changes in issued common share capital during the year ended December 31, 2019 (continued):

(vi) 2019 Private Placement (continued)

In each instance a participant in the 2019 Private Placement would receive that number of additional Contact Shares such that the average price per Contact Share issued in aggregate, was effectively discounted from the Initial Price (the "Placement Price"), determined as follows:

(i) if the offering price of common stock sold in a Qualified Offering was greater than the Initial Price, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Price; or

(ii) if the offering price of Contact Shares sold in a Qualified Offering was equal to or less than the Initial Price, the number of additional Contact Shares would be that which provides a 10% discount to that Qualified Offering Price; or

(iii) in the event of a Change of Control, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Price; or

(iv) in the event of conversion at the Time Deadline, the number of additional Contact Shares would be that which provides the maximum allowable discount prescribed pursuant to the rules of the TSXV.

The Company accounted for the Rights as a derivative instrument classified as a Level 3-type current financial liability carried at fair value through profit or loss, and furthermore, because the Rights were not separable legally or practically from each other, they were treated as one instrument.

Recognition of the Rights considered the total consideration received by the Company in the 2019 Private Placement.  The Company used the residual method to allocate the value of proceeds received between the Rights and the Contact Shares.  The Rights were measured and recognized at their initial fair value, less directly attributable transaction costs, and the residual was allocated to those Contact Shares issued on initial closing.

The total estimated fair value of the Rights at issuance was $370,232, and the initial value of the Contact Shares recognized on the consolidated statement of equity was, accordingly $2,479,769. In determining the fair value of the Rights, it was necessary for the Company to make certain judgments relating to the probability and timing of the occurrence of each of the Conversion Scenarios. It was also necessary for the Company to make certain assumptions to derive the effective interest rate used in calculating the Company's credit spread, as well as assumptions relating to share price volatility.

The valuation was undertaken using certain observable and unobservable inputs in multiple Monte Carlo simulations. Significant inputs into the determination of fair value on the date of issuance included the following: (i) the price of the Contact Shares on the TSXV, (ii) the annualized historical volatility of the price of the Contact Shares on the TSXV (range: 85.8% - 92.3%), (iii) risk-free rates, and (iv) probability weightings for the likelihood and potential timing of each of the respective Conversion Scenarios determined by management, as well as expectations relating to the discount to be expected in a Qualified Offering.

The Company based its judgments and assumptions on parameters relevant to the initial closing date for the Private Placement on March 14, 2019. There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships.  The nature of these judgments and assumptions, and the factors management considered in determining the resultant calculation, are inherently uncertain and subject to change from period to period.

A total of $40,923 in associated share issue costs were recognized in equity, of which $21,750 in finders' fees were net settled on closing of the 2019 Private Placement.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

7.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)  Issued and outstanding common shares (continued)

Changes in issued common share capital during the year ended December 31, 2019 (continued):

(vii) 2019 Prospectus Offering:  On May 22, 2019, pursuant to a prospectus supplement to a short-form base prospectus filed with the Commissions, and an offering statement filed on Form 1-A, which includes an offering circular, pursuant to Regulation A under the Securities Act, filed with the SEC, the Company closed an offering of 20,000,000 Contact Shares at a price of $0.20 per Contact Share (the "2019 Prospectus Offering").  Share issue costs of $1,327,412 associated with the Prospectus Offering, $313,220 of which had been recognized as deferred on the consolidated statement of financial position at December 31, 2018, were recorded to equity in the year ended December 31, 2019.  Share issue costs also includes an amount of $530,723 in fees paid to the underwriters of the 2019 Prospectus Offering, including certain expenditures incurred by the underwriters that were net settled on closing of the 2019 Prospectus Offering.

(viii) Conversion of Rights: Pursuant to having closed the Prospectus Offering at an issue price lower than the Placement Price, the 2019 Private Placement "Qualified Offering" criterion was met, and on May 22, 2019 an additional 2,047,398 Contact Shares were issued on conversion of the Rights.

An additional $6,004 in share issue costs associated with the conversion of the Rights were consequently recognized in equity.  All securities offered pursuant to the conversion of the Rights are restricted securities under Rule 144 under the Securities Act.

A summary of changes to the value of the Rights is set out below:

Fair value as at March 14, 2019	$370,232
Change in fair value	39,248
Fair value as at May 22, 2019	$409,480

Upon conversion of the Rights and issuance of the additional Contact Shares, $409,480 was recognized to equity, with an adjustment to the statement of loss and comprehensive loss for the $39,248 change in fair value.

(ix) Green Springs Option: Pursuant to acquiring the Green Springs Option, the Company issued 2,000,000 Contact Shares on July 23, 2019 to Ely Gold (Note 4©).

Changes in issued common share capital during the year ended December 31, 2018:

(x) East Bailey Acquisition: On February 5, 2018, the Company issued 250,000 Contact Shares with a value of $112,500 as partial consideration for the acquisition of the East Bailey property, now part of the Pony Creek property (Note 4(a)).

c)  Escrowed Contact Shares and other restrictions and obligations

As at December 31, 2020, there were no Contact Shares held in escrow (December 31, 2019: 3,511,538).

So long as Waterton Nevada holds at least 15% of the issued and outstanding Contact Shares it has the right to maintain its pro rata interest in the Company in subsequent financings.  Waterton Nevada also holds certain registration rights as it relates to offerings of Contact Shares.

d)  Warrants

Warrant transactions and the number of warrants outstanding are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price
	#	C$
Outstanding as at December 31, 2019	-	-
PP Warrants	12,500,000	0.15
Prospectus Warrants	36,935,000	0.27
Broker Warrants	4,255,125	0.27
Exercised	(140,000)	0.15
Outstanding as at December 31, 2020	53,550,125	0.24

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

7.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d)  Warrants (continued)

The remaining contractual life of Warrants outstanding as at December 31, 2020 is 1.65 years. An amount of $7,476 has been recognized to share capital pursuant to the exercise of 140,000 PP Warrants during the year ended December 31, 2020.

The fair value of each Warrant issued was determined using the Black Scholes valuation model; the significant inputs into the model were:

	PP Warrants	Prospectus Warrants	Broker Warrants
Share price	$0.145	0.185	0.185
Exercise price	$0.15	0.27	0.27
Volatility(1)	67%	67%	67%
Annual risk-free interest rate	0.32%	0.24%	0.24%
Fair value per Warrant	$0.05	$0.05	$0.05
Total value of issued Warrants	$667,106	$1,720,799	$198,246

(1) Volatility determined with reference to the Company's historical data matching the period of the Warrant's expected life and adjusted to better align with that which was recognized in determining the original value of the host instrument of the Preferred Shares.

e) Equity remuneration

Pursuant to the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the "Contact Gold Restricted Share Unit Plan", and the "Contact Gold Deferred Share Unit Plan", the Company has established equity remuneration plans, that contemplate the award of Options, Restricted Shares, DSUs, and RSUs, all in compliance with the TSXV's policy for granting such awards.

Share-based compensation expense for the year ended December 31, 2020, including an allocation of $31,945 relating to previously awarded Restricted Shares, was $266,774 (December 31, 2019: $817,792; and December 31, 2018: $1,202,235).  An additional amount of stock-based compensation expense of $62,873 was recognized in exploration and evaluation expenditures for the year ended December 31, 2020 (December 31, 2019: $152,962; and December 31, 2018: $177,653) (Note 5).  An expense of $186,250 was charged to wages and salaries relating to the award of DSUs during the year ended December 31, 2020 (December 31, 2019: $80,000; and December 31,  2018: $nil).

        i) Options

Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 16,500,000 Contact Shares together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant.  All Options granted to date have a five-year expiry from the date of grant. Vesting terms of Options is determined by the Board at the time of grant. As at December 31, 2020, 3,756,666 Options have vested (December 31, 2019: 1,691,666).

Subject to discretion of the Board and normal course regulatory approvals, Contact Shares are issued from treasury in settlement of Options exercised; otherwise the value of such Contact Shares may be payable in cash.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

7.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

e) Equity remuneration (continued)

          i) Options (continued)

A summary of the changes in Options is presented below:

	Number of Options	Weighted Average Exercise Price $
Outstanding as at December 31, 2017	3,583,000	0.97
Granted	4,615,000	0.39
Outstanding as at December 31, 2018	8,198,000	0.64
Granted	1,670,000	0.275
Forfeited or cancelled	(3,473,000)	0.96
Outstanding as at December 31, 2019	6,395,000	0.37
Granted	5,237,500	0.15
Forfeited or cancelled	(100,000)	0.415
Outstanding as at December 31, 2020	11,532,500	0.27

The Company has awarded Options to directors, officers and other personnel as follows:

Grant Date	Number of Options	Exercise Price	Vesting
September 11, 2017	150,000	$ 0.75	vesting in thirds over a period of three years
November 24, 2017	200,000	$ 0.58	vesting in thirds over a period of three years
March 27, 2018	3,975,000	$ 0.39	vesting in thirds over a period of three years
April 17, 2018	150,000	$ 0.415	vesting in thirds over a period of three years
May 28, 2018	150,000	$ 0.295	vesting in thirds over a period of three years
April 3, 2019	1,670,000	$ 0.275	vesting in thirds over a period of three years
January 16, 2020	2,125,000	$ 0.19	vesting in thirds over a period of three years
December 23, 2020	3,112,500	$ 0.12	vesting in thirds over a period of three years

Certain Options were forfeited since their respective original grant dates:

Original grant date	Number of Options forfeited	Forfeiture date	Reversal of previously expensed amount
April 17, 2018	100,000	June 10, 2020	$ 21,245
April 17, 2018	80,000	March 15, 2019	$ 10,067
March 27, 2018	10,000	July 15, 2019	$ 10,067
March 27, 2018	150,000	April 17, 2018	$ 1,520

On July 8, 2019, the Company and certain officers and directors of the Company agreed to cancel an aggregate of 3,233,000 Options originally awarded on June 13, 2017.  An associated amount of $215,499 was recognized as an expense.

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company's common shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company's Options exceeds the Company's trading history.

The weighted average fair value of Options granted during the year ended December 31, 2020, determined using Black-Scholes was $0.08 (weighted average fair value to date: $0.15) per Option. The remaining average contractual life of Options outstanding is 3.45 years.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

7.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

e)    Equity remuneration (continued)

        i) Options (continued)

For the purposes of estimating the fair value of Options awarded in 2020, using the Black-Scholes model, certain assumptions are made such as the expected dividend yield (0%), risk-free interest rates (range between 0.43% and 2.14%), and expected average life of the options (5 years). As the expected life of Contact Gold's Options exceeded the length of time over which the Contact Shares have traded, average rates of volatility of 64%-132% were used, reflecting those of a group of similar publicly-listed companies in determining an expectation of volatility of the market price of the Contact Shares. A 0% forfeiture rate was applied to the Option expense.

        ii) Deferred Share Units

DSUs granted under the Contact Gold Deferred Share Unit Plan to Directors of the Company, have no expiration date and are redeemable upon termination of service.  Transactions relating to DSUs are summarised below:

Outstanding as at December 31, 2018	-
Granted	402,263
Exercised	-
Outstanding as at December 31, 2019	402,263
Granted	1,027,231
Exercised	-
Outstanding as at December 31, 2020	1,429,494

During the year ended December 31, 2020, an amount of $186,250 was recognized to the value of share capital relating to the award of these DSUs (December 31, 2019: $80,000).

iii) Restricted Shares

Restricted Shares granted under the Incentive Plan to an officer of the Company vested in thirds at the end of each year from the date of grant.  The Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant, with reference to the price at which the Company issued the Contact Shares prior to listing on the TSXV.

Transactions relating to Restricted Shares are summarised below:

Number of Restricted Shares
Outstanding at December 31, 2017	100,000
Granted	-
Vested	33,333
Outstanding at December 31, 2018	66,667
Granted	-
Vested	33,333
Outstanding at December 31, 2019	33,334
Granted	-
Vested	33,334
Outstanding at December 31, 2020	-

The Restricted Shares are issued from treasury with vesting conditions, as determined by the Board, on grant date. The fair value of the Restricted Shares is charged to contributed surplus and is expensed to the consolidated statements of loss (gain) and comprehensive loss over the vesting period.  An amount of $31,945 was charged to the consolidated statement of loss and comprehensive loss as a component of exploration and evaluation during the year ended December 31, 2020 (2018: $33,333; and 2018: $34,722).  There has been no impact to cash flows from the Restricted Shares.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

7.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

f) Gain or loss per share

The calculation of basic and diluted gain or loss per Contact Share for year ended December 31, 2020 was based on the loss attributable to common shareholders of $17,714,145 (December 31, 2019: 9,374,126; and December 31, 2018: 11,855,092), adjusted for the value of the Contact Preferred Share dividends payable for the year ended December 31, 2020 of $nil (2019: $995,928; and 2018: $1,187,489), and a weighted average number of Contact Shares outstanding of 128,707,739 (2019: 72,811,303; and 2018: 570,572,328), including the Restricted Shares in each respective period.

Diluted gain or loss per share did not include the effect of 11,532,500 Options (December 31, 2019: 6,395,000) as they are anti-dilutive.

8. TAX

The recovery of income taxes differs from the amount that would have resulted from applying combined Canadian federal and provincial statutory tax rates for each of the years ended December 31, 2020, 2019, and 2018:

	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018
Loss before taxes	$(18,074,343)	$(9,374,126)	$(11,855,092)
Statutory Tax Rate	21.00%	21.00%	21.00%
Expected tax recovery	(3,795,612)	(1,968,566)	(2,489,570)
Permanent differences	1,623,337	498,761	770,056
Changes in tax rates	-	-	-
Difference in tax rates between Canada and US	(189)	(275)	(198)
Expired tax attributes	-	-	-
Other	20,140	(42,980)	91,473
Valuation allowance	1,792,126	1,443,988	1,628,238
Income tax expense (recovery)	$(360,198)	$(69,072)	$-

\On June 7, 2017, Contact Gold Corp. migrated from Canada to the US. The applicable statutory rate for 2020 is the United States federal rate of 21% (2019 - 21%; and 2018 - 21%). The Company may also be subject to NNPT, currently calculated at a rate of 5% once a mineral property asset reaches production.

Effective January 1, 2018, the Canadian statutory tax rate increased to 27% due to a British Columbia legislative change, and the US statutory rate decreased to 21% due to US federal legislative change.

a) The Company recognizes tax benefits on losses or other deductible amounts generated in jurisdictions where it is more likely than not to realize the deferred tax assets.

NNPT arises on production, generating a deduction at such time for federal income tax purposes.  Deferred tax assets (liabilities) have been recognized with respect to the NNPT as follows:

	at December 31, 2020	at December 31, 2019	at December 31, 2018
Contact Gold Properties	$(1,538,108)	$(1,918,202)	$(2,067,366)
Other	-	-	-
Net deferred tax liabilities	$(1,538,108)	$(1,918,202)	$(2,067,366)

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

8.    TAX (continued)

Deferred tax assets (liabilities) have not been recognized with respect to the following:

	at December 31, 2020	at December 31, 2019	at December 31, 2018
Contact Gold Properties	$2,908,882	$1,413,422	$1,170,674
Tax losses	2,585,830	2,323,693	1,591,339
Other	1,141,371	649,229	452,953
DTA	$6,636,082	$4,386,344	$3,214,966

b) As at December 31, 2020, the Company has Canadian non-capital tax loss carryforwards of approximately $69,719 (2019 - $162,308; 2018 - $274,493), and US non-capital tax loss carryforwards of approximately $11,563,981 (USD 9,082,611) (2019 - $11,404,737 (USD 8,780,980); 2018 - $7,224,885 (USD 5,296,060)).

The Company's unrecognized Canadian non-capital losses have the following expiry dates:

2037	$ 69,983
$ 69,983

The Company's unrecognized US non-capital losses have the following expiry dates, relating to non-capital losses incurred prior to 2018. The US non-capital losses incurred in 2018 onwards can be carried forward indefinitely.

The Company's unrecognized US non-capital losses have the following expiry dates, relating to non-capital losses incurred prior to 2018:

2037	$ 1,835,575 (USD 1,441,702)
$ 1,835,575 (USD 1,441,702)

9. RELATED PARTIES

Contact Gold's related parties include (i) its subsidiaries; and (ii) Waterton Nevada as a reflection of its approximate 41.85% ownership interest in the Company at December 31, 2020, and the right it holds to put forward two nominees to the Board.

Waterton Nevada held a right of first offer, a right of first refusal, and other rights over the Contact Properties which were extinguished with the Redemption.    In compliance with such rights, during the year ended December 31, 2019, the Company provided notice to Waterton Nevada of its intent to abandon certain mineral property claims, including those that comprise Dry Hills and Rock Horse; in response, Waterton Nevada notified the Company of its intent to exercise its right to take assignment of the claims for nominal value.

Pursuant to the GC&SR Disposal, the Company sold the Golden Cloud and Santa Renia mineral properties to Waterton Nevada in exchange for cash consideration in the amount of $560,951 during the year ended December 31, 2018 (Note 5(e)).  Total cash consideration received of $639,959 included an amount of $79,008 as reimbursement of Claims Maintenance fees.

Options and DSUs have been granted, and director fees were paid and payable to Mr. Charlie Davies, one of Waterton Nevada's Board nominees. Mr. Davies is an employee of an affiliate of Waterton Nevada.

Waterton Nevada purchased a total of 69,412,978 Contact Shares in the Redemption Placement.

The Company redeemed all of the issued and outstanding Preferred Shares, and paid the balance of the accrued Dividend pursuant to the Redemption (Note 6)

Waterton Nevada purchased 3,603,020 Contact Shares in the 2019 Private Placement (Note 8(b)(i)), and 8,448,000 Contact Shares in the 2019 Prospectus Offering (Note 8(b)(ii)).  An additional 750,629 Contact Shares were issued to Waterton Nevada pursuant to the conversion of the Rights on May 22, 2019 (Note 8(b)(iii)).

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

9.      RELATED PARTIES (continued)

An amount of $60,000 (2019: $60,000; and 2018: $60,000) was invoiced by Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company is a principal for employee service; $Nil is payable at December 31, 2020 (December 31, 2019: $60,000 and 2018: $45,000).  Mr. Farncomb's base salary is paid in part directly, and in part to Cairn in consideration of general management and administrative services rendered through Cairn.

10.   SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments.  The Contact Properties (Note 5) are held by the Company in Nevada.  The remaining assets, including cash and cash equivalents, prepaids and receivables reside in both of the Company's two geographic locations.

The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018
Canada	$7,647,949	$4,869,987	$5,246,902
United States	10,066,196	4,504,139	6,608,190
	$17,714,145	$9,374,126	$11,855,092

Significant non-cash items, including an impairment expense of $6,962,863, the loss on redemption of Preferred Shares of $3,605,230, and accretion expense on the Preferred Shares of $1,956,008 for the year ended December 31, 2020 (2019: $2,218,595 and 2018: $1,842,900) is reflected in the net loss attributable to Canada.  The net loss attributable to Canada for the year ended December 31, 2020 also includes a non-cash gain on the Embedded Derivatives of $634,417 (2019: loss of $48,635;  and 2018: gain of $461,261), and a non-cash foreign exchange loss of $413,769 (December 31, 2019: gain of  $608,050; and December 31, 2018: loss of  $542,343).

11. SUPPLEMENTAL CASH FLOW INFORMATION

	Year ended December 31,
	2020	2019	2018
Non-cash financing and investing transactions, issuance of
Contact Shares pursuant to acquisition of mineral properties (Note 4(b))	$66,960	$400,000	$112,500
Issuance of Broker Warrants (Note7(b)(i)	198,246	-	-
	$265,206	$400,000	$112,500

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

2020	First	Second	Third	Fourth	Year
Revenues for the period	$ -	$ -	$ -	$ -	$ -
Net loss for the period	2,702,007	692,049	5,186,995	9,133,094	17,714,145
Less: Dividends payable	291,222	408,157	-	-	-
Weighted average number of Contact Shares outstanding	84,471,973	89,829,116	98,868,559	240,757,892	128,707,739
Net loss per share for the period	0.04	0.01	0.05	0.04	0.14
2019	First	Second	Third	Fourth	Year
Revenues for the period	$ -	$ -	$ -	$ -	$ -
Net loss for the period	1,777,295	3,664,724	2,159,347	1,772,760	9,374,126
Less: Dividends payable	237,908	229,954	304,678	223,388	995,928
Weighted average number of Contact Shares outstanding	52,453,308	69,873,460	83,971,973	84,471,973	72,811,303
Net loss per share for the period	0.04	0.06	0.03	0.02	0.14
2018	First	Second	Third	Fourth	Year
Revenues for the period	$ -	$ -	$ -	$ -	$ -
Net loss for the period	1,248,596	2,844,511	3,180,414	4,581,571	11,855,092
Less: Dividends payable	281,158	291,869	251,897	362,565	1,187,489
Weighted average number of Contact Shares outstanding	50,446,986	50,596,986	50,596,986	50,596,986	50,572,328
Net loss per share for the period	0.03	0.06	0.07	0.10	0.26

13. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company's current capital consists of equity funding raised through issuances of common shares, and a deficit incurred through operations.

The Company relies upon management to manage capital in order to safeguard the Company's ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company manages its capital structure in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash; and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate this, management prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. It is necessary for the Company to raise new capital to fund operations on a reasonable regular basis. The Company believes that this approach is reasonable given its relative size and stage.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group, nor are there any externally imposed capital requirements.

There were no changes in the Company's approach to capital management during the year ended December 31, 2020.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, and the Cobb Creek obligation.  Prior to the Redemption, the Preferred Shares and related Embedded Derivatives were also considered to be financial instruments, as were the Rights prior to their conversion.  It is management's opinion that (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Consolidated Financial Statements.

Prior to the Redemption, the Preferred Shares and the Embedded Derivatives were both considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company's share price, the rate of USD-$ foreign and the Company's credit spread, with reference to current interest rates and yield curves.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

13.  MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

As the Company is currently in the exploration phase, none of its financial instruments are exposed to commodity price risk; however, the Company's ability to obtain long-term financing and its economic viability may be affected by commodity price volatility.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.  The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.  The balance of receivables due are with the Canadian and United States government, respectively. As at December 31, 2020, the balance of cash and cash equivalents held on deposit was $4,753,148 (December 31, 2019: 844,169).

The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Fair Value Estimation

Except for the values of the Preferred Shares, and other non-current liabilities, the carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's exploration property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company. A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $26,798 increase or decrease respectively, in the Company's cash balance at December 31, 2020. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 (Expressed in Canadian dollars)

14. SUBSEQUENT EVENTS

a) Stock-based compensation

Award of DSUs

The Company awarded 423,909 DSUs to certain directors on January 15, 2021 with an aggregate fair value of $48,750.  DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

Exercise of RSUs

On March 10, 2021, certain officers and employees exercised an aggregate of 54,215 vested RSUs resulting in the issuance of 54,215 Contact Shares.

b) Farm-out: Dixie Flats, North Star and Woodruff properties

On January 11, 2021, Clover granted an arms' length private company (the "Optionor") the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star and Woodruff properties, subject to a 0.25% in addition to those payable to an affiliate to Waterton Nevada.  The Company received USD 20,000 and a reimbursement of Claims Maintenance fees of USD 31,417 upon execution of the agreement.  To maintain the option in good standing, the Optionor must make the following payments staged over several years:

Amount	Due Date of Payment
USD 30,000	18-month anniversary of the agreement
USD 40,000	second anniversary of the agreement
USD 50,000	third anniversary of the agreement
USD 60,000	fourth anniversary of the agreement
USD 75,000	annually on each of the fifth through the eighth anniversaries of the agreement

Once the Optionor has made an aggregate of USD 500,000 in cash payments to the Company, it shall be deemed to have earned in to a 100% interest in each and all of the Dixie Flats, North Star and Woodruff properties, subject to existing NSRs payable to an affiliate of Waterton Nevada, and an additional 0.25% NSR on the Dixie Flats property, payable to the Company.

If the Optionor should sub-option any or all of Dixie Flats, North Star and Woodruff properties to a third-party whose shares trade on a stock exchange or quotation system at the time of the transaction, or subsequent thereto, (a "Trading Sub-Optionee")  that Trading Sub-Optionee shall be obligated to issue one million of its common shares to the Company, or at least 5% of the Trading Sub-Optionee's then issued and outstanding common shares, subject to any required regulatory approval.

ITEM 8. EXHIBITS

Index to Exhibits

Exhibit Number	Description
2.1	Articles of Incorporation(1)
2.3	Bylaws (Previously filed as Exhibit 2.2) (1)
2.4	Notice of Meeting and Record Date in connection with Annual General Meeting(2)
4.1	Form of Subscription Agreement(1)
4.2	Announcement of Private Placement (3)
6.1	Investor Rights Agreement, dated as of June 7, 2017(1)
6.2	Governance and Investor Rights Agreement, dated as of June 7, 2017(1)
6.3	Employment Agreement with Matthew Lennox-King, dated as of June 7, 2017(1)
6.4	Employment Letter with Andrew Farncomb, dated as of June 7, 2017(1)
6.5	Employment Agreement with John Wenger, dated as of June 7, 2017(1)
6.8	Employment Agreement with Vance Spalding, dated as of June 7, 2017(1)
6.9	Contact Gold Corp. 2017 Stock and Incentive Plan(1)
6.10	Contact Gold Corp. Deferred Share Unit Plan(1)
6.11	Contact Gold Corp. Restricted Share Unit Plan(1)
6.12	Restricted Stock Agreement with Vance Spalding, dated as of June 7, 2017(1)
7.1	Plan of Arrangement with Winwell Ventures Inc. and Carlin Opportunities, dated as of December 8, 2016, as amended on January 31, 2017(1)
7.2	Amending Agreement #1 to Plan of Arrangement, dated January 31, 2017(1)
7.3	Securities Exchange Agreement with Waterton Nevada Splitter, LLC, Clover Nevada II LLC, Carlin Opportunities Inc. and Winwell Ventures Inc., dated as of December 8, 2016, as amended on January 31, 2017(1)
7.4	Amending Agreement #1 to Securities Exchange Agreement, dated January 31, 2017(1)
7.5	Annual Information Form(4)
10.1	Power of Attorney (included in signature page) (1)
11.1	Consent of Vance Spalding, C.P.G.
11.3	Consent of John J. Read, C.P.G.

(1) Previously Filed on Form 1-A dated April 10, 2019

(2) Previously Filed on Form 1-U dated March 27, 2020

(3) Previously Filed on Form 1-U dated March 27, 2020

(4) Previously Filed on Form 1-U dated March 30, 2020

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONTACT GOLD CORP.

By:	/s/ John Wenger
Name: John Wenger
Title: Chief Financial Officer
Dated: March 19, 2021

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Matthew Lennox-King Name: Matthew Lennox-King Title: Chief Executive Officer and Director (Principal Executive Officer)	Dated: March 19, 2021

/s/ John Wenger Name: John Wenger Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	Dated: March 19, 2021

/s/ Andrew Farncomb Name: Andrew Farncomb Title: Senior Vice President and Director	Dated: March 19, 2021

/s/ John Dorward Name: John Dorward Title: Director	Dated: March 19, 2021

/s/ George Salamis Name: George Salamis Title: Director	Dated: March 19, 2021

/s/ Mark Wellings Name: Mark Wellings Title: Director	Dated: March 19, 2021

/s/ Riyaz Lalani Name: Riyaz Lalani Title: Director	Dated: March 19, 2021

/s/ Richard Davies Name: Charlie (Richard) Davies Title: Director	Dated: March 19, 2021